AMENDED AND RESTATED MASTER LEASE
between
SPIRIT SPE PORTFOLIO 2006-1, LLC and SPIRIT SPE PORTFOLIO 2006-2, LLC,
Landlord,
and
SHOPKO STORES OPERATING CO., LLC,
Tenant,
Dated: December 15, 2014

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Glossary of Defined Terms

2006 Lease	1

Additional Landlord Assignment Documents	23

Additional Landlord Assignment Documents Return Date	23

Adjustment Date	3

Alteration Cap	19

Assignment Landlord Agreement	24

Assignment or Sublease Officer’s Certificate	27

Assignment SNDA	24

Base Rent	3

Base Rent Allocation	3

Base Rent Allocation PSF	22

Building	1

Buildings	1

Capital Improvement	19

Capital Lease Treatment	25

Casualty Event	30

Casualty Withholding Event	31

CERCLA	47

Commencement Date	2

Condemnation	32

Condemnation Withholding Event	33

Confidential Information	60

Confidentiality Agreement	61

Control Affiliate	24

Costs	8

CPI Increase	59

Default	34

Default Interest	57

Disclosure Parties	60

EBITDAR	55

EBITDAR Event	56

EBITDAR Ratio	56

EBITDAR Rent	55

Effective Date	1

Expiration Date	2

Expiration Dates	2

Extension Options	2

Extension Period	2

Extension Periods	2

Fee Properties	1

FIFRA	47

Flood Insurance Acts	11

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Flood Insurance Policies	11

Force Majeure	58

GAAP	55

Ground Landlord	39

Ground Lease	39

Guaranty	63

Imposition	5

Impositions	5

Impositions Reserve	53

Indemnified Party	29

Insolvency Event	45

Installments	5

Insurance Deductible Letter of Credit	10

Insurance Reserve	53

Landlord	1, 57

Landlord Agreement	58

Landlord Assignment Lease Agreement	23

Landlord Assignment Lease Agreement Return Date	23

Landlord Assignment Transaction	23

Landlord Counterparties	60

Landlord Indemnified Parties	28

Landlord Indemnified Party	29

Landlord’s Notice	3

Laws	8

Lease	1

Lease Year	3

Leasehold Mortgage	43

Leasehold Mortgagee	43

Leasehold Properties	1

Legal Requirements	8

Letter of Credit	56

Liability Insurance	11

Losses	9

Maintenance Expenses	53

Maintenance Reserve	53

Manage	48

Management	48

Material Adverse Effect	9

Monthly Base Rent	4

Mortgage	39

Mortgagee	39

NDA	22

Net Condemnation Proceeds	33

Net Insurance Proceeds	30

Notice	48

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OFAC Laws	44

Original Lease	1

Other Parties	60

Overlandlord	67

Overlandlords	67

Overlease	1

Overlease Rents	53

Overlease Reserve	53

Overleases	1

Pamida	10

Parcel	1

Parcels	1

Portfolio 1 Expiration Date	2

Portfolio 2 Expiration Date	2

Portfolio 3 Expiration Date	2

Premises	2

Property Location	2

REA	17

REA Change	17

REAs	17

Release	48

Released	48

Removal Properties	69

Rent	4

Replacement Landlord Lease Assignment Agreement	25

Replacement Tenant	36

Reserve	53

Reserve Event	56

Reserve Period	56

Reserve Reversal Event	56

Reserve Subaccount Account	54

Reserve Subaccounts	54

Reserves	54

Respond	48

Response	48

Restoration Threshold	30

Restore	30

S&P	13

Sale Restriction	24

Securitization Parties	60

ShopKo	10

Side Letter Agreement	57

Specialty Retail	55

SRSHC	59

SRSHC Audited Reporting Financials	60

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SRSHC Reporting Financials	60

SRSHC Unaudited Reporting Financials	59

Sub-Portfolio	2

Sub-Portfolio 1	2

Sub-Portfolio 2	2

Sub-Portfolio 3	2

Sub-Portfolios	2

Substitute Property	26

Tangible Net Worth	21

Tank Insurance	12

Tenant	1, 56

Tenant Indemnified Parties	29

Tenant Indemnified Party	29

Tenant’s Mortgagee	58

Tenant’s Personalty	15

Term	2

Terrorism Insurance	12

Terrorism Insurance Cap	12

Terrorism Insurance Required Amount	12

Transaction	22

Warranties	18

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Table of Contents
Page

ARTICLE 1. GRANT AND TERM		1
1.01	Grant of Lease	1
1.02	Term of Lease	2
1.03	Extension Options	2
1.04	Intentionally Omitted	3
1.05	Lease Year Defined	3
ARTICLE 2. RENT		3
2.01	Base Rent	3
2.02	Manner of Payment	4
2.03	Net Lease	4
ARTICLE 3. IMPOSITIONS		4
3.01	Tenant to Pay Impositions	4
3.02	Receipt of Payment	5
3.03	Exclusions	6
3.04	Contest	6
3.05	Reduction of Assessed Valuation	7
3.06	Joinder of Landlord	7
ARTICLE 4. USE; COMPLIANCE		7
4.01	Use	7
4.02	Compliance	7
ARTICLE 5. UTILITIES		9
5.01	Payment for Utilities	9
5.02	Utilities	9
ARTICLE 6. INSURANCE		9
6.01	Tenant’s Insurance	9
6.02	Blanket Policy	14
ARTICLE 7. RETURN OF PREMISES		14
7.01	Surrender of Possession	14
7.02	Trade Fixtures and Personal Property	14
7.03	Survival	15
ARTICLE 8. HOLDING OVER		15
ARTICLE 9. CONDITION AND CARE OF PREMISES		15
9.01	As-Is Condition	15
9.02	Tenant’s Obligations	15
9.03	Landlord Not Obligated	16
9.04	Compliance with REA(s)	16
9.05	Intentionally Omitted	17
9.06	Warranties	17
ARTICLE 10. RIGHTS RESERVED TO LANDLORD		18

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ARTICLE 11. ALTERATIONS		18
11.01	Alterations	18
ARTICLE 12. ASSIGNMENT AND SUBLETTING		19
12.01	Assignment	19
12.02	Change of Control	20
12.03	Subletting and Non-Disturbance	21
12.04	Assignment by Landlord	22
12.05	Substitution	25
12.06	Concessionaires	26
12.07	Limits on Assignment, Subletting and Substitution	27
ARTICLE 13. WAIVER OF CERTAIN CLAIMS; INDEMNITY BY TENANT		27
13.01	Waiver of Certain Claims	27
13.02	Tenant Responsible for Personal Property	28
13.03	Indemnification	28
ARTICLE 14. USE OF CASUALTY INSURANCE PROCEEDS		29
14.01	Tenant’s Obligation to Restore	29
14.02	No Abatement of Rent	30
14.03	Right to Terminate	31
14.04	Reduction of Rent	31
ARTICLE 15. EMINENT DOMAIN		31
15.01	Taking: Lease to Terminate	31
15.02	Taking: Lease to Continue	32
15.03	No Abatement of Rent	33
15.04	Tenant’s Claim for Reimbursement	33
ARTICLE 16. DEFAULT		33
16.01	Events of Default	33
16.02	Rights and Remedies of Landlord	35
16.03	Final Damages	37
16.04	Removal of Personal Property	37
16.05	Landlord’s Default	37
16.06	Attorneys’ Fees	38
16.07	Tenant Waiver	38
ARTICLE 17. SUBORDINATION; LEASEHOLD MORTGAGE		38
17.01	Subordination	38
17.02	Liability of Mortgagee; Attornment	39
17.03	Tenant Leasehold Mortgage	39
ARTICLE 18. MORTGAGEE PROTECTION		42
ARTICLE 19. ESTOPPEL CERTIFICATE		42
ARTICLE 20. REPRESENTATIONS AND WARRANTIES OF TENANT		43

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20.01	Organization, Authority and Status of Tenant	43
20.02	Enforceability	43
20.03	Property Condition	43
20.04	Litigation	43
20.05	Compliance With OFAC Laws	43
20.06	Ownership	44
20.07	Absence of Breaches or Defaults	44
20.08	Solvency	44
20.09	Licenses and Permits	44
ARTICLE 21. NONWAIVER		44
ARTICLE 22. Intentionally Omitted		45
ARTICLE 23. REAL ESTATE BROKERS		45
ARTICLE 24. NOTICES		45
ARTICLE 25. HAZARDOUS MATERIALS		46
25.01	Defined Terms	46
25.02	Tenant’s Obligations with Respect to Environmental Matters	47
25.03	Copies of Notices	47
25.04	Landlord’s Right to Inspect	48
25.05	Tests and Reports	48
25.06	Tenant’s Obligation to Respond	48
25.07	Landlord’s Right to Act	49
25.08	Indemnification	49
ARTICLE 26. TITLE AND COVENANT AGAINST LIENS		50
26.01	Title and Covenant Against Liens	50
ARTICLE 27. EXCULPATORY PROVISIONS		51
ARTICLE 28. QUIET USE AND ENJOYMENT		51
ARTICLE 29. CHARACTERIZATION OF LEASE		51
29.01	Unseverable Lease; No Joint Venture	51
29.02	True Lease Waiver	52
ARTICLE 30. RESERVES		52
30.01	Reserves	53
30.02	Satisfaction of Tenant’s Obligations	53
30.03	Reserve Period; Maintenance Expenses	53
30.04	Reserve Reversal Event	53
30.05	Letter of Credit	54
30.06	Defined Terms	54
ARTICLE 31. MISCELLANEOUS		55
31.01	Successors and Assigns	55
31.02	Modifications in Writing	55
31.03	Definition of Tenant	55
31.04	Definition of Landlord	56

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31.05	Headings	56
31.06	Time of Essence	56
31.07	Default Rate of Interest	56
31.08	Severability	56
31.09	Entire Agreement	56
31.1	Force Majeure	57
31.11	Memorandum of Lease	57
31.12	No Construction Against Preparer	57
31.13	Waiver of Landlord’s Lien	57
31.14	Investment Tax Credits	58
31.15	Signage	58
31.16	Definition of CPI	58
31.17	Financial Statements	58
31.18	State-Specific-Provisions	61
31.19	Counterparts	61
31.2	Mortgagee Consent	61
31.21	Waiver of Jury Trial and Certain Damages	61
31.22	Forum Selection; Jurisdiction; Venue; Choice of Law	61
31.23	No Merger	62
31.24	Intentionally Omitted	62
31.25	Guaranty	62
ARTICLE 32. OVERLEASES		62
32.01	Overleases	62
ARTICLE 33. Property Removals		68

Exhibits:
Exhibit A‑1	List of Fee Properties
Exhibit A‑2	List of Leasehold Properties
Exhibit A‑3	Legal Description of Each Parcel
Exhibit A‑4	List of Overleases
Exhibit A‑5	Sub-Portfolio 1
Exhibit A‑6	Sub-Portfolio 2
Exhibit A‑7	Sub-Portfolio 3
Exhibit A‑8	Removal Properties
Exhibit B	Initial Base Rent Allocations
Exhibit C	Form of Estoppel Letter
Exhibit D	Form of Sublease Non-Disturbance Agreements
Exhibit E	Form of Mortgagee Non-Disturbance Agreement
Exhibit F	Form of Landlord Agreement
Exhibit G	Form of Memorandum of Lease
Exhibit H	State Specific Provisions
Exhibit I	Intentionally Omitted

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Exhibit J	Form Income and Expense Statement for Individual Property Location
Exhibit K	Form of Landlord Assignment Lease Agreement
Exhibit L	Form of Landlord Assignment Guaranty Agreement
Exhibit M	Property Location Square Footage Amounts
Exhibit N	Form of Sale Restriction Certificate
Exhibit O	Form of Amendment to Lease
Exhibit P	Form of Termination of Memorandum of Lease

Schedules:
Schedule 12.01	Officer’s Certificate (Assignment)
Schedule 12.03	Officer’s Certificate (Subletting)
Schedule 12.04(b)	Outlots
Schedule 31.17(c)	Form of Confidentiality Agreement
Schedule 31.17(d)	Officer’s Certificate (Financial Reports)

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AMENDED AND RESTATED MASTER LEASE
THIS AMENDED AND RESTATED MASTER LEASE (hereinafter, this “Lease”) is made and entered into as of the 15th day of December, 2014 (the “Effective Date”), by and between SPIRIT SPE PORTFOLIO 2006-1, LLC and SPIRIT SPE PORTFOLIO 2006-2, LLC, each a Delaware limited liability company (hereinafter, collectively, “Landlord”), and SHOPKO STORES OPERATING CO., LLC, a Delaware limited liability company (hereinafter “Tenant”).
WHEREAS, Landlord and Tenant entered into that certain Master Lease, dated May 31, 2006 (the “2006 Lease”), that certain First Amendment to Master Lease, with an effective date of December 14, 2006; that certain letter agreement dated April 30, 2007, that certain Second Amendment to Master Lease, dated March 19, 2009 as supplemented by that certain Lease Supplement dated March 19, 2009 (which was satisfied as of September 24, 2014); that certain Third Amendment to Master Lease, effective July 27, 2009; that certain Fourth Amendment to Master Lease, effective March 12, 2010; that certain Fifth Amendment to Master Lease, effective July 30, 2010; that certain Sixth Amendment to Master Lease, effective February 7, 2011; that certain Seventh Amendment to Master Lease, dated July 13, 2012, and that certain Eighth Amendment to Master Lease, with an effective date of May 1, 2014 (all such amendments, collectively with the 2006 Lease, the “Original Lease”) and now desire to amend and restate the Original Lease in its entirety pursuant to the terms hereof.
NOW, THEREFORE, Landlord and Tenant hereby agree to amend and restate the Original Lease to read as follows:
ARTICLE 1.
GRANT AND TERM
1.01    Grant of Lease. Landlord, for and in consideration of the rents reserved herein and of the covenants and agreements contained herein on the part of Tenant to be performed, hereby leases to Tenant, and Tenant hereby leases from Landlord, those certain parcels of land owned by Landlord in fee and listed on Exhibit A‑1 attached hereto and made a part hereof (the “Fee Properties”) and those certain parcels of land held by Landlord as the tenant under a lease, if any, in effect as of the date hereof (each such lease, an “Overlease” and collectively, the “Overleases”) and listed on Exhibit A‑2 attached hereto and made a part hereof (the “Leasehold Properties”; the Fee Properties and Leasehold Properties are each, a “Parcel” and collectively, the “Parcels” and legally described on Exhibit A‑3 attached hereto and made a part hereof and the Overleases are listed on Exhibit A‑4 attached hereto and made a part hereof) and all of the buildings located on each of the Parcels (each, a “Building” and collectively the “Buildings”) and with respect to each Parcel, all other improvements erected or situated on each such Parcel, including, but not limited to, to the extent they exist, parking areas; access roads; entrances and driveways; lighting facilities; grass, shrubs, trees and landscaping; retaining walls; passageways, sidewalks and curbs; culverts; retention basins and drainage facilities; directional and shopping center pylons or monuments; sewer and sewage disposal systems; water supply, electric lines; gas lines and other service and utility lines, pipes and installations of every kind (each Parcel, together with the Building and the other improvements located thereon, a “Property Location” and collectively, the “Premises”), together with all easements (including any rights under applicable construction, operating and/or reciprocal

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easements agreements) over adjoining real property, rights of way, hereditaments, interests in or to adjacent streets or alleys or other real property and all the benefits thereunto belonging and appertaining to any portion of the Premises.
1.02    Term of Lease.
(a)    As used herein, (i) “Sub-Portfolio 1” means the Property Locations identified on Exhibit A-5 , (ii) “Sub-Portfolio 2” means the Property Locations identified on Exhibit A-6, (iii) “Sub-Portfolio 3” means the Property Locations identified on Exhibit A-7; and (iv) Sub-Portfolio 1, Sub-Portfolio 2 and Sub-Portfolio 3 are collectively referred to herein as “Sub-Portfolios” and each individually as a “Sub-Portfolio”.
(b)    The term hereof (the “Term”) shall commence on May 31, 2006 (the “Commencement Date”), and shall expire at 11:59 PM EST on (i) for Sub-Portfolio 1, November 30, 2034 (the “Portfolio 1 Expiration Date”), (ii) for Sub-Portfolio 2, November 30, 2029 (the “Portfolio 2 Expiration Date”), and (iii) for Sub-Portfolio 3, May 31, 2026 (the “Portfolio 3 Expiration Date”; collectively with the Portfolio 1 Expiration Date and the Portfolio 2 Expiration Date, the “Expiration Dates” and each individually an “Expiration Date”). The Term regarding any Property Location shall be subject to earlier termination of this Lease and extension of this Lease with respect to such Property Location as provided herein.
1.03    Extension Options. Landlord agrees that Tenant shall have, and it is hereby granted, two (2) successive options (the “Extension Options”) to extend the Term as to any Property Location or Property Locations, in Tenant’s sole discretion, for a period of ten (10) years each (individually, an “Extension Period”, and collectively, the “Extension Periods”), each such Extension Period to begin respectively upon the expiration of the initial Term or the prior Extension Period, with respect to such Property Location or Property Locations, as the case may be. All of the terms, covenants and provisions of this Lease shall apply to each Extension Period with respect to the Property Locations that Tenant elects to extend, except that Base Rent (as defined in Section 2.01 below) for each of the Extension Periods shall continue to be adjusted pursuant to the terms of Section 2.01 below, payable in equal monthly installments as Monthly Base Rent (as defined in Section 2.01). In order to exercise the Extension Options, Tenant shall give Landlord notice of such exercise (which notice shall identify the Property Locations that are to be extended) no later than one hundred twenty (120) days prior to the end of the initial Term of this Lease or the prior Extension Period with respect to such Property Location or Property Locations, as the case may be; provided, however, that if Tenant shall fail to give the notice within the aforesaid time limit, Tenant’s right to exercise its option shall nevertheless continue during said one hundred twenty (120) day period until thirty (30) days after Landlord shall have given Tenant notice of Landlord’s election to terminate such option (“Landlord’s Notice”), and Tenant may exercise such option at any time until the expiration of said thirty (30) day period. It is the intention of the parties to avoid forfeiture of Tenant’s rights to extend the Term under any of the options set forth in this Lease through inadvertent failure to give the extension notice within the time limits prescribed. Accordingly, if Tenant shall fail to give an extension notice to Landlord for any of the Extension Periods, and if Landlord shall fail to give Landlord’s Notice to Tenant, then until the expiration of thirty (30) days following Landlord’s Notice, or until Tenant either exercises its option to extend or notifies Landlord that it does not

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intend to exercise said option to extend, the Term for the applicable Property Location or Property Locations, as the case may be, shall be extended automatically from month to month upon all the terms and conditions then in effect, except that Monthly Base Rent shall be increased in accordance with Article 8, and in no event shall the Term for any Property Location extend beyond the last date of the last Extension Period applicable to such Property Location. Upon the failure of Tenant to exercise one or any of the options herein regarding any Property Location following Landlord’s Notice, and, in any event, upon expiration of the last of such Extension Periods with respect to such Property Location, Tenant shall have no further or additional right to renew or extend this Lease with respect to such Property Location .
1.04    Intentionally Omitted.
1.05    Lease Year Defined. As used in this Lease, the term “Lease Year” shall mean (a) if the Commencement Date is the first (1st) day of a calendar month, the twelve (12th) month period commencing on the Commencement Date or (b) if the Commencement Date is not the first (1st) day of a calendar month, the period commencing on the Commencement Date and ending on the last day of the twelfth (12) full calendar month of the Term, and in either case, each succeeding twelve (12) month period thereafter which falls in whole or in part during the Term.
ARTICLE 2.
RENT
2.01    Base Rent. Throughout the Term, Tenant shall pay to Landlord an annual base rent for the Premises (the “Base Rent”), without notice or demand. The Base Rent for the first Lease Year was equal to Sixty Six Million Four Hundred Thirty Three Thousand One Hundred Thirty Nine and 98/100 Dollars ($66,433,139.98). As of the Effective Date, (a) the Base Rent for the Premises is $74,695,809, and (b) the Base Rent for the Premises allocated to each Property Location is as set forth on Exhibit B attached hereto (such Base Rent initially allocated to any Property Location, as the same may be adjusted pursuant to the terms of this Lease, a “Base Rent Allocation”). On each third anniversary of June 1, 2011, during the Term (the “Adjustment Date”), (x) the Base Rent shall increase by the lesser of (i) 1.25 multiplied by the product of (A) the Base Rent in effect immediately prior to the applicable Adjustment Date and (B) the CPI Increase or (ii) 6% of the Base Rent in effect immediately prior to the applicable Adjustment Date, and (y) each Base Rent Allocation shall increase by the lesser of (i) 1.25 multiplied by the product of (A) the Base Rent Allocation in effect immediately prior to the applicable Adjustment Date and (B) the CPI Increase, or (ii) 6% of the Base Rent Allocation in effect immediately prior to the applicable Adjustment Date. Base Rent shall be payable in equal monthly installments (hereinafter referred to as “Monthly Base Rent”), in advance, on the first (1st) day of the Term and on the first (1st) day of each calendar month thereafter of the Term. If the Term ends with respect to any Property Locations on any day except the last day of a calendar month, the Monthly Base Rent applicable to such Property Locations shall be prorated by multiplying the Monthly Base Rent applicable to such Property Locations by a fraction, the numerator of which is the number of days remaining in the month through the last day of the Term and the denominator of which is the total number of days in such month. Without limitation, in the event that any Property Locations cease to be demised hereunder by reason of the

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expiration of the Term with respect to such Property Locations, Base Rent shall be reduced by the aggregate of the Base Rent Allocations applicable to such Property Locations.
2.02    Manner of Payment. Landlord has delivered to Tenant a confirmation of Landlord’s account information allowing Tenant to establish arrangements whereby payments of Base Rent and all other amounts becoming due from Tenant to Landlord hereunder are transferred by Automated Clearing House Debit initiated by Tenant from an account established by Tenant at a United States bank or other financial institution to such account as Landlord may designate. Tenant shall continue to pay all Base Rent by Automated Clearing House Debit unless otherwise designated from time to time by written notice from Landlord to Tenant.
2.03    Net Lease. It is the intention of the parties hereto that the obligations of Tenant hereunder shall be separate and independent covenants and agreements, that any Base Rent, Impositions and all other sums payable by Tenant hereunder (hereinafter collectively referred to as “Rent”) shall continue to be payable in all events, and that the obligations of Tenant hereunder shall continue unaffected, unless the requirement to pay or perform the same shall have been terminated or reduced pursuant to an express provision of this Lease or by operation of law. This is a net lease and Base Rent, Impositions, and all other items of Rent and all other sums payable hereunder by Tenant shall be paid without notice or demand, and without setoff, counterclaim, abatement, deferment, or deduction, except as otherwise specifically set forth herein or provided by Laws (as defined in Section 4.02), and Tenant shall enforce any rights against Landlord in an independent action; provided, however, in no event shall Tenant be liable for any interest, principal, late fees or other expenses relating to any debt incurred by Landlord or other costs incurred by Landlord in financing or refinancing the Premises. Except as provided under a bankruptcy, insolvency, reorganization or other proceeding of Landlord, Tenant agrees that, except as otherwise expressly provided herein, it shall not take any action to terminate, rescind or avoid this Lease notwithstanding (a) the exercise of any remedy, including foreclosure, under any Mortgage (as defined in Section 17.01 below), (b) any action with respect to this Lease (including the disaffirmance hereof) which may be taken by Landlord under the Federal Bankruptcy Code or otherwise, (c) a Condemnation of the Premises or any portion thereof (except as expressly provided herein), (d) the prohibition or restriction of Tenant’s use of the Premises under any Laws (as defined in Section 4.02 below), or (e) a Casualty Event affecting the Premises or any portion thereof (except as expressly provided herein).
ARTICLE 3.
IMPOSITIONS
3.01    Tenant to Pay Impositions. Tenant shall pay or cause to be paid, directly to the applicable taxing authority (except as otherwise expressly set forth in this Section 3.01 and in Section 30.01 hereof) in a timely manner and as hereinafter provided, all of the following items, if any, to the extent that such items arise out of the use, ownership or operation of each Property Location that accrue during the Term with respect thereto, whether such items were imposed or assessed prior to the commencement of the Term with respect thereto or on or subsequent to the commencement of the Term with respect thereto (each, an “Imposition” and collectively, the “Impositions”): (a) real property taxes and assessments; (b) taxes on personal property, trade fixtures

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and improvements located on or relating to the Premises, whether belonging to Landlord or Tenant; (c) occupancy and rent taxes; (d) levies; (e) gross receipts, gross income, excise or similar taxes (i.e., taxes customarily based upon gross income or receipts which fail to take into account deductions relating to any Property Location) imposed or levied upon, assessed against or measured by Base Rent or any portion thereof or other Rent payable hereunder, but only to the extent that such taxes would be payable if such Property Location (together with any other Property Locations owned or leased by Landlord and subject to this Lease) were the only properties of Landlord; (f) all excise, franchise, privilege, license, sales, value added, use and similar taxes imposed upon any Rent or other monies owed hereunder, or upon the leasehold estate of either party (other than, transfers, sales or similar taxes imposed in connection with a direct or indirect transfer of Landlord’s leasehold estate); (g) all transfer, documentary, excise, stamp, recording conveyance or similar taxes with respect to Tenant’s assignment or transfer of this Lease, on Tenant’s sublet of any portion of the Premises, or Tenant’s substitution of any Property Location (in each case, to the extent permitted by Article 12); (h) payments in lieu of each of the foregoing, whether or not expressly so designated; (i) fines, penalties and other similar or like governmental charges applicable to any of the foregoing and any interest or costs with respect thereto solely attributable to the acts of Tenant; and (j) any and all other federal, state, county and municipal governmental and quasi-governmental levies, assessments or taxes and charges, general and special, ordinary and extraordinary, foreseen and unforeseen, of every kind and nature whatsoever, and any interest or costs with respect thereto, which are due and payable or accrue at any time during the Term. Each such Imposition, or installment thereof, during the Term shall be paid before the last day the same may be paid without fine, penalty, interest or additional cost; provided, however, that if, in accordance with Laws, any Imposition may, at the option of the taxpayer, be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition) (“Installments”), Tenant may exercise the option to pay the same in such Installments and shall be responsible for the payment of such Installments only, provided that all such Installment payments relating to periods prior to the expiration of the Term with respect to the applicable Property Location are required to be made prior to the Expiration Date with respect to such Property Location or early termination of this Lease, and provided further that, if such installments extend beyond the Term with respect to any Property Location, Landlord shall have the option to pay all remaining installments relating to periods following the expiration of the Term with respect to such Property Location. Notwithstanding anything contained in this Section 3.01 to the contrary, (i) “Impositions” shall include all real property taxes and assessments which were assessed, levied or imposed or which accrued prior to the Term if payable during the Term, and Tenant shall promptly pay such items as and when they become due and payable, and (ii) any real property taxes and assessments which accrue during the Term with respect to any Property Location but become payable after the Term with respect to such Property Location shall continue to be Tenant’s obligation or responsibility to pay. If Tenant is not permitted by applicable laws to pay any Imposition directly to the taxing authority, Tenant shall pay or cause such Imposition to be paid to Landlord together with its payments of Base Rent and any other Rent payable hereunder.
3.02    Receipt of Payment. Tenant shall furnish to Landlord, within thirty (30) days after each Imposition is due, evidence reasonably satisfactory to Landlord evidencing the timely payment of an Imposition. If Tenant fails to pay the appropriate taxing authority all Impositions when due hereunder, then Tenant shall, without limiting any other remedies available to Landlord, reimburse Landlord for any and all penalties or interest, or portion thereof, incurred by Landlord as a result

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of such nonpayment or late payment by Tenant. Landlord and Tenant shall cooperate to notify the appropriate governmental authorities to deliver bills or invoices for Impositions directly to Tenant. Notwithstanding anything in this Lease to the contrary, if Landlord and Tenant are unable, after having made commercially reasonable efforts to do so, to cause direct billing of Impositions to Tenant’s address, and Landlord fails to promptly (but in any event within ten (10) business days after receipt thereof), deliver to Tenant any bill or invoice with respect to any Impositions that Landlord may receive and Tenant’s payment of such Impositions within twenty (20) business days after receipt of the bill or invoice results in the imposition of interest, penalties and/or late fees, then Landlord shall be responsible for such interest, penalties and/or late fees, provided, that the Landlord’s failure to timely deliver any such bill or invoice shall not limit Tenant’s obligation to pay such Imposition.
3.03    Exclusions.
(a)    Except as provided in Section 3.03(b) herein below, nothing contained in this Article 3 shall require Tenant to pay foreign, state, local or federal income, inheritance, estate, succession, capital levy, capital stock, stamp, transfer (except transfers occurring as a result of Tenant exercising its right of substitution under Section 12.05 hereof), excess profit, revenue, gift or similar taxes of Landlord. For the purposes of this Lease, income taxes shall include (i) taxes, however labeled, determined by reference to income, and (ii) any tax, however labeled, imposed on one or more alternative bases, where one or more of such alternative bases is based on income and the tax is in fact imposed on the income base; provided, however, that the maximum additional amount of Impositions with respect to a calendar year that Tenant may be responsible for hereunder as a result of the inclusion of “and the tax is in fact imposed on the income base” may not exceed $50,000. Where a tax may be imposed on one or more alternative bases, one or more of which is based on income, and it is not in fact imposed on the income base, the tax actually imposed will be treated as an income tax hereunder to the extent of the amount that would have been imposed had the tax been imposed on an income base.
(b)    If, at any time during the Term, a tax or excise on Base Rent or any portion thereof or other Rent or the right to receive rents or other tax, however described, is levied or assessed against Landlord as a substitute in whole or in part for any Impositions theretofore payable by Tenant, Tenant shall pay and discharge such tax or excise on Base Rent or portion thereof or other Rent or other tax before interest or penalties accrue, and the same shall be deemed to be an Imposition levied against the Premises.
3.04    Contest. Tenant shall have the right to contest (in the case of any item involving more than $10,000, after written notice to Landlord) the amount or validity, in whole or in part, of any Imposition by appropriate legal proceedings diligently conducted in good faith, at Tenant’s sole cost and expense, provided that (a) no Default by Tenant has occurred and is continuing; (b) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Tenant is bound as a direct party and any REAs (as defined in Section 9.04 below) and Overleases and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable Laws; (c) no Property Location nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost as a result

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of such proceedings; (d) such proceeding shall suspend the collection of such contested Imposition from the applicable Property Location; and (e) Tenant shall furnish such security as may be required by the appropriate governmental authorities in connection with the proceeding. Upon the termination of such proceedings, it shall be the obligation of Tenant to pay the amount of such Imposition or part thereof as finally determined in such proceedings, the payment of which may have been deferred during the prosecution of such proceedings, together with any costs, fees (including attorneys’ fees and disbursements), interest, penalties or other liabilities in connection therewith.
3.05    Reduction of Assessed Valuation. Subject to the provisions of Section 3.04, Tenant shall have the right to seek a reduction in the assessed valuation of each Property Location for real property tax purposes and to prosecute any action or proceeding in connection therewith.
3.06    Joinder of Landlord. Landlord shall join and reasonably cooperate in any proceedings referred to in Sections 3.04 and 3.05 or permit the same to be brought in its name but shall not be liable for the payment of any costs or expenses in connection with any such proceedings, and Tenant shall reimburse (as incurred) and indemnify Landlord (promptly upon demand) for any and all costs or expenses which Landlord may sustain or incur in connection with any such proceedings.
ARTICLE 4.
USE; COMPLIANCE
4.01    Use. Tenant shall have the right to use and occupy the Premises for any retail purpose or for any other use or purpose permitted by the applicable zoning authority and otherwise by Laws and, as applicable, any REAs or Overleases. Tenant shall have the right to cease operations for business (“go dark”) at any Property Location or any portion thereof. Tenant shall provide Landlord with written notice of a “go dark” Property Location (provided, however, that Tenant’s failure to deliver such notice to Landlord shall not constitute a default under this Lease). Notwithstanding the foregoing, the terms and provisions of this Lease and Tenant’s obligations hereunder (including without limitation, the payment of Base Rent and other Rent without reduction except as set forth in Articles 14 and 15, the maintenance of insurance as required under Article 6 and Tenant’s maintenance obligations under Section 9.02) shall remain in full force and effect with respect to any Property Location that has gone “dark”.
4.02    Compliance. Tenant’s use and occupation of each of the Property Locations, and the condition thereof, shall, at Tenant’s sole cost and expense, comply fully with all Legal Requirements, and all restrictions, covenants and encumbrances of record (including any owner obligations under such Legal Requirements), with respect to the Premises, in either event, the failure with which to comply could have a Material Adverse Effect. Without in any way limiting the foregoing provisions, Tenant shall comply with all Legal Requirements relating to money laundering, anti-terrorism, trade embargos, economic sanctions, and the Americans with Disabilities Act of 1990, as such act may be amended from time to time, and all regulations promulgated thereunder, as they affect the Premises now or hereafter in effect. Tenant shall comply with all Legal Requirements and directives of governmental authorities and, upon receipt thereof, shall provide to Landlord copies of all notices, reports and other communications exchanged with, or received from, governmental authorities relating to any actual or alleged noncompliance event, the failure

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of which to comply could have a Material Adverse Effect. Tenant shall also reimburse Landlord for all Costs incurred by Landlord in evaluating the effect of such an event on the Premises and this Lease (to the extent Tenant is not using reasonable efforts to comply with such an event and Landlord makes a reasonable and good faith determination that such evaluation is necessary), in obtaining any necessary licenses from governmental authorities as may be necessary for Landlord to enforce its rights hereunder, and in complying with all Legal Requirements applicable to Landlord as the result of the existence of such an event, and for any penalties or fines imposed upon Landlord as a result thereof Tenant will use commercially reasonable efforts to prevent any act or condition to exist on or about the Premises which will materially increase any insurance rate thereon except when such acts are required in the normal course of its business, and in any event, Tenant shall pay for such increase; provided, however, the foregoing provision shall not in any way prevent Tenant from having the right to use and occupy the Premises in accordance with Section 4.01 above. Except to the extent of Landlord’s willful wrongful acts or gross negligence (provided that the term “gross negligence” used in this Section shall not include gross negligence imputed as a matter of law to any of the Landlord Indemnified Parties (as defined in Section 13.03(a)) solely by reason of Landlord’s interest in any Property Location or Tenant’s failure to act in respect of matters which are or were the obligation of Tenant under this Lease), Tenant agrees that it will defend, indemnify and hold harmless the Landlord Indemnified Parties from and against any and all Losses (defined below) caused by, incurred or resulting from Tenant’s failure to comply with its obligations under this Section.
For purposes hereof:
“Costs” means all reasonable costs and expenses incurred by a Person (defined in Section 20.05 below), including, without limitation, reasonable attorneys’ fees and expenses, court costs, expert witness fees, costs of tests and analyses, travel and accommodation expenses, deposition and trial transcripts, copies and other similar costs and fees, and appraisal fees, as the circumstances require.
“Laws” means any constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, policy, requirement or administrative or judicial determination, even if unforeseen or extraordinary, of every duly constituted governmental authority, court or agency, now or hereafter enacted or in effect.
“Legal Requirements” means the requirements of all present and future Laws (including, without limitation, Environmental Laws (defined in Section 25.01(b) below) and Laws relating to accessibility to, usability by, and discrimination against, disabled individuals), all judicial and administrative interpretations thereof, including any judicial order, consent, decree or judgment, and all covenants, restrictions and conditions now or hereafter of record which may be applicable to the Property Locations, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of any of the Property Locations, even if compliance therewith necessitates structural changes or improvements or results in interference with the use or enjoyment of any of the Property Locations.
“Losses” means any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, Costs, fines, taxes, penalties,

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interest, charges, fees, judgments, awards, amounts paid in settlement and damages of whatever kind or nature, inclusive of bodily injury and property damage to third parties (including, without limitation, attorneys’ fees and other Costs of defense).
“Material Adverse Effect” means a material adverse effect on (a) any of the Property Locations, including, without limitation, the operation of any of the Property Locations and/or the value of any of the Property Locations; (b) Tenant’s ability to perform its obligations under this Lease; or (c) Landlord’s interests in any of the Property Locations or this Lease.
ARTICLE 5.
UTILITIES
5.01    Payment for Utilities. Tenant will pay, when due, all such charges which accrue during the Term of every nature, kind or description for utilities furnished to any Property Location or chargeable against any Property Location, including all charges for water, sewage, heat, gas, light, garbage, electricity, telephone, steam, power, or other public or private utility services. Prior to commencement of the Term, Tenant was obligated to pay for all utilities or services at any Property Location used by it or its affiliates, agents, employees or contractors.
5.02    Utilities. Tenant shall have the right to choose and shall be responsible for contracting directly with all suppliers of utility services. In the event that any charge or fee is required by the state in which any Property Location is located or by any agency, subdivision or instrumentality thereof, or by any utility company or other entity furnishing services or utilities to such Property Location, as a condition precedent to furnishing or continuing to furnish utilities or services to such Property Location, such charge or fee shall be deemed to be a utility charge payable by Tenant. The provisions of this Article 5 shall include, but shall not be limited to, any charges or fees for present or future water or sewer capacity to serve each Property Location, any charges for the underground installation of gas or other utilities or services, and other charges relating to the extension of or change in the facilities necessary to provide each Property Location with adequate utility services. Tenant may elect to cause the separate metering of utilities to various portions of any Building. If Tenant makes such an election, the costs of such separate metering shall be at the sole and exclusive cost of Tenant. In the event Tenant fails to pay any such charge or fee contemplated by this Section 5.02, Landlord shall have the right, but not the obligation, to pay such charges or fees on Tenant’s behalf and Tenant shall reimburse Landlord for such utility charge upon Landlord’s demand therefor with interest accruing at the Default Interest rate provided in Section 31.07. The inability of Tenant to obtain, or any stoppage of, the utility services referred to in this Article 5 resulting from any cause (other than Landlord’s gross negligence or willful wrongful acts) shall not make Landlord liable in any respect for damages of any kind to any Person, property or business, or entitle Tenant to any abatement of Rent or other relief from any of Tenant’s obligations under this Lease.
ARTICLE 6.
INSURANCE
6.01    Tenant’s Insurance.

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(a)    Tenant shall obtain and maintain the following coverages for all properties at its sole cost and expense:
(i)    “All Risk” or “Special Form” Property Insurance with a One Hundred Million Dollars ($100,000,000) per occurrence limit, with no aggregate for the peril of windstorm, tornado and hail, on the Buildings and Tenant’s Personalty (as defined in Section 7.02) located on each Property Location, (1) in an amount equal to one hundred percent (100%) of the full replacement cost, (2) containing an agreed amount endorsement waiving all co-insurance provisions; (3) providing for no deductible in excess of (a) One Hundred Thousand Dollars ($100,000) or (b) in the event that the Insurance Deductible Letter of Credit (defined below) is in full force and effect, Five Hundred Thousand Dollars ($500,000); and (4) providing coverage for contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction under an “Ordinance or Law Coverage” or “Enforcement” endorsement if any of the improvements or the use of each individual Property Location shall at any time constitute legal non-conforming structures or uses. The full replacement cost shall be redetermined from time to time (but not more frequently than once in any twenty-four (24) calendar months) at the request of Landlord by an appraiser or contractor designated and paid by Tenant and approved by Landlord, or by an engineer or appraiser in the regular employ of the insurer and at the expense of Tenant. After the first appraisal, additional appraisals may be based on construction cost indices customarily employed in the trade. For purposes of this Section 6.01(a)(i), the term “Insurance Deductible Letter of Credit” shall mean a letter of credit, combined for ShopKo Stores Operating Co., LLC (“ShopKo”) and Pamida Stores Operating Co., LLC (“Pamida”) so long as they jointly procure insurance, in an amount equal to Four Hundred Thousand Dollars ($400,000.00), naming Landlord or, at Landlord’s option, its Mortgagee (as defined in Section 17.01 below) as the sole beneficiary thereof, which letter of credit shall (A) be a transferable, clean, irrevocable, unconditional, standby letter of credit in form, substance and amount reasonably satisfactory to Landlord in its reasonable discretion, issued or confirmed by a commercial bank with a long term debt obligation rating of “AA” or better (or a comparable long term debt obligation rating) as assigned nationally-recognized statistical rating agency, (B) be payable upon presentation of a sight draft only to the order of Landlord or its Mortgagee at a New York City bank, (C) have an initial expiration date of not less than one (1) year and shall be automatically renewed for successive twelve (12) month periods for the Term, (D) provide for multiple draws, and (E) be transferable by Landlord or its Mortgagee, and its successors and assigns at a New York City bank.
(ii)    Commercial General Liability insurance (“Liability Insurance”) against liability for bodily injury and death, property damage, personal and advertising injury, liquor (to the extent liquor is sold or manufactured on any Property Location), optometrist and druggist professional liability (to the extent optometric and pharmacy operations exist on any Property Location) on each Property Location, such Liability Insurance (1) to be on an “occurrence” form with a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate and to continue at not less than the aforesaid limit until required to be changed by Landlord in writing by reason of changed economic conditions making such protection inadequate; and (2) to provide coverage for premises and operations, products and completed operations on an “if any” basis, independent contractors, blanket contractual liability for all written and oral contracts and contractual liability covering the indemnities contained

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in this agreement. The deductible for Liability Insurance coverage shall not exceed Two Hundred Fifty Thousand Dollars ($250,000).
(iii)    Workers’ Compensation insurance providing statutory benefits and Employers Liability insurance with a limit of at least One Million Dollars ($1,000,000) for all Persons employed by Tenant at or in connection with each Property Location;
(iv)    Business Interruption/Loss of Rents insurance (1) covering all risks required to be covered by the insurance provided for in Section (i) above; (2) in an amount equal to one hundred percent (100%) of the projected gross income from each individual Property Location (on an actual loss sustained basis) for a period continuing until the restoration of the individual Property Location is completed; the amount of such business interruption/loss of rents insurance shall be determined prior to the signing of this Lease and at least once each year thereafter based on Tenant’s reasonable estimate of the gross earnings including one hundred percent (100%) of rent payables for the succeeding twenty-four (24) month period, and (3) containing an extended period of indemnity endorsement which provides that after the physical loss to the Buildings, improvements or Tenant’s Personalty has been repaired, the continued loss or income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that the applicable individual Property Location is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period;
(v)    Comprehensive Boiler and Machinery insurance, if applicable, in an amount equal to the greater of Five Million Dollars ($5,000,000) or full replacement cost of the Buildings, improvements and Tenant’s Personalty on terms consistent with the “All Risk” Property insurance required under subsection (i) above;
(vi)    Flood insurance, if any portion of a Building is located in an area identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazard pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or any successor law (the “Flood Insurance Acts”), of the following types and in the following amounts (1) coverage under policies issued pursuant to the Flood Insurance Acts (the “Flood Insurance Policies”) in an amount equal to the maximum limit of coverage available for the applicable individual Property Location under the Flood Insurance Acts, subject only to customary deductibles under such policies and (2) Excess Flood Insurance in an amount equal to the greater of (x) one hundred percent (100%) of replacement cost of the Buildings (including the improvements) located in the applicable individual Property Location, or (y) Ten Million Dollars ($10,000,000) for Property Locations outside Flood Zone A or V;
(vii)    Earthquake insurance for locations with Probable Maximum Loss percentages of 20 (PML 20%) or greater, and sinkhole and mine subsidence insurance in amounts equal to one times (1x) the probable maximum loss of each individual Property Location as determined by Landlord in its sole discretion and in form and substance satisfactory to Landlord, provided that with the exceptions for limits and deductibles the Earthquake insurance shall be on terms consistent with the “All Risk” Property insurance under subsection (i) above:

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(viii)    Umbrella Liability insurance in an amount not less than Seventy Five Million Dollars ($75,000,000) per occurrence on the forms of Primary Commercial General Liability, Employers Liability, Optometrist Professional Liability and Druggist Professional Liability;
(ix)    At all times during which structural construction, repairs or alterations (including Capital Improvements) are being made with respect to the Buildings and the other improvements (1) Owner’s Contingent or Protective Liability insurance covering claims not covered by or under the terms or provisions of the insurance provided in Section (ii) above; and (2) Builders Risk insurance on a completed value form covering against “all risks” insured against pursuant to Section (i) above shall include permission to occupy each individual Property Location, and shall contain an agreed amount endorsement waiving coinsurance provisions;
(x)    Insurance against terrorism, terrorist acts or similar acts of sabotage (“Terrorism Insurance”) with coverage amounts of not less than Two Hundred Million and 00/100 Dollars ($200,000,000.00) (the “Terrorism Insurance Required Amount”). Notwithstanding the foregoing sentence, Tenant shall not be obligated to expend more than One Hundred Fifty Thousand Dollars ($150,000), increased annually based on increases in the CPI, in any fiscal year on insurance premiums for Terrorism Insurance (the “Terrorism Insurance Cap”). If the cost of the Terrorism Insurance Required Amount exceeds the Terrorism Insurance Cap, Tenant shall purchase the maximum amount of Terrorism Insurance available with funds equal to the Terrorism Insurance Cap;
(xi)    With respect to each Property Location on which Tenant maintains a tank for the storage of Hazardous Materials, storage tank liability insurance that provides for corrective action, third party liability coverage, clean-up costs and defense costs at all times during the Term in an amount not less than those limits required to satisfy the financial responsibility requirements as determined by Title 40 the Code of Federal Regulations, but in no event less than Two Million Dollars ($2,000,000) per occurrence and Four Million Dollars ($4,000,000) in the aggregate (“Tank Insurance”); and
(xii)    Such other insurance and in such amounts from time to time that Landlord or its Mortgagee may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to each individual Property Location in or around the region in which the each individual Property Location is located.
(b)    Landlord shall be named as an “additional insured” for Liability Insurance, as an “additional named insured” and as a “loss payee” for Property Insurance, as an “additional insured” for Tank Insurance, and as a “loss payee” for rental value or business interruption insurance. If any Property Location shall be subject to any Mortgage (as defined in Section 17.01), the applicable Liability Insurance shall, if required by such Mortgage, name the Mortgagee (as defined in Section 17.01) as an additional insured and the Property, Business Interruption/Loss of Rents, Boiler and Machinery, Flood, Earthquake and Terrorism insurance shall name the Mortgagee as a “loss payee” under a standard “noncontributory mortgagee” endorsement or its equivalent. In the case of Property, Boiler and Machinery, and Flood insurance, each policy shall contain a so-called

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New York standard non-contributing mortgagee clause in favor of any Mortgagee providing that the loss thereunder shall be payable to Landlord and Mortgagee, as their interests may appear.
(c)    All of Tenant’s insurance policies required hereunder shall be in such form and shall be issued by such responsible companies permitted to do business in the state where the applicable Property Location is located. All such companies shall have a rating of “A” or better for financial strength claims paying ability assigned by Moody’s Investors Service, Inc. (if Moody’s Investors Service, Inc. provides a rating for the insurer) and a rating of “A” or better assigned by Standard & Poor’s Rating Group (“S&P”), provided that if any insurance required is provided by a syndicate of insurers, the insurers with respect to such insurance shall be acceptable if (1) the first layer of coverage under such insurance shall be provided by carriers with a minimum financial strength rating from S&P of “A” or better; (2) sixty percent (60%) (seventy-five percent (75%) if there are four or fewer members in the syndicate) of the aggregate limits under such policies must be provided by carriers with a minimum financial strength rating from S&P of “A” or better; and (3) the financial strength rating from S&P for each carrier in the syndicate shall have a financial strength rating from S&P of at least “BBB”. All policies referred to in this Lease shall be procured, or caused to be procured, by Tenant, at no expense to Landlord, and for periods of not less than one (1) year. Evidence of insurance (in form and substance reasonably acceptable to Landlord) shall be delivered to Landlord on or before the Commencement Date and renewal evidence of insurance not less than ten (10) days prior to the date of expiration of the policies. Subject to the terms of Section 30 below, if Tenant fails to obtain and maintain insurance coverages in accordance with this Article 6, then Landlord, at Landlord’s sole option, upon fifteen (15) days prior written notice to Tenant and Tenant’s failure to cure within said period, may, but shall not be obligated to, procure such insurance on behalf of, and at the expense of, Tenant, and if Landlord exercises such right and expends any funds to obtain such insurance, Tenant shall reimburse Landlord for such amounts upon demand with interest accruing at the Default Interest rate provided in Section 31.07, from the time of payment by Landlord until fully paid by Tenant immediately upon written demand therefor by Landlord. It is understood that any such sums for which Tenant is required to reimburse Landlord shall constitute Rent under this Lease.
(d)    Tenant shall not carry separate insurance concurrent in form or contributing in the event of loss with that required by this Lease to be furnished by Tenant, unless Landlord and each Mortgagee is included therein as additional named insureds with any loss payable as provided in this Lease. Tenant shall promptly notify Landlord of the carrying of any such separate insurance and shall cause evidence of the same to be delivered as required in this Lease.
(e)    Tenant shall not violate or permit to be violated any of the conditions or provisions of any of Tenant’s insurance policies required hereunder, and Tenant shall so perform and satisfy or cause to be performed and satisfied the requirements of the companies writing such policies so that at all times companies of good standing shall be willing to write and continue such insurance.
(f)    Each of Tenant’s insurance policies shall contain an agreement by the insurer that such policy shall not be cancelled or modified without at least ten (10) days’ prior written notice to Landlord and each Mortgagee, and contain clauses or endorsements to the effect that no act or

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negligence of Tenant, or anyone acting for Tenant, or failure to comply with the provisions of any policy which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Landlord is concerned. The Property Insurance shall contain a waiver of subrogation by the insurer of any right to recover the amount of any loss resulting from the acts or negligence of Landlord or its agents, employees or licensees.
(g)    Each of Landlord and Tenant hereby waives any and every claim for recovery from the other for any and all loss or damage to any Property Location or to the contents thereof, whether such loss or damage is due to the negligence of Landlord or Tenant or their respective agents or employees, which loss or damage is insured pursuant to this Lease; provided, however, that the foregoing waiver shall not be operative in any case where the effect thereof is to invalidate any insurance coverage of the waiving party or increase the cost of such insurance coverage. Each of Landlord and Tenant hereby waive all rights of subrogation that they may have against each other.
(h)    It is expressly understood and agreed that (1) if any insurance required hereunder, or any part thereof, shall expire, be withdrawn, become void by breach of any condition thereof by Tenant, or become void or in jeopardy by reason of the failure or impairment of the capital of any insurer, Tenant shall immediately obtain new or additional insurance reasonably satisfactory to Landlord and its Mortgagee; (2) the minimum limits of insurance coverage set forth in this Section 6.01 shall not limit the liability of Tenant for its acts or omissions as provided in this Lease; (3) Tenant shall procure policies for all insurance for periods of not less than one year and shall provide to Landlord and any servicer or Mortgagee of Landlord certificates of insurance or, upon Landlord’s request, duplicate originals of insurance policies evidencing that insurance satisfying the requirements of this Lease is in effect at all times; and (4) Tenant shall pay as they become due all premiums for the insurance required by this Section 6.01.
6.02    Blanket Policy. Property Insurance, at the option of Tenant, may be effected by blanket policies issued to Tenant covering the entire Premises (or any portion thereof) and other properties owned or leased by Tenant, provided that the policies otherwise comply with the provisions of this Lease.
ARTICLE 7.
RETURN OF PREMISES
7.01    Surrender of Possession. At the expiration or early termination of this Lease with respect to any Property Location, Tenant shall surrender possession of such Property Location to Landlord and deliver all keys to each of the applicable Buildings to Landlord and make known to Landlord the combination of all locks of vaults then remaining in each of such Buildings, and, subject to the following paragraph, shall return such Property Location and all equipment and fixtures of Landlord therein to Landlord in good working condition (subject to Tenant’s rights contained in Article 11 and Section 9.02), reasonable wear and tear, casualty and condemnation excepted.

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7.02    Trade Fixtures and Personal Property. Tenant’s merchandise, furniture, machinery, trade fixtures, non-trade fixtures, inventory and other items of personal property of every kind and description (collectively, “Tenant’s Personalty”), shall belong to Tenant throughout the Term, and Tenant shall have the right to remove Tenant’s Personalty from each Property Location and the obligation to restore any damage to the applicable Property Location caused thereby, such removal and restoration to be performed prior to the end of the Term with respect to such Property Location or within twenty (20) days following termination of this Lease or Tenant’s right of possession with respect to such Property Location, whichever is earlier. If Tenant fails to remove such items, Landlord may do so and thereupon the provisions of Section 16.04 shall apply.
7.03    Survival. All obligations of Tenant under this Article 7 shall survive the expiration of the Term or earlier termination of this Lease.
ARTICLE 8.
HOLDING OVER
If Tenant remains in possession of any Property Location after the expiration of the Term with respect thereto, Tenant, at Landlord’s option and within Landlord’s sole discretion, may be deemed a tenant on a month-to-month basis and shall continue to pay Rent, except that Tenant shall pay Landlord one hundred twenty-five percent (125%) of the Base Rent Allocation applicable to such Property Location then applicable to the final Lease Year of the Term for the period Tenant remains in possession of such Property Location. The foregoing provisions shall not serve as permission for Tenant to holdover, nor serve to extend the Term for any Property Location (although Tenant shall remain bound to comply with all provisions of this Lease with respect to each Property Location until Tenant vacates such Property Location, and shall be subject to the provisions of Article 7).
ARTICLE 9.
CONDITION AND CARE OF PREMISES
9.01    As-Is Condition. Tenant acknowledges and agrees that Tenant accepts each Property Location in “AS-IS, WHERE-IS” condition and agrees that Landlord makes no representation or warranty as to the condition thereof Tenant further acknowledges and agrees that, prior to the Commencement Date, Tenant or an affiliate of Tenant was in sole and exclusive possession and control of each Property Location.
9.02    Tenant’s Obligations. Subject to Tenant’s rights set forth in Article 11 below and this Section 9.02, Tenant shall maintain, or cause to be maintained, in good working order each Property Location, including the Building and any other improvements located thereon, the equipment serving the Building, and the other improvements located thereon, including, without limiting the generality of the foregoing, roofs, foundations and appurtenances to the Building, all mechanical, electrical, plumbing, and heating, air-conditioning and ventilation systems located in or otherwise serving such Building, and all water, sewer and gas connections, pipes and mains which service such Building which neither any public utility company nor a public authority is obligated to repair and maintain, and shall put, keep and maintain each Building, and the other improvements on such Parcel in good working order and make all repairs therein and thereon,

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interior and exterior, structural and nonstructural, necessary to keep the same in good working order and to comply with all applicable Laws, howsoever the necessity or desirability therefor may occur. When used in this Lease, the term “repairs” shall include all alterations, installations, replacements, removals, renewals and restorations, and the phrase “good working order” or “good working condition” means good working order or good working condition, reasonable wear and tear, casualty and condemnation excepted. Notwithstanding the foregoing, (a) Tenant also shall perform common area maintenance and repairs and other duties with respect to any Property Location or any adjoining property to the extent that Landlord is required to do so under any REAs (whereupon Tenant shall be entitled to reimbursement from any third party pursuant to any such REAs), and (b) so long as no Default has occurred and is continuing and subject to Tenant’s obligation to maintain each Property Location in good working order as set forth above, Tenant shall not be required to make any structural or capital repairs or improvements to any Property Location during the last two (2) years of the Term for such Property Location. For purposes of this Section 9.02, “the last two (2) years of the Term” refers to the final years of the Term with respect to a Property Location, as extended, and Tenant’s obligations to repair and maintain such Property Location will continue during the last two (2) years of the initial Term with respect thereto or any Extension Period with respect thereto for which Tenant has exercised its Extension Option.
9.03    Landlord Not Obligated. Landlord shall not be required to furnish any services, utilities or facilities whatsoever to the Premises, nor shall Landlord have any duty or obligation to make any alteration, change, improvement, replacement, restoration or repair to, or to demolish, the Buildings or any other improvements presently or hereafter located on the Parcels. Tenant assumes the full and sole responsibility for the condition, operation, repair, alteration, improvement, replacement, maintenance and management of the Premises, including any Building or any other improvements.
9.04    Compliance with REA(s). Notwithstanding anything to the contrary contained herein, it is expressly understood and agreed by and between Landlord and Tenant that any Property Location may be subject to construction, operating, development, cross easement and reciprocal easement agreements or other declarations, covenants, restrictions or easement agreements in effect as of the Effective Date, or subsequently entered into as provided in this Section 9.04 or Article 26, in favor of an owner of adjoining property or to which Landlord is a party or that are binding on Landlord or the Premises or that are a matter of public record affecting such Property Location or any portions thereof, or any similar agreements, as may be amended from time to time (hereinafter each referred individually as an “REA” and collectively as the “REAs”), and Tenant, for itself and any permitted assignee or subtenant, hereby covenants and agrees to comply with, perform all obligations (whether those of Tenant or Landlord) under and not violate any provision of the REAs. Tenant shall pay or cause to be paid, in a timely manner, all charges, costs and other obligations imposed on or with respect to the Premises or Landlord pursuant to any REAs. Neither Landlord nor Tenant shall grant or agree to any new REA affecting a Property Location or to any consents, approvals, waivers, modifications, amendments or terminations of any REA in existence as of the Effective Date (collectively, an “REA Change”) without the prior written consent of the other party in each instance, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, with respect to the development of previously subdivided outlots owned by Tenant that are not part of the Premises, Tenant shall have the right to consent to such outlot

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development on behalf of Landlord under any REA (or Landlord shall execute a consent, in form and substance reasonably satisfactory to Landlord, upon the reasonable request of Tenant) so long as Tenant represents to Landlord that such development does not materially and adversely affect the use or operation of or access to or from the applicable Property Location and the development will not (a) cause any portion of such Property Location to be in violation of any Legal Requirements, (b) create any liens on such Property Location, or (c) violate the terms of any document or instrument of record encumbering such Property Location, including without limitation, any REA. In any instance in which a party requests the consent of the other party to an REA Change, the other party shall respond to such request within twenty (20) days; provided, that if there is no response within said twenty (20) day period, consent shall be deemed to have been given upon the expiration of said twenty (20) day period. Landlord agrees that Tenant shall enjoy the access, parking, easement and right to receive services and benefits that inure to Landlord under all REAs, concerning such access, parking, easement rights or the right to receive services thereunder. Landlord hereby grants unto Tenant the rights of enforcement and audit with respect to all of the REAs on Landlord’s behalf, at Tenant’s sole cost and expense. If Tenant cures a default or enforces performance by the other owner or other party to an REA in accordance with an REA and in doing so spends money, or if at the time in question Tenant is performing the common area maintenance under that REA and the adjacent owner or other party fails to pay its share of expenses, Landlord grants Tenant, to the extent granted under the REA, the right to collect reimbursement from the adjacent owner or the other party to said REA, provided that Landlord shall have no liability to Tenant with respect to any amounts paid or costs incurred by Tenant. Landlord agrees that, upon Tenant’s request and at Tenant’s sole cost and expense, Landlord will enforce the terms of any REAs for the benefit of Tenant. Except to the extent of Landlord’s willful wrongful acts or gross negligence (provided that the term “gross negligence” used in this Section shall not include gross negligence imputed as a matter of law to any of the Landlord Indemnified Parties solely by reason of Landlord’s interest in any Property Location or Tenant’s failure to act in respect of matters which are or were the obligation of Tenant under this Lease), Tenant agrees that it will defend, indemnify and hold harmless the Landlord Indemnified Parties from and against any and all Losses arising from or related to a default by Tenant under the REAs, that continues beyond applicable notice and cure periods, and any enforcement actions described in this Section. Promptly after the request of Tenant, Landlord shall execute such documents as may be reasonably requested by Tenant in connection with any REA so that to the extent permitted by such REA, (i) Tenant is entitled to directly receive any notices under the REA (with a required copy to Landlord), (ii) Tenant, together with Landlord, is named as a co‑insured under any insurance policies required to be maintained by any other party under the REA, (iii) Tenant, together with Landlord, is afforded the benefit of all rights, easements, licenses and benefits afforded to the Property Location under the REA, and (iv) Tenant is able to directly enforce and audit the REA and to directly exercise all rights and remedies in connection with any breach of the REA by any other party.
9.05    Intentionally Omitted.
9.06    Warranties. Landlord hereby assigns, without recourse or warranty whatsoever, to Tenant (to the extent assignable), (a) all claims against third parties for damages to the Premises to the extent that such damages are Tenant’s responsibility to repair pursuant to the provisions of this Lease, and (b) all warranties, guaranties and indemnities, express or implied, and similar rights

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which Landlord may have against any manufacturer, seller, engineer, contractor or builder in respect of any of the Property Locations, including, but not limited to, any rights and remedies existing under contract or pursuant to the Uniform Commercial Code (collectively, the “Warranties”). Tenant shall take all commercially reasonable action necessary to preserve the rights under the Warranties assigned hereunder. Upon the occurrence of a Default and the Landlord’s exercise of its remedies under Section 16.02 hereof or the expiration or sooner termination of this Lease, the Warranties shall automatically revert to Landlord. The foregoing provision of reversion shall be self-operative and no further instrument of reassignment shall be required.
ARTICLE 10.
RIGHTS RESERVED TO LANDLORD
Landlord reserves the right, exercisable without notice and without liability to Tenant for damage or injury to property, Person or business and without effecting an eviction or disturbance of Tenant’s use or possession or giving rise to any claim for setoff or abatement of rent or affecting any of Tenant’s obligations under this Lease, (a) at any time during the one hundred twenty (120) days prior to the expiration of the Term with respect to any Property Location, to exhibit such Property Location at reasonable hours upon prior notice to Tenant and giving Tenant the opportunity to have its representative accompany the group performing such exhibition, and (b) to decorate, remodel, repair, alter or otherwise prepare each Property Location for re-occupancy at any time after a Default by Tenant under this Lease and Tenant surrenders such Property Location to Landlord.
ARTICLE 11.
ALTERATIONS
11.01    Alterations. Tenant shall have the sole and complete right and authority, without Landlord’s consent or approval but subject to the provisions contained in any REAs and Overleases relating to alterations, to alter or change each Property Location in any way, including, without limitation, dividing each Property Location (excluding any subdivision of any land) and adding additional signage; provided that (i) Tenant gives Landlord prior written notice of any material alterations, and (ii) at any one time Tenant may not make any proposed structural alterations to any Property Location in excess of Two Million Dollars ($2,000,000) per Lease Year, increased annually based on increases in the CPI (the “Alteration Cap”), without Landlord’s prior written consent, which consent shall not be unreasonably, withheld, conditioned or delayed, it being understood, however, that the refusal or failure of Landlord’s Mortgagee to grant consent (to the extent required and applicable) to the alterations shall be a reasonable basis for Landlord to withhold its consent. For the purposes of this Lease, the term “structural” shall mean the roof, foundation or load-bearing walls of any Building. In addition, Tenant shall not demolish, replace or materially alter any structural or non-structural portions of any Building or any other improvements located on a Property Location, or any part thereof, or make any addition thereto, whether voluntary or in connection with a repair or Restoration (as defined in Section 14.01) required by this Lease (collectively, the “Capital Improvement”), unless Tenant shall comply with the following requirements:
(a)    Each Capital Improvement, when completed, shall be of such a character as not to materially reduce the value of the applicable Property Location below its value immediately before construction of such Capital Improvement was commenced;

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(b)    Each Capital Improvement shall be made with reasonable diligence (subject to Force Majeure) and in a good and workmanlike manner and in compliance with all applicable permits and authorizations and, as applicable, any of the REAs and Overleases. No Capital Improvement shall impair the safety or structural integrity of the applicable Building;
(c)    In connection with the construction of any Capital Improvement, the applicable Property Location and the assets of Landlord shall (subject to the provisions of Article 26) at all times be free of liens for work, services, labor and materials supplied or claimed to have been supplied to the applicable Property Location;
(d)    No structural Capital Improvement shall be undertaken without obtaining the insurance required by Section 6.01 hereof, and “all risk” builder’s risk property insurance for the full replacement cost of the subject Capital Improvement on a completed value basis;
(e)    No Capital Improvement shall be undertaken until Tenant shall have procured and paid for, insofar as the same may be required from time to time, all permits and authorizations of all governmental authorities for such Capital Improvement. Landlord shall join in the application for such permit or authorization and cooperate with Tenant and execute any additional documents as may be necessary to allow Tenant to complete the alterations and changes, provided it is made without cost, liability, obligation or expense to Landlord. Tenant agrees that it will defend, indemnify and hold harmless the Landlord Indemnified Parties from and against any and all Losses arising from or related to construction of any Capital Improvements and any failure to comply with the requirements in connection with a Capital Improvement as described in this Section;
(f)    All Capital Improvements shall be deemed a part of the Premises and, except as set forth in Section 7.02, belong to Landlord at the expiration or early termination of the Term, and Tenant shall execute and deliver to Landlord such instruments as Landlord may require to evidence the ownership by Landlord of such Capital Improvements; and
(g)    Excluding Capital Improvements required as a result of any condemnation or casualty or required to comply with Legal Requirements, the maximum costs of Capital Improvements that are not substantially complete or not fully paid for by Tenant, at any one time, shall not exceed Thirty Million Dollars ($30,000,000), increased annually based on increases in the CPI.
Upon completion of the Capital Improvements, Tenant shall promptly provide Landlord with (1) an architect’s certificate certifying that the Capital Improvements have been completed in conformity with the plans and specifications therefor (if the alterations are of such a nature as would customarily require the issuance of such certificate from an architect), (2) a certificate of occupancy (if the alterations are of such a nature as would require the issuance of a certificate of occupancy under applicable Laws), and (3) any other documents or information reasonably requested by Landlord.
ARTICLE 12.
ASSIGNMENT AND SUBLETTING

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12.01    Assignment.
(a)    Subject to Section 12.07 below, Tenant shall have the right to assign or transfer this Lease, either wholly or in part, or any interest hereunder, without Landlord’s consent or approval, so long as Tenant shall remain liable under this Lease. Upon the occurrence of any assignment: (1) Tenant shall provide to Landlord notice thereof, along with a copy of such assignment and, if applicable, an officer’s certificate of Tenant, in the form attached hereto as Schedule 12.01, certifying that the conditions set forth in Section 12.01(b) below have been satisfied; (2) Landlord shall enter into a separate lease with assignee as to the applicable Property Location assigned upon substantially the same terms and conditions as this Lease (except for such provisions which by their terms are not applicable to such Property Location assigned), including, without limitation, (A) the base minimum rent of such Property Location assigned is equal to or greater than the Base Rent Allocation for such Property Location, (B) the lease term for such assignment is at least equal to the then remaining Term applicable to such Property Location, and (C) the use of such Property Location will not violate any Laws or REAs or Overleases; (3) no default under a Property Location that has been assigned to a third party by Tenant in accordance with and pursuant to the requirements of the provisions of this Section 12.01 (an “Assigned Lease”) shall constitute a Default under this Lease, and no Default under this Lease shall constitute a default under an Assigned Lease, and (4) this Lease shall be amended to release such Property Location from this Lease and to reduce the Base Rent by the Base Rent Allocation for such Property Location, with all other teens and conditions of this Lease remaining in full force and effect.
(b)    Notwithstanding any provision contained in Section 12.01(a), but subject to Section 12.07 below, as to that Property Location assigned, Tenant’s obligations under this Lease shall terminate entirely and, except for any liabilities of Tenant which accrued prior to the date of assignment, Tenant shall be released of any liability under this Lease so long as the following requirements are met: (i) the assignee has an investment rating of “BBB” or better from Standard and Poor’s (or an equivalent rating or shadow rating from another nationally recognized statistical rating service), or (ii) at the time of the proposed assignment, the assignee (1) has a tangible net worth as determined in accordance with generally accepted accounting principles consistently applied (“Tangible Net Worth”) of at least Fifty Million Dollars ($50,000,000), and (2) meets or exceeds an EBITDAR Ratio (calculated on a trailing twelve (12) month basis at the time of such test) (as defined in Section 30.06(c)) of 1.60 to 1, and (3) has an annual revenue of at least Six Hundred Million Dollars ($600,000,000), or (iii) the assignee has a Tangible Net Worth of at least Two Hundred Fifty Million Dollars ($250,000,000); provided, however, that Tenant may satisfy any one of the foregoing conditions of assignee by providing, or causing to be provided, a guaranty agreement, in form and substance reasonably acceptable to and approved by Landlord, in writing, such approval not to be unreasonably withheld or delayed, which guaranty shall be from an entity that meets the requirements of (i), (ii) or (iii) set forth above in this Section 12.01(b)
12.02    Change of Control. The following transactions, transfers or changes in control or ownership of Tenant shall not constitute an assignment under the terms of this Lease: (a) a transfer of Tenant’s entire interest in this Lease to any entity in connection with intercompany corporate transfers whose ownership is controlled by Tenant or Tenant’s parent or ultimate parent; or (b) a transfer of Tenant’s entire interest in this Lease to any entity which has the power to direct Tenant’s

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management and operation, or any entity whose management and operation is controlled by Tenant or Tenant’s parent or ultimate parent or is under common control with Tenant or Tenant’s parent or ultimate parent; or (c) a transfer of Tenant’s entire interest in this Lease to any entity, a majority of whose voting rights are owned by Tenant or Tenant’s parent or ultimate parent; (d) a transfer to any entity into which or with which Tenant, its successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions of merger or consolidation of entities, so long as the liabilities of the entities participating in such merger or consolidation are assumed by the entity surviving such merger or created by such consolidation; or (e) a sale of substantially all of the stock of Tenant; or (f) a sale of substantially all of the assets of Tenant to a single entity that expressly assumes this Lease; or (g) a similar intercompany transaction to those described in (a), (b) or (c) above; or (h) a similar corporate transaction to those described in (d), (e) and (f) above. With respect to each of the transactions described in items (a), (b), (c) and (g) above of this Section, Tenant shall remain liable under this Lease. With respect to each of the transactions described in items (d), (e), (f) and (h) above of this Section, Tenant’s obligations under this Lease shall terminate entirely and Tenant shall be released of any liability under this Lease, except for any liabilities of Tenant which accrued prior to the date of such transaction.
12.03    Subletting and Non-Disturbance. Subject to Section 12.07 below, Tenant shall have the right to sublet any Property Location or any portion thereof, without Landlord’s consent or approval, so long as Tenant shall remain liable under this Lease and Tenant delivers notice thereof to Landlord along with a copy of any such sublease. Upon the request of Tenant from time to time, if (a) the terms of a sublease were negotiated on an arm’s length basis with a third party not affiliated with Tenant; (b) the base minimum rent per square foot of the Property Location or portion thereof sublet for the term of such sublease is equal to or greater than Base Rent Allocation PSF (as defined below) for such Property Location; (c) the terms of the sublease shall have substantially the same terms and conditions as this Lease, including, without limitation, the same lease term (as applicable to the applicable Property Location), rent escalations, covenants, escrows and reserves and financial reporting requirements (except for such provisions which by their terms are not applicable to such Property Location sublet); (d) the tenant under the sublease at the time of the sublease (i) has an investment rating of “BBB” or better from Standard and Poor’s (or an equivalent rating or shadow rating from another nationally recognized statistical rating service) or (ii) at the time of the proposed sublease, is a reputable, creditworthy tenant and meets or exceeds an EBITDAR Ratio (calculated on a trailing twelve (12) month basis at the time of such test) of 1.25 to 1; or (iii) at the time of the proposed sublease, has a Tangible Net Worth of at least Twenty Five Million Dollars ($25,000,000), (provided, however, that Tenant may satisfy any one of the foregoing conditions of tenant under the sublease set forth in (d)(i), (ii) or (iii) above by providing, or causing to be provided, a guaranty (in form and substance reasonably acceptable to and approved by Landlord in writing, such approval not to be unreasonably withheld or delayed) from an entity that meets any of the foregoing requirements), (e) the sublease contains no other material provisions that (i) benefit the subtenant and are unusual for a “market” sublease of the type in question and (ii) are materially adverse to a landlord, and (f) Tenant provides Landlord with an officer’s certificate of Tenant certifying compliance with the criteria in subsections (a) through (e), and attaching a schedule of rent calculations and other details supporting the certifications, in the form attached hereto as Schedule 12.03, then Landlord shall execute and deliver to such subtenant a written agreement substantially in the form attached hereto as Exhibit D (an “NDA”), to the effect that, notwithstanding

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the termination of this Lease or Tenant’s possessory and other rights and obligations under this Lease by Landlord, so long as such subtenant shall continue to observe and perform all of its obligations under a sublease, such subtenant and the rights of subtenant under any sublease shall not be disturbed by Landlord but shall continue in full force and effect, Landlord shall assume the obligations of the landlord under the sublease and no Default under this Lease shall apply to any such sublease. For avoidance of doubt, the payment by Tenant to a subtenant of a tenant allowance at the execution of the sublease shall not be considered unusual. In the event of a termination of this Lease, any sublease for which a NDA has been executed and delivered by Landlord shall continue in full force and effect as a direct lease between Landlord and subtenant, subject to the terms of such NDA. Landlord agrees to execute, and to use commercially reasonable efforts to cause its Mortgagee to execute, such documentation as may be reasonably required to effectuate the non-disturbance contemplated herein, including, without limitation, estoppel letters, recognition agreements and a non disturbance agreement, substantially in the form attached hereto as Exhibit D. As used in this Lease the “Base Rent Allocation PSF for any Property Location means the Base Rent Allocation for such Property Location divided by the square footage of the building on such Property Location as set forth in Exhibit M.
12.04    Assignment by Landlord.
(a)    As a material inducement to Landlord’s willingness to complete the transactions contemplated by this Lease (the “Transaction”), Tenant hereby agrees that Landlord may, from time to time and at any time and without the consent of Tenant, engage in all or any combination of the following, or enter into agreements in connection with any of the following or in accordance with requirements that may be imposed by applicable securities, tax or other Laws: the sale, assignment, grant, conveyance, transfer, financing, refinancing, purchase or re-acquisition in whole or in part, of the Premises, any Property Location, or this Lease, Landlord’s right, title and interest in this Lease, the servicing rights with respect to any of the foregoing, or participations in any of the foregoing, provided, however, in no event may Landlord disclose or permit the disclosure of the financial information described in Section 31.17(c) (except as otherwise provided therein) to any potential purchaser, assignee, transferee or lender that owns or can direct the management, directly or indirectly, of five (5) or more commonly managed retail locations. Without in any way limiting the foregoing, the parties acknowledge and agree that Landlord, in its sole discretion, may assign this Lease or any interest herein to another Person (including without limitation, a taxable REIT subsidiary) in order to maintain Landlord’s or any of its affiliates’ status as a REIT. In the event of any such sale or assignment other than a security assignment, Tenant shall attorn to such purchaser or assignee (so long as Landlord and such purchaser or assignee notify Tenant in writing of such transfer and such purchaser or assignee expressly assumes in writing the obligations of Landlord hereunder). At the request of Landlord, Tenant will execute such documents confirming the sale, assignment or other transfer and such other agreements as Landlord may reasonably request, provided that the same do not increase the liabilities and obligations, or decrease the rights, of Tenant hereunder in any manner whatsoever, and Landlord shall reimburse the reasonable costs and expenses incurred by Tenant related to the execution and delivery of such documents, provided that such costs and expenses are in excess of the costs and expenses Tenant may incur in connection with the performance of its obligations under this Lease. Landlord shall be relieved, from and after the date of such transfer or conveyance, of liability for the performance of any obligation of Landlord

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contained herein, except for any obligations or liabilities accrued prior to the date of such assignment or sale.
(b)    In the event that from time to time Landlord desires to assign partially its interest in this Lease with respect to one or more Property Locations (including without limitation to one or more Control Affiliates of Landlord) (a “Landlord Assignment Transaction”), then, subject to the terms of this Section 12.04(b), (i) Landlord shall prepare a landlord assignment lease agreement (or landlord assignment lease agreements, in Landlord’s discretion) in the form of Exhibit K attached hereto with respect to any such Property Locations (each, a “Landlord Assignment Lease Agreement”); (ii) upon the assignment by Landlord, this Lease shall be amended to exclude any such Property Locations from this Lease, and the Base Rent hereunder shall be reduced by aggregate of the Base Rent Allocations for such Property Locations; and (iii) the initial base rent payable under any Landlord Assignment Lease Agreement shall equal the aggregate of the Base Rent Allocations of the Property Locations demised under such Landlord Assignment Lease Agreement. In such event, Tenant shall deliver two (2) counterpart executed originals of any such new Landlord Assignment Lease Agreement within seven (7) Business Days after delivery by Landlord to Tenant of (1) a complete and accurate execution version of such Landlord Assignment Lease Agreement (the “Landlord Assignment Lease Agreement Return Date”) and (2) a certificate from an officer of Landlord in the form attached hereto as Exhibit N. In addition, Landlord shall deliver and Tenant shall execute, deliver and notarize, where applicable (or cause to be executed, delivered and notarized, as applicable) to Landlord two (2) originals of each of the following documents (collectively, the “Additional Landlord Assignment Documents”) within (7) Business Days after written request from Landlord (the “Additional Landlord Assignment Documents Return Date”) with respect to such Landlord Assignment Lease Agreement: (A) a new guaranty substantially and materially in the form of Exhibit L for the benefit of Landlord’s assignee, (B) a subordination, non-disturbance and attornment agreement that may be requested by Tenant or Landlord’s assignee’s lenders, substantially and materially in the form attached hereto as Exhibit E (the “Assignment SNDA”), (C) a Landlord Agreement that may be requested by Tenant or its lenders, substantially and materially in the form attached hereto as Exhibit F (“Assignment Landlord Agreement”), (D) an estoppel letter that may be requested by Landlord’s assignee or its lenders, or both, substantially and materially in the form of Exhibit C, (E) a memorandum of lease substantially and materially in the form of Exhibit G regarding the Landlord Assignment Lease Agreement, (F) an amendment to this Lease removing the applicable Property Locations and reducing Base Rent hereunder as provided herein substantially and materially in the form attached hereto as Exhibit O, and (G) a termination of any memorandum of lease regarding this Lease that encumbers any of the applicable Property Locations substantially and materially in the form attached hereto as Exhibit P. Without limiting the foregoing, Tenant agrees to cooperate reasonably with Landlord in connection with any such assignment at Landlord’s sole cost and expense. Without limiting Section 31.04, from and after the effective date of any such Landlord Assignment Lease Agreement, Landlord shall be automatically released (without need for any further agreement or other document) from any liability thereafter arising with respect to the Property Locations covered thereby but shall not be released for liabilities that arose or existed prior with respect thereto (unless Landlord’s assignee fully assumes all such liabilities). In no event shall Landlord have any liability under any Landlord Assignment Lease Agreement. Tenant agrees that any Landlord Assignment Agreement may be, in Landlord’s sole discretion, a “master lease” agreement covering multiple Property Locations,

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which Landlord Assignment Lease agreement may include, in Landlord’s sole discretion alternative provisions as described in notes to the form of Landlord Assignment Lease Agreement attached hereto as Exhibit K. In addition, any Landlord assignee that is a Landlord’s Control Affiliate may, in its sole discretion, elect to conform the terms of such Landlord Assignment Lease Agreement (other than base rent thereunder) covering five (5) or more Property Locations to this Lease, rather than to the form of Landlord Assignment Lease Agreement attached hereto as Exhibit K. . (As used herein, “Control Affiliate” means, in relation to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, the first Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.) Notwithstanding anything to the contrary contained in this Lease, Landlord agrees that it shall not (y) effectuate any Landlord Assignment Transaction (or any other sale, assignment, transfer or otherwise of any Property Location or portion thereof by Landlord) hereunder prior to June 1, 2021 that would cause as of the date of the consummation of such Landlord Assignment Transaction (or such other sale, assignment, or transfer) Base Rent under this Lease to be reduced below $20,000,000, or (z) assign, sell or otherwise transfer any Property Location that contains any outlots as set forth on Schedule 12.04(b) (collectively, the “Sale Restriction”). In addition, if Tenant reasonably determines that any initial base rent to be paid under any Landlord Assignment Lease Agreement would result in such Landlord Assignment Lease Agreement being treated as a capital lease under GAAP as of the date of the consummation of the applicable Landlord Assignment Transaction (and such Landlord Assignment Lease Agreement would not otherwise be treated as a capital lease under GAAP) (“Capital Lease Treatment”), Tenant may notify Landlord of same prior to the earlier of (u) five (5) Business Days following delivery by Landlord to Tenant of any complete and accurate execution version of any Landlord Assignment Lease Agreement, or (v) five (5) Business Days following any written request from Landlord to Tenant for Tenant’s reasonable determination whether or not any initial base rent described in such request under any proposed Landlord Assignment Lease Agreement described in such request would result in Capital Lease Treatment for such Landlord Assignment Lease Agreement. After receiving any such notice from Tenant, Landlord may elect, in its sole discretion, to either (AA) reasonably negotiate with Tenant a reduced initial base rent amount that will not directly result in Capital Lease Treatment for such Landlord Assignment Lease Agreement, in which event such reduction in initial base rent shall be reflected in the applicable Landlord Assignment Lease Agreement, and the Base Rent and Base Rent Allocations hereunder shall also be adjusted hereunder as Landlord and Tenant may reasonably determine (and evidenced by a written amendment hereto by and between Landlord and Tenant), including without limitation such that at the consummation of such Landlord Assignment Transaction the Base Rent hereunder plus the amount of such initial base rent under such Landlord Assignment Lease Agreement plus the initial base rents any other Landlord Assignment Lease Agreements that are a part of such Landlord Assignment Transaction equals the Base Rent hereunder immediately preceding such Landlord Assignment Transaction, or (BB) modify, in a manner reasonably acceptable to Tenant, the Landlord Assignment Lease Agreement, such that it expressly evidences an assignment of a portion of this Lease as of the date of the consummation of such Landlord Assignment Transaction, rather than a new and separate lease commencing as of the date of the consummation of such Landlord Assignment Transaction (either such adjusted or modified Landlord Assignment Lease

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Agreement referenced in clause (AA) or (BB) to be hereinafter referred to as a “Replacement Landlord Lease Assignment Agreement”). Without limiting any other obligation herein (including without limitation Tenant’s obligation under clause (v) in this subsection (b) above or clause (AA) or (BB) in this subsection (b) above), Landlord agrees that if Tenant notifies Landlord of Tenant’s reasonable determination of Capital Lease Treatment for any Landlord Assignment Lease Agreement within five (5) Business Days after Landlord has delivered to Tenant a complete and accurate execution version thereof, Tenant shall not have any obligation, and shall not be required, to execute and deliver such Landlord Assignment Lease Agreement or the related Additional Landlord Assignment Documents to Landlord (provided, however, that the foregoing shall not limit Tenant’s obligation to deliver to Landlord two (2) executed counterparts of any complete and accurate execution version of any Replacement Landlord Assignment Lease Agreement delivered by Landlord to Tenant hereunder, or any other related Additional Landlord Assignment Documents, in connection with a Landlord’s election described in clause (AA) or (BB) above, within seven (7) Business Days after delivery of such documents by Landlord to Tenant (which seventh (7th) Business Day shall be the Landlord Assignment Lease Agreement Return Date or Additional Landlord Assignment Documents Return Date, respectively, for such documents). Landlord agrees to obtain and deliver to Tenant within one (1) Business Day after the consummation of any Landlord Assignment Transaction fully-executed (and, where applicable, notarized) versions of any Assignment SNDA and Assignment Landlord Agreement (each as applicable) as a condition to the effectiveness of such Landlord Assignment Transaction. Landlord will provide to Tenant copies of each Landlord Assignment Lease Agreement,= and other Additional Landlord Assignment Documents each within seven (7) Business Days after the consummation of the applicable Landlord Assignment Transaction.
12.05    Substitution. Subject to Section 12.07 below, Tenant shall have the right to substitute like-kind assets for any Property Locations; provided, however, that (1) Tenant shall not have any such substitution right if the substitution of any Property Location would cause Landlord to recognize income or gain from a “prohibited transaction” as defined under Section 857(b)(6) of the Internal Revenue Code of 1986, as the same may be amended from time to time (the “Code”) or such substituted like-kind asset is not “real property” under Section 856 of the Code, and (2) Landlord may irrevocably elect to retain the Property Locations that Tenant requests for substitution. If Tenant elects to conduct a substitution such that another unencumbered property location or locations (the “Substitute Property”) is substituted for a Property Location being released:
(a)    Tenant shall reimburse Landlord for substitution fees, costs and expenses (including without limitation, fees and expenses related to legal opinions) charged by Landlord’s Mortgagee and other out-of-pocket fees and costs reasonably and actually incurred by Landlord in connection with such substitution;
(b)    Subject to the requirements set forth in this Section 12.05, Landlord covenants that it shall provide Tenant with such cooperation as Tenant may reasonably request to qualify any exercise by Tenant of a substitution right under this Section 12.05 as a transaction qualifying under Section 1031 of the Code, provided, however, that (i) Landlord shall not be obligated to pay, suffer or incur any additional expenses or liabilities as a result of cooperating in Tenant’s exchange and Landlord shall not be obligated to acquire any other real property in

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connection with Tenant’s exchange; (ii) Landlord shall not have any liability to Tenant for failure of the exchange to qualify under the Code; (iii) except as otherwise expressly provided in this Lease, any assignment(s) made by Tenant in connection with such exchange shall not relieve Tenant of its obligations under this Lease; and (iv) the completion of one or more tax-deferred exchanges is not a condition to the performance by Tenant of the obligations of Tenant set forth in this Lease; and
(c)    The substitution shall comply with the substitution requirements, if any, of Landlord’s Mortgagee related to substitution, as well as the following:
(i)    the Substitute Property shall be made subject to this Lease with no decline in Base Rent or any other Rent due hereunder;
(ii)    the appraised value of the Substitute Property shall be equal to or greater than the appraised value of the Property Location being released (each such appraisal having been prepared within one hundred eighty (180) days prior to the release and substitution date);
(iii)    the Substitute Property shall have a store level profitability equal to or greater than the store level profitability of the Property Location being released;
(iv)    to the extent required by its Mortgagee, Landlord shall have obtained (A) the written consent of its Mortgagee to such substitution, and (B) confirmation from each statistical rating agency that has assigned a rating to securities sold in any securitization in which any loan related to a Mortgage has been included that such Substitute Property shall not result in the downgrade, withdrawal or qualification of any securities backed by such respective loan;
(v)    no Default under this Lease has occurred and is continuing;
(vi)    the Property Location being substituted shall be released from this Lease; and
(vii)    with respect to the Substitute Property, Landlord and its Mortgagee shall have received an engineering report and an environmental report, dated not more than one hundred eighty (180) days prior to the proposed date of substitution, acceptable to Landlord and its Mortgagee.
12.06    Concessionaires. Notwithstanding anything herein to the contrary, Tenant shall have the right, without Landlord’s consent or approval, to sublease or license any portion of any Property Location to concessionaires consistent with Tenant’s typical store operations, including without limitation, the existing license agreement between Tenant and Payless dated July 23, 1999, as amended; provided that (a) the term of such sublease or license shall not extend beyond the period that ends one day before the expiration of the Term applicable to the Property Location to which such sublease or license relates; and (b) Tenant makes commercially reasonable efforts to provide to Landlord copies of any such sublease (provided that the failure to deliver the same shall not constitute a default by Tenant under this Lease). In addition, Tenant shall deliver to Landlord from time to time a true, correct and complete list of any such subleases or licenses encumbering any Property Location within ten (10) days’ after written request therefor from Landlord.

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12.07    Limits on Assignment, Subletting and Substitution.
Tenant shall not have the right to assign, sublet, or license, or grant any similar right regarding all or any portion of any Property Location unless Tenant shall have provided to Landlord, immediately prior to the effective date of such assignment, sublease, license, or similar agreement, an officer’s certificate (the “Assignment or Sublease Officer’s Certificate”) signed by an officer of the assignee, sublessee, licensee or similar occupant, as the case may be, certifying that none of the parties identified by Landlord as a ten percent (10%) or more shareholder of Landlord (on a written list certified by Landlord and to be provided to Tenant following the request of Tenant in connection with any proposed assignment, sublease, license or similar agreement) owns, directly or, to the assignee’s, sublessee’s, licensee’s or similar occupant’s actual knowledge after such assignee, sublessee, licensee or similar occupant has made inquiry of its officer or similar person that is responsible for maintaining records regarding the direct ownership of such assignee, sublessee, licensee or similar occupant, indirectly, (1) ten percent (10%) or more of the total combined voting power of all classes of voting capital stock of the assignee, sublessee, licensee or similar occupant, as the case may be, or (2) ten percent (10%) or more of the total value of all classes of capital stock of the assignee, sublessee, licensee or similar occupant, as the case may be. Landlord shall provide the written list described in the preceding sentence within five (5) business days of written request therefor by Tenant and, in the absence of timely provision of such list, such officer’s certificate shall be based on the latest written list delivered by Landlord to Tenant.
ARTICLE 13.
WAIVER OF CERTAIN CLAIMS; INDEMNITY BY TENANT
13.01    Waiver of Certain Claims. Except as otherwise required under applicable law or to the extent of Landlord’s willful wrongful acts or gross negligence (provided that the term “gross negligence” used throughout this Article 13 shall not include gross negligence imputed as a matter of law to any of the Landlord Indemnified Parties solely by reason of Landlord’s interest in any Property Location or Tenant’s failure to act in respect of matters which are or were the obligation of Tenant under this Lease), but in all events, subject to the waiver of claims and subrogation set forth in this Lease, the Landlord Indemnified Parties shall not in any event whatsoever (a) be liable for any injury or damage to Tenant or any third party happening in, on or about the Premises, nor for any injury or damage to the Premises or to any property belonging to Tenant (including Tenant’s Personalty) or any third party which may be caused by any fire, breakage or other Casualty Event, or by any other cause whatsoever or by the use, misuse or abuse of any of the Buildings or any other improvements at a Property Location or which may arise from any other cause whatsoever; nor (b) be liable to Tenant or any third party for any failure of water supply, gas, telephone or electric current, nor for any injury or damage to any property of Tenant (including Tenant’s Personalty) or to the Premises caused by or resulting from gasoline, oil, steam, gas or electricity or hurricane, tornado, flood, wind or similar storms or disturbances, or water, rain, sleet, ice or snow which may leak or flow from the street, sewer, gas mains or subsurface area or from any part of the Premises, or leakage of gasoline or oil from pipes, storage tanks, appliances, sewers or plumbing works therein, or from any other place or from any other cause, nor for interference with light or other incorporeal hereditaments by anybody, or caused by any public or quasi-public work.

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13.02    Tenant Responsible for Personal Property. All Tenant’s Personalty and other personal property belonging to any occupant of any Property Location that is in the applicable Building or the remainder of such Property Location shall be there at the risk of Tenant or other Person only, and Landlord shall not be liable for damage thereto or theft or misappropriation thereof.
13.03    Indemnification.
(c)    Tenant agrees to use and occupy the Premises at its own risk and hereby releases the Landlord Indemnified Parties from all claims for any damage to the full extent permitted by law. Except to the extent of Landlord’s willful wrongful acts or gross negligence and without in any way limiting Tenant’s other indemnification obligations under this Lease (including without limitation, those set forth in Sections 9.04, 11.01(e), 25.08 and 32.01), Tenant shall (promptly as incurred or upon demand by any Landlord Indemnified Party) indemnify, save, protect, defend and hold harmless Landlord and any agent, beneficiary, representative, contractor, manager, member, director, employee, Mortgagee, officer, director, parent, partner, shareholder, trustee, affiliate, subsidiary, participant, successors and assigns of Landlord (collectively, with Landlord, the “Landlord Indemnified Parties”, and each, a “Landlord Indemnified Party”) from and against any and all liabilities, suits, obligations, fines, damages, penalties, claims, costs, charges and expenses, including, without limitation, reasonable engineers’, architects’ and attorneys’ fees, court costs and disbursements, which may be imposed upon or incurred by any Landlord Indemnified Party during or after (but attributable to a period of time falling within) the Term caused by, incurred or resulting from Tenant’s operations or Tenant’s use and occupancy of the Premises, whether relating to its original design or construction, latent defects, alteration, maintenance, use by Tenant or any Person thereon.
(d)    Landlord shall indemnify, save, protect, defend and hold harmless Tenant and any agent, beneficiary, representative, contractor, manager, member, director, employee, Leasehold Mortgagee, officer, director, parent, partner, shareholder, trustee, affiliate, subsidiary, participant, successors and assigns of Tenant (collectively the “Tenant Indemnified Parties” and each, a “Tenant Indemnified Party”; the Tenant Indemnified Party and the Landlord Indemnified Party shall be collectively called the “Indemnified Party”) harmless from and against any and all liabilities, suits, obligations, fines, damages, penalties, claims, costs, charges and expenses, including, without limitation, reasonable engineers’, architects’ and attorneys’ fees, court costs and disbursements, which may be imposed upon or incurred by or asserted against any Tenant Indemnified Party by reason of any willful wrongful act or gross negligence by Landlord pursuant to or in connection with this Lease or Landlord’s repossession of the Premises.
(e)    The obligations of Tenant and Landlord under this Article 13 shall not be affected in any way by the absence in any case of covering insurance or by the failure or refusal of any insurance carrier to perform any obligation on its part under insurance policies affecting the Premises or any part thereof.
(f)    If any claim, action or proceeding is made or brought against any Indemnified Party against which it is indemnified pursuant to this Section 13.03, then, upon demand by any Indemnified Party, the other party shall resist or defend such claim, action or proceedings in the Indemnified Party’s name, if necessary, by the attorneys for the insurance carrier (if such claim,

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action or proceeding is covered by insurance), otherwise by such attorneys as the Indemnified Party shall approve, which approval shall not be unreasonably withheld or delayed.
(g)    Any indemnity payments due to Landlord from Tenant hereunder that are attributable to liabilities, fixed or contingent, known or unknown (i) that existed as of the date hereof, or relate to periods prior to and including the date hereof, or (ii) to which the Premises were subject as of the date hereof, or that existed prior the date hereof and ran with the Premises and became a liability of the Landlord as the transferee or assignee of the previous owner of the Premises, shall not be treated as additional rent or other gross income of the Landlord for federal income tax purposes but as an adjustment to the Landlord’s adjusted basis in the Premises, which adjusted basis shall, prior to the receipt by Landlord of such indemnity payments, be deemed to include the amount of such liabilities. Tenant agrees that it will take no position inconsistent herewith for federal income tax purposes.
(h)    The provisions of this Section 13.03 shall survive for a period of five (5) years after the Expiration Date with respect to the applicable Property Location or earlier termination of this Lease.
ARTICLE 14.
USE OF CASUALTY INSURANCE PROCEEDS
14.01    Tenant’s Obligation to Restore. If all or any part of the improvements on any Property Location shall be destroyed or damaged in whole or in part by fire or other casualty (whether or not insured) of any kind or nature, ordinary or extraordinary, foreseen or unforeseen (a “Casualty Event”), Tenant shall give Landlord prompt written notice thereof, and Tenant, with reasonable diligence (subject to Force Majeure and Section 14.03 below), shall repair, alter, restore, replace and rebuild (collectively, “Restore” or “Restoration”) the same, as nearly as practicable to the character of the improvements on such Property Location existing immediately prior to such Casualty Event, and in no event shall Landlord be called upon to Restore the improvements on such Property Location, as now or hereafter existing, or any portion thereof or to pay any of the costs or expenses thereof. If Tenant is required to but shall fail or neglect to Restore with reasonable diligence (subject to Force Majeure and Section 14.03 below) the improvements on such Property Location or the portion thereof damaged or destroyed, or, having so commenced such Restoration, shall fail to complete the same with reasonable diligence (subject to Force Majeure) in accordance with the terms of this Lease, Landlord may (but shall not be obligated to), after thirty (30) days’ prior written notice to Tenant and Tenant’s failure to commence or re-commence such Restoration, complete such Restoration at Tenant’s expense, the costs for which Tenant shall be obligated to reimburse Landlord and until paid shall accrue Default Interest.
In the event the insurance proceeds after deduction of reasonable costs and expenses, if any, incurred by Tenant, Landlord or a Mortgagee in collecting the same (collectively, “Net Insurance Proceeds”) of any Casualty Event are less than One Million Dollars ($1,000,000.00), increased annually based on increases in the CPI (the “Restoration Threshold”), Landlord shall disburse, or cause to be disbursed, to Tenant such Net Insurance Proceeds. In the event the Net Insurance Proceeds are greater than the Restoration Threshold, Landlord shall use commercially reasonable efforts to disburse or cause Mortgagee to disburse such Net Insurance Proceeds within ten (10) days upon

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Landlord being furnished with (a) evidence reasonably satisfactory to Landlord of the estimated cost of completion of the Restoration, (b) such architect’s certificates, waivers of lien, contractor’s sworn statements, mortgagee’s title insurance endorsements, bonds, plats of survey, permits, approvals, licenses and such other documents and items as Landlord may reasonably require and approve in Landlord’s reasonable discretion, and (c) all plans and specifications for such Restoration, such plans and specifications to be approved by Landlord prior to commencement of any work, which approval shall not be unreasonably withheld, conditioned or delayed; provided, that, in any event, Landlord shall use commercially reasonable efforts to diligently provide or cause Mortgagee to diligently provide its written approval or disapproval (with reasons of sufficient specificity to allow Tenant to correct the reasonable objection) following Landlord’s receipt of such plans and specifications. Landlord may, at Tenant’s reasonable expense, retain a consultant to review and approve all requests for disbursements, which approval shall also be a condition precedent to any disbursement, which approval shall not be unreasonably withheld, conditioned or delayed; provided, that, in any event, Landlord shall use commercially reasonable efforts to cause the consultant to diligently provide its written approval or disapproval (with reasons of sufficient specificity to allow Tenant to correct the reasonable objection) following such consultant’s and/or Landlord’s receipt of Tenant’s request for disbursement. No payment made prior to the final completion of the Restoration shall exceed ninety percent (90%) of the value of the work performed; funds other than the Net Insurance Proceeds shall be disbursed prior to disbursement of such Net Insurance Proceeds; and at all times, the undisbursed balance of such Net Insurance Proceeds then held by Landlord, together with funds deposited for that purpose or irrevocably committed to the reasonable satisfaction of Landlord by or on behalf of Tenant for that purpose, shall be at least sufficient in the reasonable judgment of Landlord to pay for the cost of completion of the Restoration, free and clear of all liens or claims for a lien. Prior to the disbursement of any portion of the Net Insurance Proceeds, Tenant shall provide evidence reasonably satisfactory to Landlord of the payment of Restoration expenses by Tenant up to the amount of the insurance deductible applicable to such Casualty Event. Landlord shall be entitled to keep any portion of the Net Insurance Proceeds which may be in excess of the cost of Restoration, and Tenant shall bear all additional costs and expense of such Restoration in excess of the Net Insurance Proceeds. Notwithstanding anything in this Section 14.01 to the contrary, if, at the time of a Casualty Event, Tenant fails to meet an EBITDAR Ratio of 1.15 to 1 calculated on a trailing twelve (12) month basis at the time of such test, then Landlord shall have the right after the Casualty Event to withhold the applicable insurance proceeds for the Restoration if, at Mortgagee’s election, Mortgagee desires to apply the insurance proceeds relating to such Casualty Event to the payment of Landlord’s Mortgage (a “Casualty Withholding Event”). Promptly upon Landlord’s receipt of notice from Mortgagee of a Casualty Withholding Event (provided that Landlord shall use commercially reasonable efforts to cause Mortgagee to notify it as soon as possible of a decision), Landlord shall provide written notice thereof to Tenant.
14.02    No Abatement of Rent. Except as otherwise provided in Sections 14.03 and 14.04 below, this Lease shall not terminate, be forfeited or be affected in any manner, nor shall there be any reduction or abatement of the Rent payable hereunder, by reason of damage to or total, substantial or partial destruction of any Building or any part thereof or the improvements on any Property Location or any part thereof, or by reason of the untenantability of the same or any part thereof, for or due to any reason or cause whatsoever, and Tenant, notwithstanding any law or statute present

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or future, waives any and all rights to quit or surrender any Property Location or any part thereof; and Tenant’s obligations hereunder, including without limitation, the payment of Rent hereunder, shall continue as though the improvements on such Property Location had not been damaged or destroyed and without abatement, suspension, diminution or reduction of any kind.
14.03    Right to Terminate. Notwithstanding any other provision to the contrary contained in this Article 14, in the event that, as a result of such a Casualty Event, (a) Tenant shall reasonably estimate in the exercise of good faith business judgment that (i) the applicable Property Location cannot be used for the same purpose and substantially with the same utility as before such Casualty Event, or (ii) it will be unable to use such damaged Property Location for the customary operation of Tenant’s business for more than (1) one (1) year, or (2) one hundred twenty (120) days if such Casualty Event has occurred in the last two (2) years of the Term or any extension of the Term, or (b) Landlord elects not to provide the insurance proceeds from any Casualty Event to Tenant in accordance with a Casualty Withholding Event under Section 14.01, then, subject to the terms and conditions hereinafter set forth, Tenant shall have the right, exercisable by written notice given to Landlord no later than thirty (30) days following such Casualty Event, to cause Landlord to modify this Lease to remove the damaged Property Location (and reduce the Rent pursuant to the terms of Section 14.04 below) and, following such removal, Tenant shall have no further responsibility to Landlord with respect to such damaged Property Location, except for such indemnity or other provisions of this Lease which may relate to such damaged Property Location. Such modification shall not be effective, and Tenant’s obligation to pay Rent hereunder shall continue, until and unless (A) Tenant has complied with all obligations pursuant to Article 6 hereof, (B) Tenant has paid to Landlord all Rent and other amounts payable with respect to the damaged Property Location through the date of the Casualty Event, and (C) Tenant has paid or has caused to be paid to Landlord as its interests may appear all insurance deductibles, and all insurance proceeds which shall have been paid to Tenant with respect to the destruction or damage of such Property Location and not utilized towards the Restoration; provided, however, that Tenant shall retain those insurance proceeds in which Landlord does not have an interest including, but not limited to, Tenant’s Personalty, and ordinary payroll insurance proceeds.
14.04    Reduction of Rent. Upon removal of a Property Location pursuant to Section 14.03 above, the Base Rent shall be reduced by the Base Rent Allocation applicable to such Property Location.
ARTICLE 15.
EMINENT DOMAIN
15.01    Taking: Lease to Terminate. If a substantial portion of a Building or a Parcel shall be lawfully taken as a result of the exercise of the power of eminent domain or condemned for a public or quasi-public use or purpose by any competent authority or sold to the condemning authority under threat of condemnation (collectively, a “Condemnation”), and (a) Tenant reasonably estimates in the exercise of good faith business judgment that, as a result thereof, the applicable Property Location cannot be used for the same purpose and substantially with the same utility as before such taking or conveyance or (b) Landlord elects not to provide the Condemnation proceeds from any Condemnation to Tenant in accordance with a Condemnation Withholding Event under

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Section 15.02 below, Tenant shall have the right to cause Landlord to modify this Lease to remove the taken Property Location, whereupon such removal of a Property Location the Base Rent shall be reduced by the Base Rent Allocation for such Property Location. If this Lease is so modified pursuant to this Section 15.01, then, upon the date of such taking of possession, Tenant shall have no further responsibility to Landlord with respect to such Property Location except for such indemnity or other provisions of this Lease which by their nature may relate to such Property Location. Landlord shall be entitled to receive the entire Condemnation award relating to the land and improvements with respect to such taking.
15.02    Taking: Lease to Continue. In the event that only a part of a Property Location shall be taken as a result of a Condemnation, and Tenant reasonably estimates in the exercise of good faith business judgment that, as a result thereof, the remainder of such Property Location can be used for the same purpose and with substantially the same utility as before such Condemnation, this Lease shall not be modified and Tenant shall promptly repair and restore the remainder of such Property Location, subject to Force Majeure. In the event the proceeds of the Condemnation after deduction of any reasonable costs and expenses, if any, incurred by Tenant, Landlord or a Mortgagee in collecting the same (collectively, “Net Condemnation Proceeds”) are less than the Restoration Threshold, Landlord shall disburse, or cause to be disbursed, the Net Condemnation Proceeds to Tenant. In the event the Net Condemnation Proceeds are greater than the Restoration Threshold, Landlord shall use commercially reasonable efforts to disburse and/or cause Mortgagee to expeditiously disburse such Net Condemnation Proceeds upon Landlord being furnished with (a) evidence satisfactory to Landlord of the estimated cost of completion of the repair or restoration, (b) such architect’s certificates, waivers of lien, contractor’s sworn statements, mortgagee’s title insurance endorsements, bonds, plats of survey, permits, approvals, licenses and such other documents and items as Landlord may reasonably require and approve in Landlord’s reasonable discretion, and (c) all plans and specifications for such repair or restoration, such plans and specifications to be approved by Landlord prior to commencement of any work, which approval shall not be unreasonably withheld, conditioned or delayed; provided, that, in any event, Landlord shall use commercially reasonable efforts to diligently provide or cause Mortgagee to diligently provide its written approval or disapproval (with reasons of sufficient specificity to allow Tenant to correct the reasonable objection) following Landlord’s receipt of such plans and specifications. Landlord may, at Tenant’s reasonable expense, retain a consultant to review and approve all requests for disbursements, which approval shall not be unreasonably withheld, conditioned or delayed; provided, that, in any event, Landlord shall use commercially reasonable efforts to cause the consultant to diligently provide its written approval or disapproval (with reasons of sufficient specificity to allow Tenant to correct the reasonable objection) following such consultant’s and/or Landlord’s receipt of Tenant’s request for disbursement. No payment made prior to the final completion of the repair or restoration shall exceed ninety percent (90%) of the value of the work performed; funds other than the Net Condemnation Proceeds shall be disbursed prior to disbursement of such Net Condemnation Proceeds; and at all times, the undisbursed balance of such Net Condemnation Proceeds then held by Landlord, together with funds deposited for that purpose or irrevocably committed to the reasonable satisfaction of Landlord by or on behalf of Tenant for that purpose, shall be at least sufficient in the reasonable judgment of Landlord to pay for the cost of completion of the repair or restoration, free and clear of all liens or claims for a lien. Landlord shall be entitled to keep any portion of the net proceeds from Condemnation which may be in excess of

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the cost of the repair or restoration, and Tenant shall bear all additional costs and expense of such repair or restoration in excess of the net proceeds from Condemnation. Notwithstanding anything in this Section 15.02 to the contrary, if, at the time of a Condemnation, Tenant fails to meet an EBITDAR Ratio of 1.15 to 1 calculated on a trailing twelve (12) month basis at the time of such test, then Landlord shall have the right after the Condemnation to withhold the Net Condemnation Proceeds for the restoration and repair if, at Mortgagee’s election, Mortgagee desires to apply the Net Condemnation Proceeds relating to such Condemnation to the payment of Landlord’s Mortgage (a “Condemnation Withholding Event”). Promptly upon Landlord’s receipt of notice from Mortgagee of a Condemnation Withholding Event (but not later than thirty (30) days after the Condemnation), Landlord shall provide written notice thereof to Tenant.
15.03    No Abatement of Rent. Except as otherwise provided in Section 15.01, this Lease shall not terminate, be forfeited or be affected in any manner, nor shall there be any reduction or abatement of the Rent payable hereunder, by reason of any Condemnation of any Property Location or any part thereof, or by reason of the untenantability of the same or any part thereof, for or due to any reason or cause whatsoever.
15.04    Tenant’s Claim for Reimbursement. Notwithstanding anything to the contrary in this Article 15, to the extent permitted by law, (a) Tenant shall be allowed, at its sole cost and expense, to pursue a claim against the condemning authority that shall be independent of and wholly separate from any action, suit or proceeding relating to any award to Landlord for reimbursement of Tenant’s leasehold interest, relocation expenses or for Tenant’s Personalty; and (b) Tenant and any Tenant Mortgagee shall have the right to participate, at their sole cost and expense, in any Condemnation proceeding affecting a Property Location or any Buildings thereon; provided that such claim, award or participation does not adversely affect or interfere with the prosecution of Landlord’s claim for the Condemnation or otherwise reduce the amount recoverable by Landlord for the Condemnation.
ARTICLE 16.
DEFAULT
16.01    Events of Default. The occurrence of any one or more of the following matters constitutes a default (each, a “Default”) by Tenant under this Lease:
(d)    Failure by Tenant to pay any Rent within two (2) business days after written notice of failure to pay the same on the due date; provided, however, that Landlord shall only be obligated to provide such written notice and the two (2) business day cure period shall only be available twice every twelve (12) month period;
(e)    (1) Failure by Tenant to pay, within five (5) business days after written notice (i) of demand by Landlord therefor to the extent such monies are due and payable, or (ii) of Tenant’s failure to pay the same on the due date, of any other monies required to be paid by Tenant under this Lease, including without limitation, the failure by Tenant to pay, prior to delinquency, any Impositions, the failure of which to pay could result in the imposition of a lien against any Property Location;.

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(f)    Failure by Tenant to observe or to perform any other material covenant, agreement, condition or provision of this Lease, if such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant or such longer time as may be reasonably required to cure because of the nature of the default (provided Tenant shall have undertaken procedures to cure the default within such thirty (30) day period and thereafter diligently pursue such effort to completion), provided, however, that the foregoing notice obligation and cure period shall not be applicable where Tenant’s failure to observe or to perform any other material covenant agreement, condition or provision of this Lease relates to (i) Tenant’s payment of Rent or any other monetary obligation hereunder, or (ii) a condition that would place any Property Location in immediate physical jeopardy or in immediate jeopardy of being forfeited or lost;
(g)    [Intentionally Omitted];
(h)    The levy upon, under writ of execution or the attachment by legal process of, the leasehold interest of Tenant or any Property Location, or the filing or creation of a lien with respect to such leasehold interest or any Property Location, which lien shall not be released or discharged within ninety (90) days from the date of Landlord’s written request to release or discharge such filing;
(i)    The insolvency of Tenant or Guarantor or Tenant’s or Guarantor’s admission in writing of its inability to pay its debts as they mature, or Tenant’s or Guarantor’s making an assignment for the benefit of creditors, or applying for or consenting to the appointment of a trustee or receiver for Tenant or for the major part of its property;
(j)    The appointment of a trustee or receiver for Tenant or Guarantor or for the major part of any of their property which is not discharged within one hundred fifty (150) days after such appointment;
(k)    The institution of any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings for relief under any bankruptcy law, or similar law for the relief of debtors (i) by Tenant or Guarantor or (ii) against Tenant or Guarantor and which are allowed against it or are consented to by it or are not dismissed within one hundred fifty (150) days after such institution;
(l)    A final, nonappealable judgment is rendered by a court against Tenant or Guarantor which would render Tenant or Guarantor insolvent and is not discharged or provision made for such discharge by the earlier of (i) one hundred twenty (120) days from the date of entry thereof, or (ii) execution or levy thereon;
(m)    Intentionally Deleted; or
(n)    A default under or a breach of the terms and provisions of any Overlease with respect to the tenant thereunder (after expiration of all applicable cure periods) caused by Tenant.

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(o)    The failure by Tenant to observe or perform any obligation set forth in Section 31.17 if such failure continues for ten (10) Business Days after written notice thereof from Landlord to Tenant.
16.02    Rights and Remedies of Landlord. If a Default occurs, Landlord shall have the rights and remedies hereinafter set forth, which shall be distinct, separate and cumulative and which shall not operate to exclude or deprive Landlord of any other right or remedy allowed it by law or equity:
(a)    Landlord, upon ten (10) days additional prior notice to Tenant (during which time Tenant may cure the Default) with respect to any Default set forth in Sections 16.01(b) through (k) (expressly excluding Sections 16.01(a)), for which no additional notice shall be required), may terminate this Lease with respect to each and every Property Location by giving to Tenant notice of Landlord’s election to do so, in which event the Term shall end, and all rights, title and interest of Tenant hereunder shall expire, on the date stated in such notice; provided, however, that Landlord shall only be obligated to provide such additional written notice and the ten (10) day cure period shall be available only twice every twelve (12) months;
(b)    Landlord, upon ten (10) days additional prior notice to Tenant (during which time Tenant may cure the Default) with respect to any Default set forth in Sections 16.01(b) through (k) (expressly excluding Sections 16.01(a)), for which no additional notice shall be required), may terminate the right of Tenant to possession with respect to each and every Property Location without terminating this Lease by giving notice to Tenant that Tenant’s right of possession shall end on the date stated in such notice, whereupon the right of Tenant to possession of the applicable Property Location or any part thereof shall cease on the date stated in such notice; provided, however that Landlord shall only be obligated to provide such additional written notice and the ten (10) day cure period shall be available only twice every twelve (12) months;
(c)    Landlord may, to the extent not prohibited by applicable Laws and subject to Section 31.13, (i) re-enter and take possession of the Premises (or any part thereof), any or all of Tenant’s Personalty upon the Premises and, to the extent permissible, all permits and other rights or privileges of Tenant pertaining to the general use and operation of the Premises, but excluding any permits or other rights and privileges that are specific to the use and operation of Tenant’s business upon the Premises, and (ii) expel Tenant and those claiming under or through Tenant, without being deemed guilty in any manner of trespass or becoming liable for any loss or damage resulting therefrom, without resort to legal or judicial process, procedure or action. No notice from Landlord hereunder or under a forcible entry and detainer statute or similar law shall constitute an election by Landlord to terminate this Lease unless such notice specifically so states. If Tenant shall, after default, voluntarily gives up possession of the Premises to Landlord, deliver to Landlord or its agents the keys to the Premises, or both, such actions shall be deemed to be in compliance with Landlord’s rights and the acceptance thereof by Landlord or its agents, and shall not be deemed to constitute a termination of this Lease. Landlord reserves the right following any re-entry and/or reletting to exercise its right to terminate this Lease by giving Tenant written notice thereof, in which event this Lease will terminate;

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(d)    Except for a Default pursuant to Section 16.01(l), Landlord may bring an action against Tenant for any damages sustained by Landlord or any equitable relief available to Landlord in connection with enforcing its rights under this Article 16;
(e)    Landlord may relet the Premises or any part thereof for such term or terms (including a term which extends beyond the original Lease Term), at such rentals and upon such other terms as Landlord, in its reasonable discretion, may determine, with all proceeds received from such reletting being applied to the Rent due from Tenant in such order as Landlord may, in its sole discretion, determine, which may include, without limitation, all repossession costs, brokerage commissions, attorneys’ fees and expenses, alteration, remodeling and repair costs and expenses of preparing for such reletting, all of which costs shall be reasonable and customary. Landlord reserves the right following any re-entry and/or reletting to exercise its right to terminate this Lease by giving Tenant written notice thereof, in which event this Lease will terminate as specified in said notice. Landlord agrees to use commercially reasonable efforts to mitigate any damages resulting from a Default of Tenant; provided, however, that Landlord’s obligation to so mitigate shall be satisfied in full and deemed reasonable if Landlord undertakes to lease each Property Location to another tenant (a “Replacement Tenant”) in accordance with the following criteria:
(i)    Landlord shall not be obligated to lease a Property Location to a Replacement Tenant under terms or conditions that are unacceptable to Landlord under Landlord’s then current leasing policies for comparable space in the same market area as the applicable Property Location, if any;
(ii)    Landlord shall not be obligated to enter into a lease with any proposed Replacement Tenant which does not have, in Landlord’s reasonable opinion, sufficient financial resources or operating experience to operate the Premises; and
(iii)    Landlord shall not be required to expend any amount of money to alter, remodel or otherwise make the Premises suitable for use by a proposed substitute Tenant unless: (1) Tenant pays any such sum to Landlord in advance of Landlord’s execution of a substitute lease with such tenant (which payment shall not be in lieu of Rent or any damages or other sums to which Landlord may be entitled as a result of Tenant’s Default under this Lease); and (2) Landlord, in Landlord’s sole discretion, determines that any such expenditure is financially justified in connection with entering into any such substitute lease.
(f)    Except for a Default pursuant to Section 16.01(l), Landlord may recover from Tenant all reasonable actual out-of-pocket costs and expenses paid or incurred by Landlord as a result of such Default, regardless of whether or not legal proceedings are actually commenced;
(g)    Except for a Default pursuant to Section 16.01(l), Landlord may immediately or at any time thereafter, upon written notice to Tenant (except in the event of an emergency, in which event no notice shall be necessary), at Landlord’s sole option but without any obligation to do so, correct such Default and charge Tenant all reasonable costs and expenses incurred by Landlord therein. Any sum or sums so paid by Landlord, together with any accrued Default Interest, shall be deemed to be Rent hereunder and shall be immediately due from Tenant to Landlord. Any such acts

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by Landlord in correcting Tenant’s Defaults hereunder shall not be deemed to cure said Defaults or constitute any waiver of Landlord’s right to exercise any or all remedies set forth herein;
(h)    Landlord may immediately or at any time thereafter, and with or without notice, except as required herein, set off any money of Tenant held by Landlord under this Lease against any sum owing by Tenant hereunder; provided that, subject to a Mortgagee’s right to credit the balance of any reserves held by the Mortgagee against future payments on the applicable debt, any Impositions Reserve or Insurance Reserve (as such terms are defined in Section 30.01) held by Landlord shall be applied and disbursed in accordance with Article 30; and/or
(i)    Landlord may seek any equitable relief available to Landlord, including, without limitation, the right of specific performance.
16.03    Final Damages. If this Lease is terminated by Landlord as provided in Section 16.02(a), in addition to Landlord’s rights set forth in Section 16.02, Landlord shall be entitled to recover from Tenant all Rent accrued and unpaid for the period up to and including such termination date, as well as all other additional sums payable by Tenant, or for which Tenant is liable or in respect of which Tenant has agreed to indemnify Landlord under any of the provisions of this Lease, which may be then owing and unpaid, and all costs and expenses, including court costs and reasonable attorneys’ fees incurred by Landlord in the enforcement of its rights and remedies hereunder.
16.04    Removal of Personal Property. All of Tenant’s Personalty removed from any Property Location by Landlord pursuant to any provisions of this Lease or any Laws may be handled, removed or stored by Landlord at the sole cost and expense of Tenant, and Landlord, in no event, shall be responsible for the value, preservation or safekeeping thereof. Tenant shall pay Landlord for all expenses incurred by Landlord in such removal and storage charges against such property as long as the same is in Landlord’s possession or under Landlord’s control. Subject to Section 31.13, all of Tenant’s Personalty not removed from any Property Location or retaken from storage by Tenant within twenty (20) days after the end of the Term applicable to any Property Location, however terminated, at Landlord’s option, shall be conclusively deemed to have been conveyed by Tenant to Landlord as by bill of sale without further payment or credit by Landlord to Tenant.
16.05    Landlord’s Default. If Landlord shall violate, neglect or fail to perform or observe any of the representations, covenants, provisions, or conditions contained in this Lease on its part to be performed or observed, which default continues for a period of more than thirty (30) days after receipt of written notice from Tenant specifying such default (provided, however, such period shall be limited to two (2) business days with respect to a default under Section 31.17(c)), or if such default is of a nature to require more than thirty (30) days for remedy and continues beyond the time reasonably necessary to cure (provided Landlord must have undertaken procedures to cure the default within such thirty (30) day period and thereafter diligently pursues such efforts to cure to completion, provided that Landlord shall not have such additional period to cure with respect to default under Section 31.17(c)), Tenant, at its option (in addition to all other rights and remedies provided Tenant at law, in equity or hereunder), upon further written notice to Landlord of Tenant’s intention to exercise any remedy hereunder, which shall provide Landlord with an additional ten (10) days cure period thereafter (provided that Landlord shall not have such additional period to cure with respect to default under Section 31.17(c)), may either terminate this Lease upon written

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notice thereof given to Landlord, or incur any reasonable expense necessary to perform the obligation of Landlord specified in such notice and bill Landlord for the costs thereof. If Landlord fails to reimburse Tenant for such reasonable costs within thirty (30) days after Landlord’s receipt of such bill, Tenant may deduct such costs from the next due installments of Monthly Base Rent, until such costs are recouped by Tenant.
16.06    Attorneys’ Fees. If any party to this Lease shall bring any action or proceeding for any relief against the other, declaratory or otherwise, arising out of this Lease, the losing party shall pay to the prevailing party a reasonable sum for attorneys’ fees and costs incurred in bringing or defending such action or proceeding and/or enforcing any judgment granted therein, all of which shall be deemed to have accrued upon the commencement of such action or proceeding and shall be paid whether or not such action or proceeding is prosecuted to final judgment.
16.07    Tenant Waiver. Tenant hereby expressly waives, for itself and all Persons claiming by, through and under Tenant, including creditors of all kinds, (a) any right and privilege which Tenant has under any present or future Legal Requirements to redeem the Premises, or any part thereof, or to have a continuance of this Lease for the Term after termination of Tenant’s right of occupancy by order or judgment of any court or by any legal process or writ, or under the terms of this Lease; (b) the benefits of any present or future Legal Requirements that exempt property from liability for debt or for distress for rent; (c) any present or future Legal Requirements relating to notice or delay in levy of execution in case of eviction of a tenant for nonpayment of rent; and (d) any benefits and lien rights which may arise pursuant to any present or future Legal Requirements.
ARTICLE 17.
SUBORDINATION; LEASEHOLD MORTGAGE
17.01    Subordination. Landlord has executed and delivered and may execute and deliver hereafter from time to time a mortgage or trust deed in the nature of a mortgage, both being hereinafter referred to as a “Mortgage,” against any Parcel and improvements thereon or any interest therein. Landlord also may, subject to the approval of any Mortgagee (which approval Mortgagee, in its sole discretion, may withhold), hereafter sell and lease back any Property Location, or any part thereof, such lease of the underlying land herein called a “Ground Lease,” and the landlord under any such lease is herein called a “Ground Landlord.” If requested by the mortgagee or trustee under any Mortgage (both being hereinafter referred to as a “Mortgagee”) or by any Ground Landlord, Tenant will either (a) subordinate its interest in this Lease to said Mortgage or said Ground Lease, as the case may be, and to any and all advances made thereunder and to the interest thereon, and to all renewals, replacements, supplements, amendments, modifications and extensions thereof, or (b) make certain of Tenant’s rights and interests in this Lease superior thereto; and Tenant will execute and deliver such agreement or agreements promptly, as may be reasonably approved by Tenant, Landlord or such Mortgagee, or such Ground Landlord, as the case may be. Any Mortgage to which this Lease is now or hereafter subordinate shall provide, in effect, that during the time this Lease is in force all insurance proceeds and condemnation awards shall be permitted to be used for restoration in accordance with the provisions of this Lease. Notwithstanding anything herein to the contrary, as a condition to subordinating its rights and interests under this Lease to any such

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Mortgagee or such Ground Landlord, as the case may be, so long as no Default has occurred and is continuing, Tenant’s rights and interests under this Lease shall remain enforceable and undisturbed and Mortgagee or such Ground Landlord, as the case may be, shall enter into a subordination, non‑disturbance and attornment agreement with Tenant, which agreement shall be substantially in the form attached hereto as Exhibit E, or in such other form as may be reasonably approved by Tenant, Landlord, such Mortgagee or such Ground Landlord.
17.02    Liability of Mortgagee; Attornment. It is further agreed that (a) if any Mortgage shall be foreclosed, or if any Ground Lease shall be terminated, (i) the Mortgagee (or its grantees) or purchaser at any foreclosure sale (or grantee in a deed in lieu of foreclosure), or Ground Landlord, as the case may be, or their respective successors and assigns shall not be (1) liable for any act or omission of any prior landlord (including Landlord), subject to any defenses, offsets or counterclaims which Tenant may have against a prior landlord (including Landlord) as long as the same are not continuing, (2) bound by any obligation to perform any work or to make improvements to the applicable Property Location, or any portion thereof, or (3) bound by any prepayment of Base Rent or other Rent which Tenant may have made in excess of the amounts then due for the next succeeding month (other than any reserves paid under this Lease), (ii) the liability of the Mortgagee hereunder or purchaser at such foreclosure sale or the liability of a subsequent owner designated as Landlord under this Lease shall exist only so long as such Mortgagee, Ground Landlord, purchaser or owner, as applicable, is the owner of the applicable Building or Parcel and such liability shall not continue or survive after further transfer of ownership; and (iii) upon request of the Mortgagee if the Mortgage is foreclosed, or of the Ground Landlord if the Ground Lease is terminated, and provided that Tenant’s rights and interests under this Lease shall remain enforceable and undisturbed, Tenant will attorn, as Tenant under this Lease, to the purchaser at any foreclosure sale under any Mortgage, and Tenant will attorn as the tenant under this Lease to the Ground Landlord, and Tenant will execute such instruments as may be reasonably necessary or appropriate to evidence such attornment; and (b) this Lease may not be modified or amended so as to reduce Rent or shorten the Term provided hereunder, or so as to affect adversely in any other respect or to any material extent the rights of Landlord, and this Lease shall not be cancelled or surrendered, without the prior written consent, in each instance, of the Mortgagee or of the Ground Landlord, as the case may be, other than as expressly permitted pursuant to the terms of this Lease.
17.03    Tenant Leasehold Mortgage.
(a)    Provided that, at the time Tenant proposes to grant any Leasehold Mortgage (as defined in Section 17.03(c)(i)), no Default exists, Tenant shall have the right to grant a Leasehold Mortgage on Tenant’s leasehold interest in the Premises with respect to all but not less than all of the entire Premises. Any Tenant’s Mortgagee (as defined in Section 31.13) or permitted Leasehold Mortgagee (as defined in Section 17.03(c)(ii)) shall be deemed to be a third party beneficiary of any subordination, non-disturbance and attornment agreement granted to Tenant hereunder, but (i) any such Leasehold Mortgage otherwise shall be in all respects subject and subordinate to Landlord’s interest in this Lease and to any Mortgage or Ground Lease granted by Landlord, and to any renewals, modifications, consolidations, replacements and extensions of any such Mortgage or Ground Lease, whether such Mortgage or Ground Lease, or any renewal, modification, consolidation, replacement or extension thereof, is granted by Landlord prior or subsequent to any

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Leasehold Mortgage granted by Tenant; and (ii) the Leasehold Mortgage shall attach to and be a lien on Tenant’s leasehold interest in the Premises only, shall convey no interest or rights in and to Landlord’s interest in the Lease or the Premises which are greater than Tenant’s interest or rights in the Lease or the Premises, and shall be in form and substance reasonably satisfactory to Landlord and Tenant.
(b)    If Tenant shall grant a Leasehold Mortgage in compliance with the provisions of this Section 17.03, and if Tenant or the Leasehold Mortgagee shall, within thirty (30) days after the execution of such Leasehold Mortgage, send to Landlord a true copy thereof, together with written notice specifying the name and address of the Leasehold Mortgagee thereunder and the pertinent recording data with respect to such Leasehold Mortgage, then, so long as such Leasehold Mortgage shall remain unsatisfied of record, the following provisions shall apply:
(i)    Landlord shall use commercially reasonable efforts to give the Leasehold Mortgagee, at the address for the Leasehold Mortgagee given to Landlord as provided above, a copy of any notice of default hereunder that relates to the portions of the Premises applicable to the Leasehold Mortgage at the approximate time and in a similar manner of giving such notice or communication to Tenant; provided, however, that the failure to deliver such notice shall not constitute a default by Landlord hereunder. Landlord will not exercise any right, power or remedy with respect to any Default hereunder that relates to the portions of the Premises applicable to the Leasehold Mortgage, and no notice to Tenant of any such Default shall be effective, until Landlord shall have so given to the Leasehold Mortgagee written notice or a copy of its notice to Tenant of such Default. Landlord acknowledges that the Leasehold Mortgagee shall have the right to approve any amendment that changes the permitted use, term, rent or any other payment obligation set forth herein, or that otherwise materially increases Tenant’s obligations or decreases Tenant’s rights under this Lease.
(ii)    Any Leasehold Mortgagee, in case Tenant shall be in default hereunder, shall, within the period herein provided, have the right to remedy such default, or cause the same to be remedied, and Landlord shall accept such performance by or at the instance of such Leasehold Mortgagee as if the same had been made by Tenant, provided such remedy has been performed in the time frame and in the same manner as permitted by Tenant under this Lease. If a receiver cures any default, Landlord shall accept such cure as though performed by the Leasehold Mortgagee.
(iii)    It is understood and agreed that any Leasehold Mortgagee, or its designee, or any purchaser in foreclosure proceedings, any grantee pursuant to an assignment in lieu of foreclosure, or any other party taking by, through or under a Leasehold Mortgage or its designee, may become the legal Tenant under this Lease with respect to the entire Premises through foreclosure proceedings, by assignment of this Lease in lieu of foreclosure or otherwise; provided, however, that any such designee, purchaser in foreclosure, grantee pursuant to an assignment in lieu of foreclosure or other party shall, in all events, (A) take subject to the terms of this Lease, (B) may only become Tenant under this Lease in whole, but not in part, may only foreclose or take assignment of this Lease in lieu of foreclosure or otherwise realize on Tenant’s leasehold interest in all, but not fewer than all, of the Property Locations, and (C) shall satisfy the requirements for a

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Leasehold Mortgagee set forth in Section 17.03(c)(ii), provided, however, that such designee, purchaser in foreclosure, grantee pursuant to an assignment in lieu of foreclosure or other party may satisfy such requirements by providing, or causing to be provided, a guaranty agreement, in form and substance reasonably acceptable to and approved by Landlord, in writing, such approval not to be unreasonably withheld or delayed, which guaranty shall be from an entity that meets the requirements for a Leasehold Mortgagee set forth in Section 17.03(c)(ii).
(iv)    Upon any rejection of this Lease by any trustee of the Tenant in any bankruptcy, reorganization, arrangement or similar proceeding which would, if it were not for this Article 17, cause this Lease to terminate, without any action or consent by Landlord, Tenant or any Leasehold Mortgagee, the transfer of Tenant’s interest hereunder to such Leasehold Mortgagee shall automatically occur. Such Leasehold Mortgagee may terminate this Lease upon any such transfer by giving notice thereof to Landlord no later than thirty (30) days after notice of such transfer. Upon any such termination, such Leasehold Mortgagee shall have no further obligations hereunder, including any obligations which may have accrued prior to such termination, except for any obligations previously undertaken by the Leasehold Mortgagee pursuant to Section 17.03(b)(iii) or caused by Leasehold Mortgagee’s acts while in physical possession of the Premises or by a court appointed receiver acting as agent for Leasehold Mortgagee.
(v)    Landlord agrees to use commercially reasonable efforts to give the Leasehold Mortgagee notice of any condemnation proceedings affecting the applicable Property Location (the failure of which shall not constitute a default by Landlord hereunder), and such Leasehold Mortgagee shall have the right to intervene and be made a party to any such condemnation proceedings to the extent of Tenant’s right to do so under this Lease.
(vi)    If a Leasehold Mortgagee shall acquire title to Tenant’s interest in the Premises, by foreclosure of a Leasehold Mortgage thereon, by assignment in lieu of foreclosure, by an assignment for a nominee or wholly-owned subsidiary of such Leasehold Mortgagee, or otherwise, such Leasehold Mortgagee may assign this Lease or sublet or underlet the Premises only in compliance with Article 12. Upon any assignment made in compliance with Article 12 of this Lease in favor of any owner of the leasehold estate pursuant to this Lease whose interest shall have been acquired by, through or under any Leasehold Mortgagee or from any other holder thereof, the assignor shall be relieved of any further liability which may accrue under this Lease from and after the date of such assignment, provided that the assignee shall execute and deliver to Landlord a recordable instrument of assumption wherein such assignee shall assume and agree to perform and observe the covenants and conditions in this Lease contained on Tenant’s part to be performed and observed, it being the intention that once the Leasehold Mortgagee shall succeed to Tenant’s interest under this Lease, any and all subsequent assignments (whether by such Leasehold Mortgagee, any purchaser at a foreclosure sale or any other transferee or assignee) shall, subject to the provisions of Article 12, effect a release of the assignor’s liability under this Lease from and after such assignment.
(vii)    There shall be no merger of this Lease nor of the leasehold estate created by this Lease with the fee estate in the Premises or any part thereof by reason of the fact that the same person, firm, corporation or other entity may acquire or own or hold, directly or

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indirectly, (1) this Lease or the leasehold estate created by this Lease or any interest in this Lease or in any such leasehold estate, and (2) the fee estate in the Premises or any part thereof or any interest in such fee estate, and no such merger shall occur unless and until all corporations, firms and other entities, including any Leasehold Mortgagee, having any interest in (A) this Lease or the leasehold estate created by this Lease and (B) the fee estate in the Premises or any part thereof or any interest in such fee estate shall join in a written instrument effecting such merger and shall duly record the same.
(viii)    Notwithstanding anything herein to the contrary, the provisions of this Article 17 shall inure only to the benefit of a Leasehold Mortgage which is a first lien on Tenant’s interest in the Premises. Landlord shall, upon request, execute, acknowledge and deliver to such Leasehold Mortgagee after its request an agreement prepared at the sole cost and expense of Tenant, in form reasonably satisfactory to such Leasehold Mortgagee and Landlord, among Landlord, Tenant and such Leasehold Mortgagee, agreeing to all of the provisions of this Section 17.03.
(c)    Definition of Terms.
(iv)    For purposes of this Lease, “Leasehold Mortgage” shall mean a mortgage upon Tenant’s leasehold estate and other rights of Tenant created pursuant to this Lease, and Tenant’s rights under any subleases.
(v)    For purposes of this Lease, “Leasehold Mortgagee” shall mean any mortgagee, trustee, or secured party under a Leasehold Mortgage. The Leasehold Mortgagee shall be an insurance company, savings bank, commercial bank (acting as a trustee, agent or otherwise), or other institutional lending source having a capital and surplus or net assets of at least Two Hundred Fifty Million Dollars ($250,000,000).
ARTICLE 18.
MORTGAGEE PROTECTION
Tenant agrees to give the Mortgagee or Ground Landlord, as the case may be, by overnight courier service or by registered or certified mail, a copy of any notice or claim of default served upon Landlord by Tenant, provided that prior to such notice, Tenant has been notified in writing, by way of service on Tenant of a copy of an assignment of Landlord’s interests in leases, or otherwise, of the address of such Mortgagee or Ground Landlord, as the case may be. Tenant further agrees that such Mortgagee or Ground Landlord, as the case may be, shall have the right to cure such default within the time period provided for hereunder for Landlord to cure any Landlord Default.
ARTICLE 19.
ESTOPPEL CERTIFICATE
Tenant and Landlord agree, from time to time and upon not less than ten (10) days’ prior request by either of them to the other, to deliver to the requesting party a statement in the form attached hereto as Exhibit C certifying to any mortgagee, purchaser or assignee, as the case may be, of such party (or proposed mortgagee, purchaser or assignee, as the case may be, of such party’s interest) (a) that this Lease is unmodified and in full force and effect (or if there have been

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modifications, that this Lease, as modified, is in full force and effect and identifying the modifications); (b) the date upon which Tenant began paying Rent and the dates to which Rent and other charges have been paid; (c) that the requesting party is not in default under any provision of this Lease, or, if in default, the nature thereof in detail; (d) that the Tenant is in occupancy of each Property Location and paying Rent on a current basis with no rental offsets or claims; (e) that there has been no prepayment of Rent other than that provided for in this Lease; (f) that there are no actions, whether voluntary or otherwise, pending against the other party under the bankruptcy laws of the United States or any state thereof; and (g) such other matters as may be reasonably requested to the knowledge of the party providing the estoppel.
ARTICLE 20.
REPRESENTATIONS AND WARRANTIES OF TENANT
The representations and warranties of Tenant contained in this Article 20 were made as of the date of the 2006 Lease to induce Landlord to enter into the 2006 Lease and Landlord has relied upon such representations and warranties. Tenant represented and warranted to Landlord as of the date of the 2006 Lease as follows:
20.01    Organization, Authority and Status of Tenant. Tenant has been duly organized or formed, is validly existing and in good standing under the laws of its state of formation and is qualified as a limited liability company to do business in any jurisdiction where such qualification is required except where the failure to be so qualified would not have a Material Adverse Effect. All necessary company action has been taken to authorize the execution, delivery and performance by Tenant of this Lease and of the other documents, instruments and agreements provided for herein. Tenant is not a “foreign limited liability company,” “foreign corporation,” “foreign partnership,” “foreign trust” or “foreign estate,” as those terms are defined in the Code and the regulations promulgated thereunder. The individual who has executed this Lease on behalf of Tenant is duly authorized to do so.
20.02    Enforceability. Assuming the due authorization, execution and delivery hereof by Landlord, this Lease constitutes the legal, valid and binding obligation of Tenant, enforceable against Tenant in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and the availability of injunctive relief and other equitable remedies.
20.03    Property Condition. Tenant has physically inspected all of the Premises and has examined title to the Premises, and has found all of the same satisfactory in all respects for all of Tenant’s purposes.
20.04    Litigation. There are no suits, actions, proceedings or investigations pending, or to the best of its knowledge, threatened against or involving Tenant or the Premises before any arbitrator or governmental authority which could reasonably be expected to result in a Material Adverse Effect in the operations of Tenant or the Premises.
20.05    Compliance With OFAC Laws. Neither Tenant nor any direct member of Tenant is an individual or entity whose property or interests are subject to being blocked under Executive

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Order 13224 issued by the President of the United States and all regulations promulgated thereunder (the “OFAC Laws”) or is otherwise in violation of any of the OFAC Laws; provided however, that the representation contained in this sentence shall not apply to any individual, partnership, corporation, limited liability company, trust, or other form of entity (“Person”) to the extent such Person’s interest is in or through an entity whose securities are listed on a national securities exchange or quoted on an automated quotation system in the United States or a wholly-owned subsidiary of such entity.
20.06    Ownership. The interests in SKO Group Holdings, LLC, a Delaware limited liability company that indirectly owns all of the shares of Tenant, are directly owned by the persons identified on the letter from Tenant to Landlord of even date herewith.
20.07    Absence of Breaches or Defaults. Tenant is not in default under any document, instrument or agreement to which Tenant is a party or by which Tenant or the Premises is subject or bound, which has had, or could reasonably be expected to result in, a Material Adverse Effect against Tenant or the Premises. The authorization, execution, delivery and performance of this Lease and the documents, instruments and agreements provided for herein will not result in any breach of or default under any document, instrument or agreement to which Tenant is a party or by which Tenant or the Premises is subject or bound, which has had, or could reasonably be expected to result in, a Material Adverse Effect against Tenant or the Premises.
20.08    Solvency. There is no contemplated, pending or threatened Insolvency Event or similar proceedings, whether voluntary or involuntary, against Tenant. The term “Insolvency Event” shall mean (a) a failure to generally pay debts as such debts become due, admitting in writing an inability to pay debts generally or making a general assignment for the benefit of creditors; (b) any proceeding being instituted by or against Tenant (i) seeking to adjudicate it bankrupt or insolvent; (ii) seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors; or (iii) seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and in the case of any such proceeding instituted against, either such proceeding shall remain undismissed for a period of one hundred twenty (120) days or any of the actions sought in such proceeding shall occur; or (c) the taking of any corporate or company action to authorize any of the actions set forth above in this definition.
20.09    Licenses and Permits. Tenant has obtained or has the use of all required licenses and permits, both governmental and private, to use and operate the Premises as currently used except where the failure to have such licenses and permits would not have a Material Adverse Effect.
ARTICLE 21.
NONWAIVER
No waiver of any condition expressed in this Lease shall be implied by any neglect of Landlord or Tenant to enforce any remedy on account of the violation of such condition whether or not such violation is continued or repeated subsequently, and no express waiver shall affect any condition other than the one specified in such waiver and that one only for the time and in the

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manner specifically stated. Without limiting any of Landlord’s rights under this Lease, it is agreed that no receipt of monies by Landlord from Tenant after the expiration or early termination in any way of the Term or of Tenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Term or affect any notice given to Tenant prior to the receipt of such monies. It is also agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any monies due, and the payment of said monies shall not waive or affect said notice, suit or judgment.
ARTICLE 22.
INTENTIONALLY OMITTED
ARTICLE 23.
REAL ESTATE BROKERS
Each party represents to the other that it has not dealt with any broker, agent, or finder in connection with this Lease and agrees to indemnify and hold the other harmless from all damages, liability and expense, including reasonable attorneys’ fees, arising from any claims or demands of any broker, agent or finder for any commission alleged to be due such broker, agent or finder in connection with its having introduced that party to the Premises or having participated in the negotiation of the sale and lease-back of the Premises.
ARTICLE 24.
NOTICES
All notices, demands, designations, certificates, requests, offers, consents, approvals, appointments and other instruments given pursuant to this Lease shall be in writing and given by any one of the following: (a) hand delivery; (b) express overnight delivery service; (c) certified or registered mail, return receipt requested; or (d) facsimile or E-Mail transmission and shall be deemed to have been delivered upon (i) receipt, if hand delivered; (ii) the next Business Day, if delivered by a reputable express overnight delivery service; (iii) the third Business Day following the day of deposit of such notice with the United States Postal Service, if sent by certified or registered mail, return receipt requested; or (iv) transmission, if delivered by facsimile or E-Mail transmission, provided that delivery is also made by one of the other delivery methods described herein within two (2) Business Days after such transmission . Notices shall be provided to the parties and addresses (or electronic mail addresses) specified below:

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If to Tenant: And a copy to:
Shopko Stores Operating Co., LLC
700 Pilgrim Way
Green Bay, Wisconsin 54304
Attention: Chief Financial Officer and General Counsel
Facsimile: (920) 429-7401 and (920) 429-7560
Email: Peter.Vandenhouten@shopko.com
            Russ.Steinhorst@shopko.com

Klehr Harrison Harvey Branzburg LLP
1835 Market Street
Philadelphia, Pennsylvania 19103
Attention: Bradley A. Krouse, Esq.
Facsimile: (215) 568-6603
Email: bkrouse@klehr.com

If to Landlord:
Spirit SPE Portfolio 2006-1, LLC and
Spirit SPE Portfolio 2006-2, LLC
c/o Spirit SPE Manager, LLC
16767 North Perimeter Drive, Suite #210
Scottsdale, AZ 85260-1042
Attention: Portfolio Servicing
Facsimile: (800) 973-0850
Email: portfolioservicing@spiritrealty.com

or to such other address or such other person as either party may from time to time hereafter specify to the other party in a notice delivered in the manner provided above.
ARTICLE 25.
HAZARDOUS MATERIALS
25.01    Defined Terms.
(a)    “Claim” shall mean and include any demand, cause of action, proceeding, or suit for any one or more of the following: (i) actual or punitive damages, losses, injuries to Person or property, damages to natural resources, fines, penalties, interest, contribution or settlement, (ii) seeking a Response (as defined in Section 25.01(f)), (iii) the costs and expenses of site investigations, feasibility studies, information requests, health or risk assessments, or Response actions, and (iv) the costs and expenses of enforcing insurance, contribution or indemnification agreements.
(b)    “Environmental Laws” shall mean and include all federal, state and local statutes, ordinances, regulations and rules in effect and as amended from time to time relating to environmental quality, health, safety, contamination and cleanup, including, without limitation, the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Clean Water Act, 33 U.S.C. Section 1251 et seq., and the Water Quality Act of 1987; the Federal Insecticide, Fungicide, and Rodenticide Act (“FIFRA”), 7 U.S.C. Section 136 et seq.; the Marine Protection, Research, and Sanctuaries Act, 33 U.S.C. Section 1401 et seq.; the National Environmental Policy Act, 42 U.S.C. Section 4321 et seq.; the Noise Control Act, 42 U.S.C. Section 4901 et seq.; the Occupational Safety and Health

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Act, 29 U.S.C. Section 651 et seq.; the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. Section 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. Section 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act, the Emergency Planning and Community Right-to-Know Act, and the Radon Gas and Indoor Air Quality Research Act; the Toxic Substances Control Act (“TSCA”), 15 U.S.C. Section 2601 et seq.; the Atomic Energy Act, 42 U.S.C. Section 2011 et seq., and the Nuclear Waste Policy Act of 1982, 42 U.S.C. Section 10101 et seq., and state and local superlien and environmental statutes and ordinances, with implementing regulations, rules and guidelines, as any of the foregoing may be amended from time to time. Environmental Laws shall also include all state, regional, county, municipal, and other local laws, regulations, and ordinances insofar as they are equivalent or similar to the federal laws recited above or purport to regulate Hazardous Materials.
(c)    “Hazardous Materials” shall mean and include the following, including mixtures thereof: any hazardous substance, mold, pollutant, contaminant, waste, by-product or constituent regulated under CERCLA; oil and petroleum products and natural gas, natural gas liquids, liquefied natural gas and synthetic gas usable for fuel; pesticides regulated under FIFRA; asbestos and asbestos-containing materials, PCBs, and other substances regulated under TSCA; source material, special nuclear material, by-product material and any other radioactive materials or radioactive wastes, however produced, regulated under the Atomic Energy Act or the Nuclear Waste Policy Act; chemicals subject to the OSHA Hazard Communication Standard, 29 C.F.R. § 1910.1200 et seq.; and industrial process and pollution control wastes whether or not hazardous within the meaning of RCRA, and any other hazardous substance, pollutant or contaminant regulated under any other Environmental Law.
(d)    “Manage” or “Management” means to generate, manufacture, process, treat, store, use, re-use, refine, recycle, reclaim, blend or burn for energy recovery, incinerate, accumulate speculatively, transport, transfer, dispose of or abandon Hazardous Materials.
(e)    “Release” or “Released” shall mean any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Materials into the environment, as “environment” is defined in CERCLA.
(f)    “Response” or “Respond” shall mean action taken to correct, remove, remediate, clean up, prevent, mitigate, monitor, evaluate, investigate, assess or abate the Release of a Hazardous Material.
25.02    Tenant’s Obligations with Respect to Environmental Matters. During the Term with respect to each Property Location, (a) Tenant shall comply, at its sole cost and expense, with all Environmental Laws; (b) Tenant shall not, except as utilized in the ordinary course of business and not in violation of any Environmental Laws, Manage or authorize the Management of, any Hazardous Materials on any Property Location, including installation of any underground storage tanks, without prior written disclosure to and prior written reasonable approval by Landlord, except in accordance with applicable Environmental Laws; (c) Tenant shall not take any action that would subject any Property Location to the permit requirements under RCRA or any analogous state law,

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for storage, treatment or disposal of Hazardous Materials; and (d) Tenant shall arrange at its sole cost and expense, for the lawful transportation and off-site disposal at permitted landfills or other permitted disposal facilities and otherwise in accordance with all applicable Environmental Laws, of all Hazardous Materials that it generates.
25.03    Copies of Notices. During the Term with respect to each Property Location, Tenant shall provide Landlord promptly with copies of all summons, citations, directives, information inquiries or requests, notices of potential responsibility, notices of violation or deficiency, orders or decrees, Claims, complaints, investigations, judgments, letters, notices of environmental liens or Response actions in progress, and other communications, written or oral, actual or threatened, from the United States Environmental Protection Agency, Occupational Safety and Health Administration, the Environmental Protection Agency for the state in which such Property Location is located, or other federal, state, or local agency or authority, or any other entity or individual, concerning (a) any actual or alleged Release of a Hazardous Materials on, to or from any Property Location; (b) the imposition of any lien on any Property Location; (c) any actual or alleged violation of, or responsibility under, any Environmental Laws; or (d) any actual or alleged liability under any theory of common law tort or toxic tort, including without limitation, negligence, trespass, nuisance, strict liability, or ultrahazardous activity (each a “Notice”).
25.04    Landlord’s Right to Inspect. Upon the receipt of a Notice, or in the event that Landlord makes a good faith determination that such inspection is necessary, Landlord and Landlord’s employees, agents and representatives shall have the right to enter the applicable Property Location and, at Tenant’s sole cost and expense, conduct appropriate inspections or tests for the purpose of determining Tenant’s compliance with Environmental Laws, and determine the type, kind and quantity of all products, materials and substances brought onto the Premises, or made or produced thereon. Landlord and its agents and representatives shall have the right to take samples in quantities sufficient for analysis of all products, materials and substances present on the applicable Property Location including, but not limited to, samples, products, materials or substances brought onto or made or produced on the applicable Property Location by Tenant or its agents, employees, contractors or invitees. Tenant agrees to cooperate with such investigations by providing any relevant information reasonably requested by Landlord. Tenant may not perform any sampling, testing, or drilling to locate Hazardous Materials in the applicable Property Location without Landlord’s prior written consent.
25.05    Tests and Reports. With respect to any applicable Property Location and upon the receipt of a Notice (or in the event that Landlord makes a good faith determination that the same is necessary), Tenant shall, at its sole cost and expense, perform any environmental site assessment or other investigation of environmental conditions in connection with the Premises as may be reasonably requested by Landlord (including but not limited to sampling, testing and analysis of soil, water, air, building materials and other materials and substances whether solid, liquid or gas). Tenant shall provide Landlord with (a) copies of all environmental reports and tests obtained by Tenant; (b) copies of transportation and disposal contracts (and related manifests, schedules, reports, and other information) entered into or obtained by Tenant with respect to any Hazardous Materials; (c) copies of any permits issued to Tenant under Environmental Laws with respect to the applicable Property Location; (d) copies of any and all reports, notifications, and other filings made by Tenant

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to any federal, state, or local environmental authorities or agencies; and (e) any other applicable documents and information with respect to environmental matters relating to the applicable Property Location. Tenant shall provide Landlord with the results of appropriate reports and tests, with transportation and disposal contracts for Hazardous Materials, with any permits issued under Environmental Laws, and with any other documents necessary to demonstrate that Tenant complies with all Environmental Laws relating to the applicable Property Location, including, without limitation, payment of penalties or interest related thereto.
25.06    Tenant’s Obligation to Respond. If Tenant’s Management of Hazardous Materials at any Property Location (a) gives rise to liability or to a Claim under any Environmental Law, or any common law theory of tort or otherwise; (b) causes a threat to, or endangers, the public health; or (c) creates a nuisance or trespass, Tenant shall, at its sole cost and expense, promptly take all necessary action in response so as to comply with all applicable Environmental Laws and eliminate or avoid any liability claim with respect thereto. Additionally, Tenant shall, at its sole cost and expense, and without limiting any other provision of this Lease, effectuate any Response required by any governmental authority of any condition (including, but not limited to, a Release) in, on, under or from the Premises and take any other reasonable action deemed necessary by any governmental authority for protection of human health or the environment. Notwithstanding anything in this Lease to the contrary, Tenant shall have the right to challenge and not comply with any requirement of a governmental authority without being in breach of this Lease so long as Tenant (i) pursues such challenge diligently and in good faith and (ii) complies with any requirement that results upon completion of such challenge.
25.07    Landlord’s Right to Act. In the event that Tenant shall fail to comply with any of its obligations under this Article 25 as and when required hereunder, after thirty (30) days written notice to Tenant and Tenant’s failure to commence to cure such failure (unless any Property Location or any Person is in imminent danger of harm, in which case notice that is feasible under the circumstances shall be given to Tenant), Landlord shall have the right (but not the obligation) to take such action as is required to be taken by Tenant hereunder and in such event, Tenant shall be liable and responsible to Landlord for all costs, expenses, liabilities, claims and other obligations paid, suffered, or incurred by Landlord in connection with such matters. Tenant shall reimburse Landlord immediately upon demand for all such amounts for which Tenant is liable with interest accruing at the Default Interest rate.
25.08    Indemnification. Except as otherwise required under applicable Laws or to the extent of Landlord’s willful wrongful acts or gross negligence (provided that the term “gross negligence” shall not include gross negligence imputed as a matter of law to any of the Landlord Indemnified Parties solely by reason of Landlord’s interest in any Property Location or Tenant’s failure to act in respect of matters which are or were the obligation of Tenant under this Lease), Tenant shall, immediately upon demand by Landlord, indemnify, save, protect, defend and hold harmless the Landlord Indemnified Parties from and against any and all Claims, Response costs, liabilities, suits, obligations, fines, damages, penalties, claims, costs, losses, charges and expenses, including, without limitation, loss of rental income, loss due to business interruption, and reasonable attorneys’ fees and costs, which may be imposed upon or incurred during or after (but attributable

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to a period of time falling within) the Term arising out of or in any way connected with any or all of the following occurring:
(a)    any Hazardous Materials which are, or have been at any time, Managed, Released or otherwise located on or at any Property Location during the Term (regardless of the location at which such Hazardous Materials may in the future be located or disposed of), including but not limited to, any and all (i) liabilities under any common law theory of tort, nuisance, strict liability, ultrahazardous activity, negligence or otherwise based upon, resulting from or in connection with any such Hazardous Materials; and (ii) obligations to take Response, cleanup or corrective action pursuant to any investigation or remediation in connection with the decontamination, removal, transportation, incineration, or disposal of any of the foregoing;
(b)    any actual or alleged illness, disability, injury, or death of any individual in any manner arising out of or allegedly arising out of exposure to Hazardous Materials or other substances or conditions introduced to any Property Location during the Term;
(c)    any actual or alleged failure of Tenant or prior occupant or owner to comply with all applicable Environmental Laws during the Term; and
(d)    any failure by Tenant to comply with its obligations under this Article 25.
In the event any Claims or other assertion of liability shall be made against Landlord for which Landlord is entitled to indemnity hereunder, Landlord shall notify Tenant of such Claim or assertion of liability and thereupon Tenant shall, at its sole cost and expense, assume the defense of such Claim or assertion of liability (with counsel reasonably acceptable to Landlord) and continue such defense at all times thereafter until completion. The obligations of Tenant under this Article 25 shall survive for a period of five (5) years from the termination or expiration of this Lease.
ARTICLE 26.
TITLE AND COVENANT AGAINST LIENS
26.01    Title and Covenant Against Liens. Landlord’s title in the Premises is and always shall be paramount to the title of Tenant and nothing contained in this Lease shall empower Tenant to do any act which can, shall or may encumber the title of Landlord. Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen to be placed upon or against the Premises, the Buildings or the Parcels and, in case of any such lien attaching, to pay and remove or insure over same promptly. Except as provided in this Section 26.01 below and Section 9.04 above, Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or to be placed upon the Premises, the Buildings or the Parcels, and any and all liens and encumbrances created by Tenant shall attach only to Tenant’s interest in the Premises. If any such liens so attach and Tenant fails to pay and remove or bond the same within thirty (30) days, Landlord, at its election, may pay and satisfy the same, and in such event, the sums so paid by Landlord, with interest accruing from the date of Landlord’s payment at the Default Interest rate shall be deemed to be Rent due and payable by Tenant at once without notice or demand. Except as permitted pursuant to Section 9.04 and Article 17 of this Lease, Landlord covenants and agrees not to suffer or permit any covenants,

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restrictions, reservations, encumbrances, liens, conditions, encroachments, easements and other matters of title that would affect one or more of the Property Locations without Tenant’s prior written consent.
Landlord hereby grants a limited power of attorney to Tenant to acknowledge, deliver and execute on Landlord’s behalf any proposed agreement affecting the Property Location(s) if such agreement is in the nature of an easement and (a) is specifically stated to encumber the Property Location(s) only while Tenant is in possession of the Property Location(s) or (b) shall, by the terms of the agreement, end with the termination of this Lease. Upon the execution of any such agreement, Tenant shall deliver, within twenty (20) days thereof, a copy of such agreement to Landlord.
ARTICLE 27.
EXCULPATORY PROVISIONS
It is understood and agreed expressly by and between the parties hereto, anything herein to the contrary notwithstanding, that each and all of the representations, warranties, covenants, undertakings and agreements made herein on the part of Landlord, while in form purporting to be the representations, warranties, covenants, undertakings and agreements of Landlord, are nevertheless each and every one of them made and intended, not as personal representations, warranties, covenants, undertakings and agreements by Landlord or for the purpose or with the intention of binding Landlord personally, but are made and intended for the purpose only of subjecting Landlord’s interest in each Property Location to the terms of this Lease and for no other purpose whatsoever, and in case of default hereunder by Landlord, Tenant shall look solely to the interests of Landlord in each Property Location; that Landlord shall have no personal liability to pay any indebtedness accruing hereunder or to perform any covenant, either express or implied, contained herein; and that no personal liability or personal responsibility of any sort is assumed by, nor at any time shall be asserted or enforceable against, said Landlord, individually.
ARTICLE 28.
QUIET USE AND ENJOYMENT
If and as long as Tenant shall faithfully perform the agreements, terms, covenants and conditions hereof, Tenant shall and may (subject, however, to the provisions, reservations, terms and conditions of this Lease, including without limitation, Sections 17.01 and 17.02) peaceably and quietly have, hold and enjoy the Premises for the Term hereby granted, including extensions, without molestation or disturbance by or from Landlord or any Person or entity claiming by, through or under Landlord and free of any encumbrance created or suffered by Landlord, except from encumbrances created, suffered or consented to by Tenant. This covenant shall be construed as running with the land to and against subsequent owners and successors in interest and is not, nor shall it operate or be construed as, a personal covenant of Landlord, except to the extent of Landlord’s interest in the Premises and only so long as such interest shall continue, and thereafter this covenant shall be binding upon such subsequent owners and successors in interest of Landlord’s interest under this Lease, to the extent of their respective interests, as and when they shall acquire the same, and only so long as they shall retain such interest.

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ARTICLE 29.
CHARACTERIZATION OF LEASE
The following expressions of intent, representations, warranties, covenants, agreements, stipulations and waivers are a material inducement to Landlord and Tenant entering into this lease:
29.01    Unseverable Lease; No Joint Venture.
(a)    Landlord and Tenant agree that this Lease constitutes a single and indivisible lease as to all of the Property Locations collectively and shall not be subject to severance or division except as expressly set forth herein. In furtherance of the foregoing, Landlord and Tenant each (i) waives any claim or defense based upon the characterization of this Lease as anything other than a master lease of all the Property Locations and irrevocably waives any claim or defense that asserts that this Lease is anything other than a master lease, (ii) covenants and agrees that it will not assert that this Lease is anything but a unitary, unseverable instrument pertaining to the lease of all, but not less than all, of the Property Locations, (iii) stipulates and agrees not to challenge the validity, enforceability or characterization of this Lease of the Property Locations as a unitary, unseverable instrument pertaining to the lease of all, but not less than all, of the Property Locations, and (d) shall support the intent of the parties that this Lease is a unitary, unseverable instrument pertaining to the lease of all, but not less than all, of the Property Locations, if, and to the extent that, any challenge occurs. Without limitation, Landlord and Tenant agree that Base Rent Allocations shall not be used or construed, directly or indirectly, to vary the intent of Landlord and Tenant that this Lease constitutes a single and indivisible lease of all the Property Locations collectively and is not an aggregation of separate leases. For the purposes of any assumption, rejection or assignment of this Lease under 11 U.S.C. Section 365 or any amendment or successor section thereof, this is one indivisible and non-severable lease dealing with and covering one legal and economic unit that must be assumed, rejected or assigned as a whole with respect to all (and only all) of the Property Locations.
(b)    The business relationship created by this Lease and any related documents is solely that of a long‑term commercial lease between Landlord and Tenant, the Lease has been entered into by both parties in reliance upon the economic and legal bargains contained herein, and none of the agreements contained herein is intended, nor shall the same be deemed or construed, to create a partnership (de facto or de jure) between Landlord and Tenant, to make them joint venturers, to make Tenant an agent, legal representative, partner, subsidiary or employee of Landlord, nor to make Landlord in any way responsible for the debts, obligations or losses of Tenant.
29.02    True Lease Waiver. Landlord and Tenant intend that this Lease is a “true lease,” is not a financing lease, capital lease, mortgage, equitable mortgage, deed of trust, trust agreement, security agreement or other financing or trust arrangement, and the economic realities of this Lease are those of a true lease. Tenant and Landlord each waive any claim or defense based upon the characterization of this Lease as anything other than as a “true lease.” Tenant and Landlord each stipulate and agree that (a) except as may be required by Laws or a governmental authority (it being understood that Tenant and Landlord each agree that under current U.S. federal income tax law, this Lease is a “true lease”), not to assert or take, or omit to take, any action if such omission would be inconsistent with the agreements and understandings set forth in this Article 29, and (b) that, in

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the event that its separate existence from another Person is disregarded for U.S. federal income tax purposes, it shall not permit such Person to assert or take any action, or omit to take any action if such omission would be, inconsistent with the agreements and understandings set forth in this Article 29 (determined as though such Person had been a party hereto).
ARTICLE 30.
RESERVES
30.01    Reserves. Upon the occurrence of a Reserve Event (as defined below), Landlord may require Tenant to pay to Landlord on the day that Monthly Base Rent is next due during the Term an amount equal to the Impositions (the “Impositions Reserve”), premiums for insurance required under Article 6 (the “Insurance Reserve”), fixed and basic rents (the “Overlease Rents”) to be made pursuant to the Overleases (the “Overlease Reserve”) and/or maintenance expenses (“Maintenance Expenses”) for the Premises (in an amount equal to $0.20 per net rentable square foot of the Premises) (the “Maintenance Reserve”; the Impositions Reserve, the Insurance Reserve, the Overlease Reserve and/or the Maintenance Reserve are each a “Reserve” and collectively, the “Reserves”) that Landlord reasonably estimates will be necessary in order to accumulate with Landlord sufficient funds to pay such Impositions, insurance premiums, Overlease Rents and Maintenance Expenses as applicable for the earlier of (a) the ensuing twelve (12) months, or (b) at least thirty (30) days prior to their respective due dates. Landlord shall hold or cause the Mortgagee to hold the amount for each Reserve required hereunder in an interest-bearing account which interest thereon shall accrue for the benefit of Tenant (which may be a book entry subaccount) (each, a “Reserve Subaccount Account”, and collectively, the “Reserve Subaccounts”). Landlord shall have the right to collect Reserves on an annual basis until the occurrence of a Reserve Reversal Event (subject to the terms of Section 30.04).
30.02    Satisfaction of Tenant’s Obligations. Any Reserve payments made by Tenant pursuant to Section 30.01 for Impositions, Maintenance Expenses, Overlease Rents and insurance premiums shall satisfy Tenant’s obligations to pay Impositions, Overlease Rents and Maintenance Expenses and to pay for and maintain insurance under this Lease for the applicable twelve (12) month period. Landlord shall timely pay or cause to be paid such Impositions, Overlease Rents and insurance premiums or make such Reserves available to Tenant to timely pay such Impositions, Overlease Rents and insurance premiums.
30.03    Reserve Period; Maintenance Expenses. During a Reserve Period (as defined below), Landlord shall disburse or cause the Mortgagee to disburse funds held in the Reserve Subaccount for Maintenance Expenses to Tenant within fifteen (15) days after the delivery by Tenant to Landlord of a request therefor, in an amount greater than Twenty Five Thousand Dollars ($25,000) (or a lesser amount if the total amount in the Maintenance Reserve is less than Twenty Five Thousand Dollars ($25,000), in which case only one such disbursement as to that particular Maintenance Expense shall be made), provided that the request for disbursement is accompanied by: (a) a certificate signed by an officer of Tenant: (i) stating that the maintenance which is the subject of the requested disbursement has been completed, (ii) identifying each Person that supplied materials or labor in connection with such maintenance or any portion thereof, and (iii) stating that each such Person supplying materials or labor has been or, upon receipt of the requested disbursement, will

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be paid in full with respect to the portion of the maintenance which is the subject of the requested disbursement; (b) copies of appropriate lien waivers, to the extent applicable, or other evidence of payment reasonably satisfactory to Landlord; and (c) if requested by Landlord’s Mortgagee, a title search for such Property Location indicating that such Property Location is free from all liens, claims and other encumbrances not previously approved by Landlord.
30.04    Reserve Reversal Event. Upon a Reserve Reversal Event, no further Reserves shall be required hereunder regarding the applicable Reserve Period and any Reserves and/or Letter of Credit (as defined in Section 30.06(d) below) held by Landlord or Mortgagee shall be immediately released and/or returned, as the case may be, to Tenant; provided, however, that Reserves and/or Letter of Credit shall again be required as provided herein in connection with any subsequent Reserve Period.
30.05    Letter of Credit. Notwithstanding anything to the contrary contained in this Article 30, at Tenant’s option, in lieu of the requirements set forth herein with respect to Tenant’s obligation to make deposits into one or more Reserve Subaccounts, Tenant may deliver a Letter of Credit or Letters of Credit, to Landlord in an amount or amounts equal to the aggregate amount which Tenant would otherwise be required to deposit for Impositions, insurance premiums, Overlease Rents and/or Maintenance Expenses, over the ensuing twelve (12) month period, whereupon Landlord shall remit or cause Mortgagee to remit the Reserves then on deposit, if any, in the applicable Reserve Subaccount to Tenant. In the event that Tenant delivers a Letter of Credit or Letters of Credit for Impositions, insurance premiums, the Overlease Rents, Maintenance Expenses, Tenant shall be responsible for the payment of such item and Landlord shall not be responsible therefor. Tenant shall provide Landlord with notice of any increases (or decreases) in the aggregate payments over the ensuing twelve (12) month period for Impositions, insurance premiums, Overlease Rents and/or Maintenance Expenses, as the case may be, not less than forty-five (45) days prior to the date any such increase (or decrease) is first due and payable, and the applicable Letter of Credit shall be increased (or decreased) by an amount equal to such increased (or decreased) amount at least thirty (30) days prior to the date such increase (or decrease) is first due and payable. Landlord shall allow a reduction in the Letter of Credit or Letters of Credit relating to the Reserve Subaccount for Maintenance Expenses upon satisfaction of the conditions precedent for disbursement set forth in Section 30.03, which reduction shall be in an amount equal to the amount that would have been disbursed to Tenant had the Reserve Account for Maintenance Expenses contained cash. Upon any non-payment of Impositions, insurance premiums, Overlease Rents, Maintenance Expenses, Tenant agrees that Landlord shall have the right, but not the obligation, to draw on such applicable Letter of Credit and to apply all or any part thereof to the payment of the item for which such Letter of Credit was established.
30.06    Defined Terms.
(a)    “EBITDAR” shall mean, with respect to any Person, for any period, an amount equal to (without duplication): (i) the consolidated net income of such Person for such period, plus (ii) depreciation, amortization and other non-cash charges (including, but not limited to, imputed interest, deferred compensation and charges associated with impairment of goodwill pursuant to FASB 142) for such period (to the extent deducted in the computation of consolidated

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net income of such Person), all in accordance with generally accepted accounting principles in the United States of America, consistently applied from period to period (“GAAP”), plus (iii) interest expense for such period (to the extent deducted in the computation of consolidated net income of such Person), plus (iv) the provision for taxes for such period (to the extent deducted in the computation of consolidated net income of such Person), plus (v) any rental amounts (excluding reimbursable expenses including but not limited to taxes, maintenance and insurance) payable by such Person under any leases then in effect to which the Person is a party, utilizing the rental amounts (excluding reimbursable expenses including but not limited to taxes, maintenance and insurance) in effect at the time of the EBITDAR calculation (collectively, “EBITDAR Rent”) (to the extent such EBITDAR Rent was deducted in the computation of consolidated net income of such Person), plus (vi) non-recurring items and unusual items. In calculating the EBITDAR Ratio as of February 7, 2012 and all applicable periods thereafter, the Tenant may use the consolidated financial statements of Specialty Retail Shops Holding Corp., a Delaware corporation (“Specialty Retail”) but only for so long as (i) Tenant remains indirectly wholly owned by Specialty Retail and included in the consolidated financial statements of Specialty Retail and (ii) the Guaranty is in full force and effect.
(b)    “EBITDAR Event” shall mean Tenant’s failure to maintain an EBITDAR Ratio (as defined below) of 1.15 to 1 or higher (tested quarterly on a twelve (12) month trailing basis).
(c)    “EBITDAR Ratio” shall be the ratio of EBITDAR to interest and operating lease expenses.
(d)    “Letter of Credit” means an evergreen, irrevocable, unconditional, transferable, clean sight draft letter of credit, in form and substance acceptable to Landlord in its reasonable discretion, in favor of Landlord and issued by a bank or financial institution reasonably acceptable to Landlord.
(e)    “Reserve Event” shall mean the occurrence of (i) a monetary Default or (ii) an EBITDAR Event.
(f)    “Reserve Period” shall mean the period time commencing on the date that (i) a monetary Default shall have occurred or (ii) an EBIDTAR Event shall have occurred and, with respect to clause (a) or (b), ending upon the occurrence of a Reserve Reversal Event.
(g)    “Reserve Reversal Event shall mean Tenant (i) remaining free from monetary Default and (ii) maintaining an EBITDAR Ratio of 1.15 to 1 or higher (on a twelve (12) month trailing basis) for a period of not less than four (4) consecutive quarters.
ARTICLE 31.
MISCELLANEOUS
31.01    Successors and Assigns. Each provision of this Lease and other agreements executed contemporaneously with this Lease shall extend to and shall bind and inure to the benefit not only of Landlord and Tenant, but also of their respective heirs, legal representatives, successors and

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assigns, but this provision shall not operate to permit any transfer, assignment, mortgage, encumbrance, lien, charge or subletting contrary to the provisions of this Lease.
31.02    Modifications in Writing. No modification, waiver or amendment of this Lease or of any of its conditions or provisions shall be binding upon either party unless in writing and signed by Landlord and Tenant.
31.03    Definition of Tenant. The word “Tenant” whenever used herein shall be construed to mean Tenant or any one or more of them in all cases where there is more than one Tenant; and the necessary grammatical changes required to make the provisions hereof apply either to corporations, limited liability companies or other organizations, partnerships or other entities, or individuals, shall be assumed in all cases as though fully expressed in each case. In all cases where there is more than one Tenant, the liability of each shall be joint and several. Landlord shall have the right, at its discretion, to enforce Landlord’s rights under this Lease against each entity signing this Lease as Tenant, individually, or against all of such Persons collectively, so that any one of the entities signing this Lease as Tenant shall be bound to the provisions of this Lease and shall be required to pay all of the Rent and other amounts from time to time owed by Tenant under this Lease.
31.04    Definition of Landlord. The term “Landlord” as used in this Lease means only the owner or owners at the time being of each Property Location so that in the event of any assignment, conveyance or sale, once or successively, of said Property Location, or any assignment of this Lease by Landlord, said Landlord making such sale, conveyance or assignment shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder, if any, accruing after such sale, conveyance or assignment, and Tenant agrees to look solely to such purchaser, grantee or assignee with respect thereto. This Lease shall not be affected by any such assignment, conveyance or sale, and Tenant agrees to attorn to the purchaser, grantee or assignee.
31.05    Headings. The headings of Articles and Sections are for convenience only and do not limit, expand or construe the contents of the Articles or Sections.
31.06    Time of Essence. Time is of the essence of this Lease and of all provisions hereof.
31.07    Default Rate of Interest. All amounts, including, without limitation, all Rent, owed by Tenant to Landlord pursuant to any provision of this Lease shall bear interest from the date due until paid at the lesser of: (a) the greater of (i) five percent (5%) in excess of the rate of interest announced from time to time by Wells Fargo Bank, National Association (or its successors and assigns), as its prime, reference or corporate base rate (“Prime”), changing as and when said Prime rate changes, or (ii) ten percent (10%) per annum; or (b) the maximum rate permissible by law (“Default Interest”).
31.08    Severability. The invalidity of any provision of this Lease shall not impair or affect in any manner the validity, enforceability or effect of the rest of this Lease.
31.09    Entire Agreement. All understandings and agreements, oral or written, heretofore made between the parties hereto are merged in this Lease, which, together with that certain Side

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Letter Agreement between Landlord and Tenant dated May 31, 2006 (the “Side Letter Agreement”) and other agreements executed contemporaneously with this Lease fully and completely express the agreement between Landlord (and its beneficiaries, if any, and their agents) and Tenant with respect to the lease of the Property Locations. Notwithstanding anything in this Agreement to the contrary, upon the execution and delivery of this Lease by Landlord and Tenant, (a) this Lease and the Side-Letter Agreement and other agreements executed contemporaneously with this Lease shall supersede any previous discussions, agreements and/or term or commitment letters relating to this Lease and the Side-Letter Agreement or the Transaction, (b) the terms and conditions of this Lease and the Side-Letter Agreement and other agreements executed contemporaneously with this Lease shall control notwithstanding that such terms are inconsistent with or vary from those set forth in any of the foregoing agreements, and (c) this Lease and the Side-Letter Agreement may only be amended by a written agreement executed by Landlord and Tenant. The provisions of this Section shall survive the expiration or earlier termination of this Lease.
31.10    Force Majeure. If either party fails to perform timely any of the terms, covenants and conditions of this Lease on such party’s part to be performed and such failure is due in whole or in part to any strike, lockout, civil disorder, inability to procure materials at commercially reasonable rates, prolonged failure of power, riots, insurrections, war, fuel shortages, accidents, casualties, acts of God, acts caused directly or indirectly by the other party (or such other party’s agents, employees, contractors, licensees or invitees) or any other cause beyond the reasonable control of such party (expressly excluding, however, the obligations imposed upon Tenant with respect to Base Rent and any other Rent to be paid hereunder) (“Force Majeure”), then such party shall not be deemed in default under this Lease as a result of such failure and any time for performance by such party provided for herein shall be extended by the period of delay resulting from such cause.
31.11    Memorandum of Lease. This Lease shall not be recorded. However, a memorandum of this Lease in the form attached hereto as Exhibit G shall be executed, in recordable form, by both parties concurrently herewith and may be recorded by Tenant, at Tenant’s expense, with the official charged with recordation duties for any of the counties in which a Property Location is located, with directions that it be returned to Tenant. If, and when, an original memorandum of Lease is returned to Tenant following recording, Tenant shall furnish a copy of same to Landlord.
31.12    No Construction Against Preparer. This Lease has been prepared by Tenant and its professional advisors and reviewed by Landlord and its professional advisors. Landlord, Tenant and their separate advisors believe that this Lease is the product of their joint efforts, that it expresses their agreement, and that it should not be interpreted in favor of either Landlord or Tenant or against either Landlord or Tenant merely because of their efforts in its preparation.
31.13    Waiver of Landlord’s Lien. Notwithstanding anything contained herein to the contrary, Landlord hereby waives any statutory liens and any rights of distress with respect to Tenant’s Personalty. This Lease does not grant a contractual lien or any other security interest to Landlord or in favor of Landlord with respect to Tenant’s Personalty. Respecting any mortgagee or other lender of Tenant having a security interest in Tenant’s Personalty (“Tenant’s Mortgagee”), Landlord agrees as follows: (a) to provide Tenant’s Mortgagee, upon written request of Tenant (accompanied by the name and address of Tenant’s Mortgagee), with a copy of any default notice

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(s) given to Tenant under this Lease; provided, however, that (i) Landlord acknowledges and agrees that with respect to Wells Fargo Bank, National Association, as agent, as Tenant’s Mortgagee, such Tenant request shall be deemed to have been made as of the Effective Date, and (ii) the failure to deliver such notice shall not constitute a default by Landlord hereunder, and (b) to allow Tenant’s Mortgagee, prior to any termination of this Lease or repossession of the applicable Property Location by Landlord, the same notice rights and period of time to cure such default as is allowed Tenant under this Lease, and (c) to permit Tenant’s Mortgagee to go upon the applicable Property Location for the purpose of removing Tenant’s Personalty any time within ninety (90) days after the effective date of any termination of this Lease or any repossession of the Premises or any part thereof by Landlord. Landlord further agrees to execute and deliver the form of written waiver reasonably requested by Tenant’s Mortgagee from time to time to evidence or effect the aforesaid waiver and agreements of Landlord or substantially in the form attached hereto as Exhibit F (“Landlord Agreement”).
31.14    Investment Tax Credits. Landlord expressly waives and relinquishes in favor of Tenant any rights to claim the benefit of or to use any federal or state investment tax credits that are currently, or may become, available during the Term as a result of any installation of any equipment, furniture or fixtures installed by Tenant in or on the Premises whether or not such items become a part of the realty and agrees, without cost or liability to Landlord, to execute and deliver to Tenant any election form reasonably required to evidence Tenant’s right to claim investment tax credits.
31.15    Signage. Tenant shall be entitled to place signs upon each Property Location subject to any applicable Laws or any applicable REAs or Overleases.
31.16    Definition of CPI. “CPI” means the Consumer Price Index which is designated for the applicable month of determination as the United States City Average for All Urban Consumers, All Items, Not Seasonally Adjusted, with a based period equaling 100 in 1982–1984, as published by the United States Department of Labor’s Bureau of Labor Statistics or any successor agency. In the event that the Consumer Price Index ceases to be published, its successor index as published by the same governmental authority which published the Consumer Price Index shall be substituted and any necessary reasonable adjustments shall be made by Landlord and Tenant in order to carry out the intent of this Lease. In the event there is no successor index, Landlord shall reasonably select an alternative price index that will constitute a reasonable substitute for the Consumer Price Index. “CPI Increase” shall mean the percentage change in the CPI from the month that is two months prior to the immediately preceding Adjustment Date to the CPI for the month that is two months prior to the applicable Adjustment Date.
31.17    Financial Statements.
(a)    Tenant shall cause Specialty Retail Shops Holding Corp. (“SRSHC”) to deliver to Landlord the following financial statements:
(i)    within forty-five (45) days after the end of each fiscal quarter of Tenant (provided, however, that Tenant shall not be in Default under this Lease for failure to deliver the following items unless such failure to deliver same continues and is not cured within an additional

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fifteen (15) days after the aforesaid forty-five (45) day period), the (A) consolidated balance sheet, statement of operations, statement of stockholders’ equity and statement of cash flows and all other related schedules for the fiscal period then ended of SRSHC (the “SRSHC Unaudited Reporting Financials”); (B) such other financial information reasonably requested by Landlord to the extent required for Landlord to satisfy its filing obligations under the rules and regulations of the SEC; and (C) income and expense statements for the business at each of the Property Locations in the form attached hereto as Exhibit J (such information to be subject to the confidentiality and non-disclosure provisions set forth in Section 31.17(c)); and
(ii)    within seventy-five (75) days after the end of each fiscal year of Tenant (provided, however, that so long as Tenant delivers to Landlord “draft” statements within the aforesaid seventy-five (75) day period, Tenant shall not be in Default under this Lease for failure to deliver the following items unless such failure to deliver same continues and is not cured within an additional ten (10) days after the aforesaid seventy-five (75) day period), the (A) consolidated balance sheet, statement of operations, statement of stockholders’ equity and statement of cash flows and all other related schedules for the fiscal period then ended of SRSHC (the “SRSHC Audited Reporting Financials” and together with the SRSHC Unaudited Reporting Financials, the “SRSHC Reporting Financials”); (B) such other financial information reasonably requested by Landlord to the extent required for Landlord to satisfy its filing obligations under the rules and regulations of the SEC; and (C) income and expense statements for the business at each of the Property Locations (such information to be subject to the confidentiality and non‑disclosure provisions set forth in Section 31.17(c)).
(b)    All financial statements to be provided hereunder shall be prepared in accordance with GAAP.
(c)    Landlord agrees to treat as confidential, and to not disclose without Tenant’s written consent, all income and expense statements for the business at each Property Location and any other information specific to a Property Location including, but not limited to, the reports generated by Tenant under Section 31.17(f) (collectively, the “Confidential Information”), provided, however, that Confidential Information does not include information which (i) is already known to Landlord prior to receipt as evidenced by prior documentation thereof or has been independently developed by Landlord on a non-confidential basis; (ii) is or becomes generally available to the public other than as a result of an improper disclosure by Landlord or its representatives; (iii) becomes available to Landlord on a non-confidential basis from a source other than Tenant or any of its representatives, provided that such source is not, to Landlord’s knowledge, bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Tenant with respect to such information; or (iv) is disclosed pursuant to a requirement of a court, administrative agency or other regulatory or governmental body or is disclosed pursuant to applicable law, rule or regulation. Notwithstanding the foregoing, Landlord may, without the written consent of Tenant, disclose any Confidential Information to any potential buyer, assignee, or other counterparty of Landlord, or Landlord’s actual or potential financing sources, in each case in connection with any transaction contemplated by Section 12.04 (collectively, “Landlord Counterparties”) or a Mortgagee or trustee in connection with a securitization or a rating agency involved with respect to such securitization (“Securitization Parties”, collectively with Landlord

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Counterparties , the “Disclosure Parties”) and the Securitization Parties may further disclose the Confidential Information solely to B-piece buyers in connection with the securitization or an institutional investor that typically invests in securitizations of this type and size (“Other Parties”) to the extent the Securitization Parties customarily disclose the same to the Other Parties in connection with the securitization and to the extent requested by the Other Parties; provided that (A) the Securitization Parties and the Other Parties are advised that the Confidential Information is confidential, and (B) the Confidential Information may not be placed in any prospectus, or other securities offering material or other written materials by Landlord, or any Mortgagee, trustee or rating agency or any Affiliated Party. In addition, any Disclosure Parties and the Other Parties (other than the rating agencies and potential financing sources which are not required to execute a Confidentiality Agreement but may only disclose information to parties that have executed a Confidentiality Agreement) shall execute a confidentiality agreement substantially in the form attached hereto as Schedule 31.17(c), or such other form as reasonably agreed upon by Tenant, Landlord, the Disclosure Parties, and/or the Other Parties (the “Confidentiality Agreement”) in connection with the disclosure of Confidential Information hereunder; provided, however, that any Landlord Counterparty may disclose such Confidential Information to its actual or potential financing sources that are informed by such Landlord Counterparty of the confidential nature of the Confidential Information and that agree to be bound by the terms of the Confidentiality Agreement. Notwithstanding anything to the contrary contained in this Section, (a) in no event shall any Confidential Information be disclosed to any retailers, and (b) Landlord and Tenant understand and agree that the Disclosure Parties may disclose aggregate, portfolio level financial information regarding Tenant and the Properties as a whole.
(d)    All financial statements to be provided hereunder shall be certified by the chief financial officer or administrative member of Tenant (or other party delivering such financials), which certification shall be in the form of Schedule 31.17(d) attached hereto and shall state that such financial statements (i) are true, complete and correct in all material respects, (ii) fairly present, in all material respects, the financial condition of Tenant (or other party delivering such financials) as of the date of such reports, and (iii) satisfy the requirements set forth in Section 31.17. If Tenant (or other party delivering financial statements) discovers that financial statements delivered to Landlord hereunder contain a misstatement or an omission in any material respect, it shall promptly notify Landlord of same and take such actions as are reasonably necessary to correct, or cause to be corrected, such financial statements; provided, however, in no event shall Tenant (or other party delivering such financials) willfully and intentionally misstate its financial statements. In no event shall Tenant have any liability to Landlord or its affiliates in respect of any breach of the foregoing certification caused by Tenant’s negligence or gross negligence or, except as set forth in Section 16.01 and Section 16.02, for failure to perform its obligations under this Section 31.17. Landlord’s sole rights and remedies for a breach of this Section 31.17 shall be limited to those remedies that are available to Landlord as set forth in Section 16.02 of this Lease.
(e)    Tenant agrees that the SRSHC Audited Reporting Financials shall be audited by, and the Holding Unaudited Reporting Financials and the SRSHC Unaudited Reporting Financials shall be reviewed by, a nationally recognized accounting firm. Furthermore, Tenant shall use commercially reasonable efforts to cause its accountants to deliver their consent in a timely manner to the inclusion of their audit opinion in any regulatory reports filed as part of Spirit’s SEC

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reporting obligation; provided, however, that such accountants’ failure or refusal to consent shall not be a Default under this Lease.
(f)    Tenant agrees, as an accommodation to Landlord and for strictly informational purposes, to prepare and deliver to Landlord a report of each Property Location detailing the (i) sales per square foot at each individual Property Location, (ii) occupancy costs of each Property Location, and (iii) capital expenditures of each Property Location, within forty-five (45) days after the end of each fiscal quarter and ninety (90) days after the close of each fiscal year of Tenant, as applicable (such information to be subject to the confidentiality and non-disclosure provisions set forth in Section 31.17(c)); provided, however, that (1) the inaccuracy of any reports described in this Section 31.17(f), (2) Tenant’s failure to timely deliver such reports described in this Section 31.17(f), and/or (3) any deficiency in such reports described in this Section 31.17(f) or any other failure to comply with this Section, shall not constitute a Default under this Lease.
(g)    Notwithstanding any other provision contained in this Section 31.17, from and after the earlier of (i) the date when the Guaranty is no longer in full force or effect, and (ii) the date that the SEC first requires the inclusion of Tenant’s financial statements (rather than the consolidated financial statements of SRSHC) in the SEC reports of Spirit Realty Capital, Inc., Tenant shall be obligated to deliver financial statements (of the type and having the characteristics described herein) of Tenant, in lieu of causing SRSHC to deliver such financial statements of SRSHC.
31.18    State-Specific-Provisions. The provisions and/or remedies which are set forth on the attached Exhibit H shall be deemed a part of and included within the terms and conditions of this Lease.
31.19    Counterparts. This Lease may be executed in one or more counterparts, each of which shall be deemed an original.
31.20    Mortgagee Consent. With respect to any and all provisions of this Lease requiring Landlord’s consent, the refusal or failure of Landlord’s Mortgagee to grant consent (to the extent required and applicable) shall be a reasonable basis for Landlord to withhold its consent.
31.21    Waiver of Jury Trial and Certain Damages. Landlord and Tenant hereby knowingly, voluntarily and intentionally waive the right either may have to a trial by jury with respect to any and all issues presented in any action, proceeding, claim or counterclaim brought by either of the parties hereto against the other or its successors with respect to any matter arising out of or in connection with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises or any Property Location, and/or any claim for injury or damage, or any emergency or statutory remedy. This waiver by the parties hereto of any right either may have to a trial by jury has been negotiated and is an essential aspect of their bargain. Furthermore, Tenant and Landlord hereby knowingly, voluntarily and intentionally waive the right each may have to seek punitive, consequential, special and indirect damages from the other or any of its successors and assigns with respect to any and all issues presented in any action, proceeding, claim or counterclaim brought with respect to any matter arising out of or in connection with this Lease or any document contemplated herein or related hereto. The waiver by Tenant and Landlord of any

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right each may have to seek punitive, consequential, special and indirect damages has been negotiated by the parties hereto and is an essential aspect of their bargain.
31.22    Forum Selection; Jurisdiction; Venue; Choice of Law.
(a)    This Lease shall be construed in accordance with, and this Lease and all matters arising out of or relating to this Lease (whether in contract, tort or otherwise) shall be governed by, the law of the State of New York without regard to conflicts of law principles; provided, however, that any forcible entry and detainer action or similar proceeding shall be governed by the laws of the state in which the applicable Property Location is located. If any provision of this Lease or the application thereof shall, to any extent, be invalid or unenforceable, the remainder of this Lease shall not be affected thereby, and each provision of this Lease shall be valid and enforceable to the fullest extent permitted by applicable Laws.
(b)    TENANT AND LANDLORD EACH HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, STATE OF NEW YORK, AND EACH IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS LEASE SHALL BE LITIGATED IN SUCH COURTS (EXCEPT FOR FORCIBLE ENTRY AND DETAINER ACTIONS, OR SIMILAR PROCEEDINGS, WHICH SHALL BE LITIGATED IN COURTS LOCATED WITHIN THE COUNTY AND STATE IN WHICH THE APPLICABLE PROPERTY LOCATION IS LOCATED). TENANT AND LANDLORD EACH ACCEPTS, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS (EXCEPT AS PROVIDED ABOVE IN THIS SECTION 31.22(b)), AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS.
(c)    TENANT AND LANDLORD EACH ACKNOWLEDGES THAT THE PROVISIONS OF THIS SECTION 31.22 ARE A MATERIAL INDUCEMENT TO THE OTHER PARTY’S ENTERING INTO THIS LEASE.
31.23    No Merger. There shall be no merger of this Lease nor of the leasehold estate created by this Lease with the fee estate in or ownership of any of the Premises by reason of the fact that the same person, corporation, firm or other entity may acquire or hold or own, directly or indirectly, (a) this Lease or the leasehold estate created by this Lease or any interest in this Lease or in such leasehold estate, and (b) the fee estate or ownership of any of the Premises or any interest in such fee estate or ownership. No such merger shall occur unless and until all persons, corporations, firms and other entities having any interest in (i) this Lease or the leasehold estate created by this Lease, and (ii) the fee estate in or ownership of the Premises or any part thereof sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.
31.24    Intentionally Omitted.
31.25    Guaranty. Specialty Retail Shops Holding Corp., a Delaware corporation (“Guarantor”) shall continue to at all times unconditionally guarantee this Lease pursuant to that certain Amended and Restated Unconditional Guaranty of Payment and Performance dated as of December 15, 2014 for the benefit of Landlord (“Guaranty”).

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ARTICLE 32.
OVERLEASES
32.01    Overleases. This Article 32 applies specifically to each Property Location that is a Leasehold Property, and shall apply, regardless of the identity of the Overlandlord. Because this Lease is a sublease as to each of the Leasehold Properties, this Article 32 inclusive shall be applicable only to a Leasehold Property. The following provisions are in addition to the other provisions of this Lease which apply to all of the Property Locations, including the Leasehold Properties, and these following provisions shall not substitute for or replace the other provisions in this Lease, except to the extent the following provisions conflict with the other provisions in this Lease, in which case these following provisions shall govern as to a Leasehold Property:
(e)    No Leasehold Property shall be used or occupied, or permitted or suffered to be used or occupied, by Landlord or Tenant or any party claiming by or through Landlord or Tenant for any use, purpose or activity which is not permitted by the Overlease for such Leasehold Property.
(f)    Tenant, insofar as applicable to the Premises, shall at its sole expense, (i) comply with the Overleases, and with all applicable Legal Requirements pursuant to the Overleases, and (ii) notwithstanding the requirements of Article 6, comply pursuant to the Overleases with the requirements of all policies of insurance of whatsoever nature which are required to be maintained pursuant to the Overleases.
(g)    Tenant acknowledges that this Lease, and Tenant’s occupancy of a Leasehold Property, are subject to and subordinate to the applicable Overlease. Tenant agrees that the terms, covenants, provisions and conditions of the Overleases applying to Landlord as the tenant thereunder shall apply directly to Tenant, and Tenant hereby does and shall assume and perform fully all the duties, obligations, liabilities and undertakings of Landlord as the tenant under each and all of the Overleases, including as Rent under this Lease, payment of all the fixed, basic rents and additional rents and any and all other payments to be made pursuant to the Overleases, whether arising before, on or after the Effective Date. In the event of any inconsistency between the terms, covenants, provisions and conditions of any such Overlease and the terms, covenants, provisions and conditions of this Lease as the same applies to the Premises or common areas on a Leasehold Property, in that the Overlease imposes an obligation or liability on the tenant thereunder (and therefore on Tenant under this Lease by virtue of Tenant’s assumption thereof) which is stricter or broader or more onerous or not covered by this Lease, then, even though the subject matter may be one which is the same in both the Overlease and this Lease, the terms, covenants, provisions and conditions of the Overlease with respect to such obligation or liability shall control and be complied with by Tenant. Tenant and Landlord each agrees that it will not do, or cause or suffer to be done, any act (whether of commission or omission) which would result in a breach of or default under any term, covenant, provision or condition of any Overlease. A default under an Overlease not caused by Tenant shall not constitute a default under this Lease.
(h)    Landlord shall have no responsibility or liability to provide any services to Tenant with respect to either the Premises, or for performing any of the duties, obligations, liabilities or undertakings of any landlord or tenant under any Overlease as it applies to the Premises or to a

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Property Location. Landlord agrees, however, that in cases where Landlord’s cooperation is necessary to enforce rights of the tenant under any of the Overleases, Landlord will use its reasonable efforts to cause the Overlandlords to perform their duties, obligations, liabilities and undertakings thereunder, provided Tenant agrees to and does bear the expense and reimburse Landlord (immediately upon demand) for any and all expenses including reasonable experts and attorneys’ fees incurred by Landlord in connection therewith. To the extent that to do so does not prejudice or impair the rights and remedies intended to be enjoyed by Landlord under this Lease and does not in any manner or to any degree impose (with respect to any Overlease) or increase (with respect to this Lease) the duties, obligations, liabilities or undertakings of Landlord and does not modify or terminate an Overlease, Landlord agrees to otherwise cooperate with Tenant so that all of the rights and benefits of the Overleases intended to be enjoyed by the prime tenants thereunder shall be available to Tenant, except Tenant shall not have or enjoy any options to cancel or terminate an Overlease, or surrender the premises covered by an Overlease, or to renew or to extend an Overlease (except as provided for in Section 32.01(q)), or to purchase the fee title, or to exercise rights of first refusal, or have any rights to encumber, assign or sublet the interest of the tenant under the Overleases (except as provided for in Article 12), or rights to build additional buildings or improvements (except as provided for in Articles 11, 14 and 15). At Tenant’s full cost and expense and without expense to Landlord, Tenant may obtain from each Overlandlord a non-disturbance agreement in form and substance reasonably acceptable to Tenant.
(i)    In addition to other indemnification provisions by Tenant in this Lease, and not in limitation thereof, Tenant hereby agrees to indemnify, save, protect, defend and hold harmless the Landlord Indemnified Parties from and against any and all liabilities, suits, obligations, fines, damages, penalties, claims, costs, charges and expenses (including experts’ and attorney’s fees) imposed upon or incurred by the Landlord Indemnified Parties, that may be based on or asserted or alleged to be based on any breach by Tenant of any term, covenant, provision or condition of any Overlease arising before or during the Term of this Lease.
(j)    In the event of any Casualty Event, or in the event of any Condemnation of all or part of any Leasehold Property, the terms, covenants, provisions and conditions of the Overlease for such Leasehold Property shall not be the controlling instrument as between Landlord and Tenant, but the provisions of this Lease relating to such event shall control exclusively between Landlord and Tenant.
(k)    Landlord shall not amend or modify any Overlease without Tenant’s consent, which consent may be withheld, delayed or conditioned at Tenant’s sole discretion, for any reason or for no reason. Landlord shall not voluntarily terminate or consent to any termination of such Overlease for any reason without Tenant’s written consent, which consent may be withheld, delayed or conditioned at Tenant’s sole discretion, for any reason or for no reason. If either Tenant defaults under an Overlease or Landlord acts or fails to act in a manner which results in a default under an Overlease, then the other party (upon reasonable advance written notice to the defaulting party, unless the Overlease is in imminent danger of termination, in which case notice that is feasible under the circumstances shall be given to the defaulting party) may cure such default (but shall have no obligation to do so) if after the notice the defaulting party fails to take steps to effect such cure.

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(l)    Subject to Section 32.01(d), the performance by Overlandlord of Overlandlord’s obligations in accordance with any of the Overleases, shall, for all purposes, be accepted by Tenant, and shall be deemed to be the performance of such obligations by Landlord under the provisions of such Overlease and also under this Lease to the extent the obligations are the same, and in such case Tenant shall neither look to Landlord for performance of such obligations nor seek to hold Landlord liable for performance of such obligations or for the manner of performance of such obligations or for any default in performance or nonperformance of such obligations.
(m)    Whenever, by reason of Tenant’s assumption of all the obligations contained in an Overlease as provided in this Article 32 or otherwise, any provision of the Overlease requires the tenant thereunder to make any payment of any money, including the fixed, base rent payable thereunder, or requires such tenant to take any action within a certain period of time (whether with or without notice), then, notwithstanding that a provision in this Lease calls for such payment to be made or action to be taken at a different time, Tenant shall make such payment to the Overlandlord, Landlord or other appropriate third party or take such action, as the case may be, within the shorter of the time specified in this Lease or the time specified in the Overlease; and if such payment or other action is required to be paid or taken within a specified time period after notice or receipt of an invoice, then upon such notice or upon receipt of such invoice, Tenant shall make such payment or take such other action, as the case may be, no later than five (5) business days prior to the last day of such time period (excluding, however, installments of fixed or base rent or other payments due under the Overleases which shall be paid by Tenant directly to the Overlandlord pursuant to the Overlease).
(n)    Whenever any provision of an Overlease requires the Overlandlord to give notice or submit an invoice to the tenant thereunder and Landlord has received such notice or invoice but the Overlandlord has not given Tenant such notice or invoice directly, then Landlord shall notify Tenant by sending Tenant a copy of said notice or invoice. Such notification by Landlord to Tenant of said Overlandlord’s notice or invoice shall for all purposes hereunder be deemed timely given if sent to Tenant within five (5) business days after receipt by Landlord of the notice from Overlandlord.
(o)    Whenever any provision of an Overlease requires the tenant under the Overlease to obtain the Overlandlord’s consent for any purpose, including obtaining consent prior to the undertaking of an act or proposed act, and Tenant desires such consent, such provision shall for all purposes hereunder be deemed to require the prior written consent of both Overlandlord and Landlord; provided, however, if Landlord is willing to consent, Landlord, at Tenant’s expense, shall cooperate to a reasonable extent with Tenant to obtain the Overlandlord’s consent provided Tenant pays all Landlord’s expenses, including reasonable attorneys’ fees, in Landlord’s extending such cooperation.
(p)    If Tenant contends that Overlandlord is not observing, complying with or performing its obligations under the Overlease, Tenant shall have the right to notify Landlord of a default of the Overlandlord which notice shall specify the nature of such default. Within five (5) business days after its receipt of such notice, Landlord shall give written notice to Overlandlord (in the manner required by the Overlease), which notice shall specify the nature of such claimed

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default in the same manner as was specified in Tenant’s notice to Landlord. Landlord further agrees to extend assistance to and cooperate with Tenant in order to effectuate a cure of any alleged default, provided that all costs and expenses, including reasonable attorneys’ fees, in connection therewith are borne by Tenant. If (i) Tenant shall have given written notice to Landlord of such default by the Overlandlord, as aforesaid, (ii) the Overlease allows withholding of such payments from the Overlandlord and (iii) Landlord consents in writing, Tenant also shall have the right to withhold payments of that portion of the Overlease rent payable to the Overlandlord which is payable by Landlord (as tenant) at that time under the Overlease in accordance with the applicable provision, if any, of the Overlease allowing such withholding of rent. Tenant agrees that it will defend, indemnify and hold harmless the Landlord Indemnified Parties from and against any and all Losses arising from or related to any matter described in this Section 32.01(l).
(q)    Whenever in this Lease rights or privileges are granted to Landlord or Tenant with respect to any matter or thing, such rights or privileges shall be exercisable by Landlord insofar as the same are not inconsistent with, or in violation of, the terms, covenants and conditions of the Overlease with respect to the same matter or thing and the terms, rights and privileges granted to Landlord and Tenant herein, but where the rights and privileges granted by the Overlease to the tenant thereunder exceed the rights and privileges granted in this Lease to Landlord or Tenant, then Landlord or Tenant shall exercise such rights and privileges only to the extent expressly permitted herein if the result of exercising the greater rights or privileges in the Overlease would be detrimental to the other party hereto.
(r)    Subject to the other provisions of this Article 32, if an Overlease would need to be extended by Landlord exercising an extension option in that Overlease in order to match Tenant’s exercise of an Extension Option under this Lease, then, as a condition for Tenant’s Extension Option to be validly exercised under this Lease, Tenant must give Landlord notice of Tenant’s exercise of the Extension Option under this Lease at least thirty (30) days prior to the deadline set forth in the Overlease for validly exercising the extension option under the Overlease, time being of the essence.
(s)    As to each Leasehold Property, upon Tenant’s written notice, Landlord, subject to the proviso in this sentence and subject also to the other provisions and conditions in this Article 32, shall from time to time exercise Landlord’s rights to the extent necessary and to the extent available to Landlord, in order to extend the term of the Overlease applicable to that Leasehold Property until at least the Expiration Date applicable to such Leasehold Property; provided, however Landlord need not (i) exercise its extension rights if on the date Landlord’s notice of extension of the Overlease is to be given to the landlord under an Overlease (each, an “Overlandlord” and collectively, the “Overlandlords”), a Default on the part of Tenant then exists under this Lease, and (ii) exercise the extension of an Overlease until the one hundred eightieth (180th) day prior to the deadline for exercising such Overlease extension pursuant to its terms (or until the first (1st) day that such Overlease extension option may be exercised by Landlord if such date would occur less than one hundred eighty (180) days after the date of Tenant’s notice advising Landlord to exercise the extension option), and Landlord simultaneously provides Tenant with written confirmation of same. In the event Landlord fails to timely exercise the extension option, as provided above, Landlord hereby grants Tenant the right to exercise such extension option on Landlord’s behalf and, in

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furtherance thereof, grants Tenant a limited power of attorney to acknowledge, deliver and execute, on Landlord’s behalf, such documentation as is required to effectuate the exercise of the extension option. Tenant shall provide Landlord with copies of any documentation relating to Tenant’s exercise of an extension option made on Landlord’s behalf. To the extent that the term of any Overlease, as extended, extends beyond the Expiration Date for any Property Location, Landlord, at its sole cost and expense, bears the obligation to pay any rent applicable to such period under the Overlease. If Tenant does not request that Landlord (or Landlord is not required due to Tenant’s Default as described above) to exercise any option available to Landlord to extend the term of an Overlease and Landlord does not, in fact, exercise such extension option, then (i) this Lease shall terminate as to the Leasehold Property, (ii) Landlord and Tenant shall modify this Lease to remove such Leasehold Property that is subject to the Overlease as to which Landlord did not exercise the extension option effective as of the date of expiration of the subject Overlease, without reduction in Base Rent, (iii) following such removal, this Lease shall continue in full force and effect as to the remaining Property Locations, (iv) Tenant shall surrender to Landlord that portion of the Premises upon which the Leasehold Property is located, and (v) Tenant shall have no further responsibility to Landlord with respect to such removed Leasehold Property, except for such indemnity or other provisions of this Lease which may relate to such removed Leasehold Property.
(t)    As to any period before the end of the initial Term of this Lease with respect to any Leasehold Property, Tenant shall have the right to notify Landlord by sending Landlord a written notice stating expressly that Tenant desires Landlord not to exercise an extension option under an Overlease and that Tenant desires the Overlease to expire. The notice must be received by Landlord not less than one hundred twenty (120) days before the last day on which Landlord is required to exercise its extension option under the Overlease, time being of the essence. If Landlord receives such notice, Landlord may either intentionally fail to exercise the Overlease extension option and permit the Overlease to expire, or Landlord may exercise its extension option for Landlord’s own account. In either case, (i) this Lease shall terminate as to such Leasehold Property, (ii) Landlord and Tenant shall modify this Lease to remove such Leasehold Property that is subject to the Overlease effective as of the date of expiration of the subject Overlease or the date the extension period of the Overlease commences, as applicable, without reduction in Base Rent, (iii) following such removal, this Lease shall continue in full force and effect as to the remaining Property Locations, (iv) Tenant shall surrender to Landlord that portion of the Premises upon which the Leasehold Property is located, and (v) Tenant shall have no further responsibility to Landlord with respect to such removed Leasehold Property, except for such indemnity or other provisions of this Lease which may relate to such removed Leasehold Property.
(u)    When Landlord sends a notice to an Overlandlord extending the term of the Overlease, Landlord will send a copy of that notice to Tenant. Within thirty (30) days after receipt by Landlord of a notice from Tenant extending this Lease in accordance with and subject to the provisions and conditions in Sections 32.01(n), (o) and (p), Landlord will send its own extension notice to the Overlandlord (when extension is necessary) extending the Overlease. If Tenant does not receive from Landlord the copy of Landlord’s extension notice to the Overlandlord by the thirtieth (30th) day after the date Tenant had sent its own valid notice to Landlord and also has not received a notice from Landlord disputing Landlord’s duty to exercise an option to extend the

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Overlease, then, in such case, Tenant itself may exercise the extension option under the Overlease, on Landlord’s behalf and acting in place and stead of Landlord, by notice to the Overlandlord.
(v)    If any Overlease does not contain sufficient extension options for Landlord (as tenant thereunder) to be able to keep granting Tenant extensions thereof as to any Leasehold Property to match the term of this Lease with respect to any Leasehold Property or Tenant’s exercise of an extension option in accordance with this Lease with respect to any Leasehold Property, and the leasehold estate of that Leasehold Property shall therefore expire before the then current term of this Lease with respect to such Leasehold Property will have expired, then in each such case (i) that particular Leasehold Property shall no longer be part of the Premises under this Lease, (ii) without liability to Landlord, this Lease shall terminate as to such Leasehold Property, (iii) Landlord and Tenant shall modify this Lease to remove such Leasehold Property that is subject to the expired Overlease effective as of the date of expiration of the subject Overlease, without reduction in Base Rent, (iv) following such removal, this Lease shall continue in full force and effect as to the remaining Property Locations, (v) Tenant shall surrender to Landlord that portion of the Premises upon which such Leasehold Property is located, and (vi) Tenant shall have no further responsibility to Landlord with respect to such removed Leasehold Property, except for such indemnity or other provisions of this Lease which may relate to such removed Leasehold Property.
(w)    Landlord hereby agrees to indemnify, save, protect, defend and hold Tenant harmless from and against any and all actual damages and out-of-pocket costs and expenses (including experts’ and attorneys’ fees) imposed upon or incurred by Tenant as a result of any default under an Overlease on behalf of the tenant thereunder that is directly the result of the actions of Landlord or omissions of Landlord including, but not limited to, (i) a transfer or assignment in breach of an Overlease, or (ii) the failure of Landlord to pay rents and/or other amounts due under an Overlease where an Overlease Reserve has been established for such amounts; provided, however, Landlord hereby agrees to indemnify, save, protect, defend and hold Tenant harmless from and against any and all Losses resulting from the occurrence of an event described in clauses (i) and/or (ii) above.
(x)    Landlord and Tenant hereby acknowledge that Tenant converted Store 141, Burlington, IA, from an Overlease to a Fee Property as of April 1, 2007.
ARTICLE 33.
PROPERTY REMOVALS
On January 2, 2015 with respect to the Property Location, Store No. 34 located at 2602 ShopKo Drive Madison, Wisconsin, and on April 15, 2015 with respect to all the Property Locations described on Exhibit A-8 attached hereto, such Property Locations shall be removed from this Lease (“Removal Properties”) in which event such Removal Properties shall no longer be Property Locations hereunder and Base Rent shall be reduced by the aggregate Base Rent Allocation for such Removal Properties. Landlord or Tenant may require, in its discretion, a written amendment to this Lease, in form and substance reasonably acceptable to the other, further evidencing any such removal, and the other agrees to execute and deliver any such requested amendment within three (3) Business Days following request therefor. Effective as of the removal of any Removal Property from this Lease, Tenant shall have no further obligations or liabilities under this Lease with respect

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to such Removal Property, except those obligations and liabilities that expressly survive as provided in this Lease (including, without limitation, as set forth in Section 7.01 and Section 13.03).
[SIGNATURES CONTAINED ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed as of the date first written above.

LANDLORD:	TENANT:
SPIRIT SPE PORTFOLIO 2006-1, LLC, a Delaware limited liability company	SHOPKO STORES OPERATING CO., LLC, a Delaware limited liability company
By: ________________________	By: ________________________
Name: ________________________	Name: ________________________
Its: ________________________	Its: ________________________
LANDLORD:
SPIRIT SPE PORTFOLIO 2006-2, LLC, a Delaware limited liability company
By: ________________________
Name: ________________________
Its: ________________________

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